UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Linde plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐	Fee paid previously with preliminary materials:
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Making our world more productive

Linde

Delivering Sustainable Value

O_2
H_2
N_2
Ar
H_2

productive

A Message from Our Chairman

Dear fellow shareholders,

On behalf of Linde’s entire Board of Directors, I am pleased to invite you to the 2021 Annual General Meeting of Shareholders (“AGM”) of Linde plc (“Linde” or the “Company”).

COVID-19 Pandemic

Since the Covid-19 pandemic began last year, the Board of Directors has actively monitored ongoing developments, including receiving updates from management at every Board meeting regarding the impact of the pandemic on the Company, its employees, and the communities in which we operate.  Given the current state of affairs, we must continue to adhere to health and safety protocols at this time. Therefore, as we did last year, Linde will hold the 2021 AGM in a virtual meeting format, with an in-person meeting in Ireland, which is subject to change.  The accompanying Notice of the AGM and the proxy statement provide more details regarding potential contingencies and alternatives for the in-person AGM in Ireland.

Director Retirements and New Director Recruitment.

Under the Board’s Director Retirement Policy, five directors will retire from the Board in 2022. Therefore, during 2020, the Governance and Nomination Committee began a comprehensive process to plan for the director retirements and for Board refreshment through the recruitment of new directors to join the Board. The Committee engaged the services of an international recruitment firm and directed that the search be conducted based upon criteria developed and approved by the Committee. These include the key elements of Board diversity contained in our Corporate Governance Guidelines. The process is ongoing, and the Committee expects to be able to successfully recruit directors to join the Board no later than 2022.

Other 2020 Key Board Actions

The Board and its committees undertook the following key actions during 2020:

•

Exercised oversight of the Company’s capital allocation strategy, with a focus on investment for future growth and appropriate shareholder distribution levels. This included a 10% increase in the 2021 cash dividend, a new $5 billion stock repurchase program (approved in January 2021), and the approval of large capital projects that will provide future revenue streams.

•	Conducted the annual enterprise risk assessment and multiple strategic business reviews throughout the year.

•	Undertook talent reviews and senior management succession planning, and appointed Sanjiv Lamba as the Company’s first Chief Operating Officer.

Environmental and Social Responsibility

Sustainability and overall corporate social responsibility are important to Linde and its investors, and, these will remain primary areas of focus for the Board. The Board and its committees are actively involved in providing oversight and counsel to management on these matters, including reviewing the Company’s clean hydrogen strategy and monitoring progress against our targets for the reduction of greenhouse gas emissions.  As a steward of sustainability, we look forward to playing an active role in the transition to clean energy. I encourage you to read our Sustainable Development Report available on Linde’s website.

The Board thanks you for your continuing support and confidence in Linde.

Regards,

Wolfgang Reitzle

Chairman of the Board

Notice of 2021 Annual General Meeting of Shareholders

Dear Shareholder:

The Annual General Meeting (“AGM”) of Shareholders of Linde plc (“Linde” or the “Company”) will be held at 1:00 PM Irish time (8:00 AM Eastern Daylight Time in the U.S.) on Monday, July 26, 2021 by: (a) a VIRTUAL meeting format accessible at www.virtualshareholdermeeting.com/LIN2021 that all shareholders are urged to participate in to support the health and safety of the Company’s shareholders, employees, directors and others in light of the ongoing effects of the COVID-19 pandemic; and (b) through an in-person meeting format, as required by Irish law, at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland.  However, as discussed below, this in-person meeting format will be subject to COVID-19 safety guidelines and legislation in effect in Ireland at the date of the AGM, which may result in the cancellation of the in-person meeting format and/or significant attendance restrictions.

The AGM will be held for the following purposes:

1.	By separate resolutions, to re-appoint the twelve director nominees described in the proxy statement.
2.

To (a) ratify, on an advisory and non-binding basis, the appointment of PricewaterhouseCoopers (“PwC”) as independent auditor of the Company and (b) to authorize the Board, acting through the Audit Committee, to determine PwC’s remuneration.

3.	To approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as required under applicable U.S. law and U.S. Securities and Exchange Commission rules.
4.	To approve, on an advisory and non-binding basis, a Directors’ Remuneration Policy as required under Irish law.
5.

To approve, on an advisory and non-binding basis, the Directors’ Remuneration Report (excluding the Directors’ Remuneration Policy) as set forth in the Company’s IFRS Annual Report for the financial year ended December 31, 2020, as required under Irish law.

6.	To approve the 2021 Linde plc Long Term Incentive Plan.
7.	To determine the price range at which the Company can re-allot shares that it acquires as treasury shares under Irish law.
8.	To conduct such other business as may properly come before the meeting.

Potential Impact of the COVID-19 Pandemic on the Annual General Meeting

Linde is monitoring coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities in Ireland and the Irish legal requirements for holding an in-person meeting. The health and well-being of Linde’s shareholders is a high priority.  If the Company determines that it is not possible or advisable to hold the AGM in person, or if

Linde plc  |  1

Irish law permits the AGM to be held in a virtual format only, Linde will announce alternative arrangements for the in-person meeting format in Ireland, which may include a change in the meeting location and/or cancelling the in-person meeting and holding the meeting solely by means of remote electronic communication.  Linde will announce any such change and the details on how to participate by press release, which will be available on Linde’s website at https://www.linde.com/news-media/press-releases and filed with the Securities and Exchange Commission as additional proxy materials.  If you are planning to attend the in-person meeting in Ireland, please check the website prior to the meeting date.

This Proxy Statement and a form of proxy are being distributed to shareholders on or about April 29, 2021.  Only holders of record of Linde ordinary shares at the close of business on April 28, 2021 will be entitled to notice of the meeting or any adjournment or postponement thereof.  Pursuant to section 1105(2) of the Irish Companies Act 2014, only holders of record of Linde ordinary shares at 1:00 p.m. Irish time on July 24, 2021 will be entitled to attend, speak, ask questions and vote at the meeting in respect of the number of shares registered in their name at that time.

It is important that your shares be represented and voted at the meeting.  Any shareholder entitled to attend, speak, ask questions and vote at the meeting, may exercise his or her right to vote by appointing a proxy or proxies to attend and vote on his or her behalf.  A shareholder may appoint the persons named in the proxy card provided or another person, who need not be a shareholder of the Company, as a proxy, by electronic means or in writing, to vote some or all of their shares.  Appointment of a proxy does not preclude members from attending, speaking and asking questions at the meeting should they subsequently wish to do so.  Please note that proxies may be required to provide identification to attend the meeting.

Whether or not you expect to attend the AGM virtually or in person, please promptly provide your proxy either online or by telephone, as further explained in the accompanying proxy statement, or by filling in, signing, dating and promptly mailing a proxy card.  We recommend that you review the further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under “Information About the Annual General Meeting and Voting” on page 92 of the proxy statement.

Please be aware that, if you own shares in a brokerage account, you must instruct your broker on how to vote your shares.  Without your instructions, New York Stock Exchange rules do not allow your broker to vote your shares on any of the proposals except those identified herein.  Please exercise your right as a shareholder to vote on all proposals, including the re-appointment of the director nominees, by instructing your broker by proxy.

By Order of The Board of Directors

Prof. Dr. Wolfgang H. Reitzle,
Chairman of the Board

April 29, 2021

  2  |  Linde plc

Proxy Statement Highlights

Proxy Statement Highlights

This summary highlights selected information in this Proxy Statement.  Please review the entire document before voting.

Annual General Meeting of Shareholders of Linde plc

Date	Time	Format/Location	Attendance
Monday, July 26, 2021	1:00 PM Irish time (8:00 AM Eastern Daylight Time in the U.S.)	Virtual Meeting: www.virtualshareholdermeeting.com/LIN2021	See “Attending the Annual General Meeting” on page 95 for instructions on how to attend the AGM through the virtual meeting format and at the in-person meeting.
In-Person: Offices of Arthur Cox LLP Ten Earlsfort Terrace Dublin 2, DO2 T380, Ireland

Please see the notice above regarding a potential change to the in-person meeting place in Ireland and/or the cancellation of holding the in-person meeting format as a result of the COVID-19 pandemic.

Proposals

Proposal		Board Voting Recommendation	Explanation of Proposal and Reason(s) for Board Recommendations	Further Information (page)
1.	By separate resolutions, to re-appoint the twelve director nominees described in the proxy statement	FOR each nominee	Directors must be reelected to the Board annually. Linde’s nominees are seasoned leaders who bring a mix of skills and qualifications to the Board.	36
2.	(a) To ratify, on an advisory and non-binding basis, the appointment of PwC as the independent auditor of the Company and (b) to authorize the Board, acting through the Audit Committee, to determine PwC’s remuneration	FOR FOR	Based on its recent evaluation, Linde’s Audit Committee believes that the retention of PricewaterhouseCoopers as the Auditor for 2021 is in the best interests of the Company and its shareholders. The Company requests shareholders’ non-binding ratification of the Auditor’s retention and the authorization for the Audit Committee to determine the Auditor’s remuneration.	41
3.	To approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as required under applicable U.S. law and SEC rules	FOR	Shareholders must vote annually on whether to approve the compensation paid to Linde’s five most highly compensated executive officers (“Say-On-Pay” vote). Linde’s executive compensation program reflects its commitment to paying for performance. This vote is required under applicable U.S. law and SEC rules.	77
4.	To approve, on an advisory and non-binding basis, a remuneration policy for the Company’s Directors as required under Irish law	FOR	Shareholders’ must vote at least once every four years, and sooner if there is a material change in the policy, on whether to approve the Directors’ Remuneration Policy. The proposed policy is included in Appendix 1 to this Proxy Statement. This vote is required under Irish law.	78

Linde plc  |  3

Proxy Statement Highlights

5.	To approve, on an advisory and non-binding basis, the Directors’ Remuneration Report for the financial year ended December 31,2020, as required under Irish law	FOR	In accordance with European Union law as implemented in Ireland, Shareholders’ must vote annually on the Directors’ Remuneration Report. Linde’s Directors’ Remuneration Report for the year ended December 31, 2020 is included in the 2020 IFRS Annual Report and in Appendix 2 to this Proxy Statement. This vote is required under Irish law. As this Report applies to Linde Directors only, it is distinguished from our non-binding advisory vote in respect of the compensation for the Company’s named executive officers in voting item 3 as required under U.S. laws and SEC rules.	79
6.	To approve the 2021 Linde plc Long Term Incentive Plan	FOR	The Board requests shareholder approval of the new 2021 Linde Long Term Incentive Plan. This plan will replace the existing long-term incentive plan that will not have sufficient shares remaining to provide awards of stock-based incentive compensation after 2021.	80
7.	To determine the price range at which the Company can re-allot shares that it acquires as treasury shares under Irish law	FOR	The Board has authorized the Company’s share repurchase programs and believes that such programs enhance shareholder value as a means of returning capital to shareholders. Repurchased shares are held as treasury shares until they are either cancelled or used to fund employee and Director stock compensation awards. Irish law requires periodic shareholder approval of the price range at which treasury shares may be re-allotted for these purposes.	90

How to Vote

Your vote is important. You are eligible to vote if you are a shareholder of record at 1:00 p.m. Irish time on July 24, 2021.  Even if you plan to attend the meeting, please vote as soon as possible using one of the following methods. In all cases, you should have your proxy card in hand.

Your Vote is Important	Online	By Phone	By Mail	In person

	Before the meeting: www.proxyvote.com During the meeting: By attending through the virtual meeting format at www.virtualshareholdermeeting.com/LIN2021	1-800-690-6903	Fill out your proxy card and submit via mail	Attend in person in Ireland at the above time and location. Please bring a photo ID.

  4  |  Linde plc

Proxy Statement Highlights

2020 Business Performance Highlights

2020 Business Performance Highlights

2020 Year in Review

Despite a year impacted by COVID-19, Linde again delivered strong financial results. Excluding the effects of currency, earnings per share grew 13% while sales were down 2%. Gross operating cash flow grew 21% and the Company returned $4.4 billion to shareholders in the form of dividends and share repurchases. Return on capital, the most important metric for a capital-intensive business, grew 180 basis points to 13.4%. Based on the Company’s ability to expand free cash flow during the most challenging economic conditions, Linde increased its dividend by another 10%-representing the 28th consecutive year of dividend increases. These results are a testament to Linde’s ability to outperform in any macro-economic environment.

Financial highlights

•	Operating margin expanded by 260 basis points to 21.3%(a)
•	Earnings per share increased by 13%, following a 23% increase in 2019(a)
•	After-tax return on capital increased by 180 basis points to 13.4%(a)
•	Operating cash flow increased 21% to $7.4 billion
•	Backlog of over $8 billion providing a strong growth foundation for the next several years

Business highlights

•	Maintained best in class safety performance, despite challenging environment
•	Homecare business became a second line of defense, treating more than 100,000 COVID-19 patients
•	Installed equipment for emergency and temporary care facilities and increased supply of oxygen to communities
•	Made significant progress on the clean hydrogen initiative, forming a dozen partnerships with fuel cell electric vehicle manufacturers, energy companies and renewable power producers
•	Signed ground-breaking projects in the U.S., China, South Korea and Germany to serve heavy duty clean energy mobility applications
•	Developed new applications to help customers address their carbon emissions
•	Reduced greenhouse gas intensity by 16%; on track to meet overall 35% reduction goal by 2028(b)
•	Included in the Dow Jones Sustainability World Index for 18th consecutive year
•	Expanded Global Giving program to over $10 million
•	Continued to prioritize inclusivity; on track to exceed gender diversity goal of 30% female employees by 2030

(a)

Adjusted operating margin, earnings per share and after-tax return on capital are non-GAAP measures.  Adjusted operating margin and earnings per share amounts are reconciled to reported amounts in the “Non-GAAP Financial Measures” Section in Item 7 of the Linde plc 2020 Form 10-K.  For definition of after-tax return on capital and reconciliation to GAAP please see the “Non-GAAP Measures and Reconciliations” set forth in the financial tables that are included as an appendix to the 4th quarter and full year 2020 earnings press release that was furnished in the Linde plc Form 8-K filed on February 5, 2021.

(b)	Million tons of Co2 equivalent divided by adjusted EBITDA

Linde plc  |  5

Proxy Statement Highlights

2020 Business Performance Highlights

Returned $4.4 billion to shareholders

•	Dividend increased by 10%
•	Share repurchases, net of issuances, in the amount of $2.4 billion
•	Total shareholder return for 2020 was 25.4%

The graph below compares the most recent five-year cumulative returns of the common stock of Praxair, the Company's predecessor, through October 31, 2018 (the date of the closing of the Praxair-Linde AG Business Combination) and Linde's ordinary shares from October 31, 2018 through December 31, 2020 with those of the Standard & Poor’s 500 Index ("SPX") and the S5 Materials Index ("S5MATR") which covers 22 companies, including Linde. The figures assume an initial investment of $100 on December 31, 2015 and that all dividends have been reinvested.

	2015	2016	2017	2018	2019	2020
LIN	$100	$117	$159	$164	$228	$286
SPX	$100	$112	$136	$131	$172	$203
S5MATR	$100	$117	$145	$123	$154	$186

  6  |  Linde plc

Proxy Statement Highlights

Board and Governance Highlights

Board and Governance Highlights

Corporate Governance Highlights

Linde plc has a strong corporate governance structure that compares favorably to that of other large public companies and to the standards of recognized governance organizations.  A summary of the key aspects of Linde plc’s corporate governance structure is set forth below, followed by a more detailed discussion of certain governance matters.

Board and Governance Information
Size of Board	12	Annual Board and Committee Evaluations	Yes
Number of Independent Directors (excludes CEO)	11 92%	Limits service on other Boards for Directors (4 other public company Boards) Limits service on other Boards for CEO (2 other public company Boards)	Yes Yes
Split Chairman and CEO	Yes	Succession Planning Process	Yes
Board Committees (Audit, Compensation, Nomination and Governance and Executive)	4	Board Risk Oversight	Yes
Board Meetings	5	Code of Conduct for Directors, Officers and Employees	Yes
Annual Election of Directors	Yes	Stock Ownership Guidelines for Directors and Executive Officers	Yes
Mandatory Retirement Age	72*	Anti-Hedging and Pledging Policies	Yes
Board Diversity – three women, one African American Director	Yes	Clawback Policy	Yes
Majority Voting in Director Elections	Yes	Rights Agreement (Poison Pill)	No
Proxy Access	Yes	Board Sustainability Oversight	Yes
		Shareholders May Call Special Meetings	Yes
*	Mandatory retirement age waived during first three years after Praxair-Linde AG Business Combination closing in October, 2018 (the “Integration Phase”) to ensure continuity.

Public Company Legal and Regulatory Framework

Linde plc is incorporated in Ireland and is subject to Irish corporate law pursuant to the Irish Companies Act 2014.  In addition, Linde plc ordinary shares are listed and trade on the New York Stock Exchange (“NYSE”) and the Frankfurt Stock Exchange (“FSE”).  Linde plc’s primary governance obligations arise from its designation as a domestic issuer for NYSE purposes and, as such, the Company is subject to the corporate governance rules of the NYSE, requiring it to adopt certain governance policies (which the Company has complied with), and to the reporting and other rules of the United States Securities and Exchange Commission (the “SEC”) requiring it to file Forms 10-K, 10-Q, 8-K, proxy statements and other public company reports.  The Company is also subject to applicable laws of the European Union.

Linde plc  |  7

Proxy Statement Highlights

Board and Governance Highlights

Board of Directors and Nominees

The following twelve persons currently serve on the Board of Directors and have been nominated for re‑appointment to serve until the 2022 annual general meeting of shareholders and the election and qualification of their successors.

Name	Age	Director	Background	Independent		Current	Other Current Public
		Since (1)		Yes	No	Committee Memberships (2)	Company Boards
Prof. Dr. Wolfgang H. Reitzle	72	2018	Chairman of the Board; retired President and Chief Executive Officer of Linde AG and former Chairman of the Supervisory Board of Linde AG	X		Chairman of EX	• Axel Springer SE • Continental AG
Stephen F. Angel	65	2018	Chief Executive Officer; former Chief Executive Officer and Chairman of the Board of Praxair, Inc.		X	EX	• PPG Industries, Inc.
Prof. DDr. Ann-Kristin Achleitner	55	2018	Scientific Co-Director, Center for Entrepreneurial and Finance Studies, Technical University Munich, Germany	X		CC, NG	• Münchener Rückversicherungs-Gesellschaft AG
Prof. Dr. Clemens A. H. Börsig	72	2018	Former Executive Vice President & Chief Financial Officer and former Chairman of the Supervisory Board of Deutsche Bank AG	X		Chairman of AC, NG	• Daimler AG • Emerson Electric Company
Dr. Nance K. Dicciani	73	2018	Former President & Chief Executive Officer of Honeywell Specialty Materials	X		AC, CC	• AgroFresh Solutions, Inc. • Halliburton Company • LyondellBasell Industries
Dr. Thomas Enders	62	2018	Former Chief Executive Officer & Member of Executive Committee, Airbus SE	X		AC, EX	• Knorr-Bremse AG • Lufthansa Group
Franz Fehrenbach	71	2018	Managing Partner of Robert Bosch Industrietreuhand KG; Chairman of the Supervisory Board of Robert Bosch GmbH	X		CC, NG	• Robert Bosch GmbH • STIHL AG • BASF SE
Edward G. Galante	70	2018	Former Senior Vice President and a member of the Management Committee of ExxonMobil Corporation	X		Chairman of CC, AC	• Celanese Corporation • Clean Harbors, Inc. • Marathon Petroleum
Larry D. McVay	73	2018	Principal of Edgewater Energy, LLC; former Chief Operating Officer of TNK-BP Holding	X		AC, NG	• Callon Petroleum Company
Dr. Victoria E. Ossadnik	52	2018	Management Board member of E. ON SE	X		AC, CC	• Commerzbank AG (until May 2021)
Prof. Dr. Martin H. Richenhagen	68	2018	Former Chief Executive Officer, President and Chairman of the Board of AGCO Corporation	X		CC, NG	• PPG Industries, Inc.
Robert L. Wood	67	2018	Partner, The McChrystal Group; Former Chairman, President & Chief Executive Officer of Chemtura Corporation	X		Chairman of NG, EX	• MRC Global Inc. • Univar Inc.

(1)	Each director joined the Board in connection with the Praxair-Linde AG Business Combination in October 2018.
(2)	Committees: AC means Audit Committee; CC means Compensation Committee; EX means Executive Committee; NG means Nomination and Governance Committee

  8  |  Linde plc

Proxy Statement Highlights

Compensation Highlights

Compensation Highlights

Alignment of Executive Compensation Programs with Linde Business Objectives

The Compensation Committee seeks to achieve its executive compensation objectives by aligning the design of the Company’s executive compensation programs with the Company’s business objectives ensuring a balance between financial and strategic non-financial goals.

FINANCIAL BUSINESS OBJECTIVES: Achieve sustained growth in profitability and shareholder return resulting in robust cash flow to fund capital investment growth opportunities, dividend payments and share repurchases.

•	Annual performance-based variable compensation earned by meeting or exceeding pre-established financial goals.
•	Annual grants of performance share units that vest based upon performance results over three years.
•	Annual grants of stock options, the value of which is directly linked to the growth in the Company’s stock price.

•	Annual grants of restricted stock units with three-year cliff vesting and value based on the Company’s stock price.

STRATEGIC BUSINESS OBJECTIVES: Maintain world-class standards in safety, environmental responsibility, global compliance, strategic positioning, productivity, talent management, and financial controls.

•	Annual payout of variable compensation is impacted by non-financial performance in these areas.

Attract and retain executives who thrive in a sustainable performance-driven culture.

•	A competitive compensation and benefits program regularly benchmarked against peer companies of similar size in market cap, revenue and other financial metrics and business attributes.
•	Realized compensation that varies with Company performance, with downside risk and upside opportunity.

Best Practices Supporting Executive Compensation Objectives

What We Do:

✓Link a substantial portion of total compensation to Company performance:

✓Annual variable compensation awards based principally upon performance against objective, pre-established financial goals

✓Equity grants consisting largely of performance share units and stock options, focused on longer term shareholder value creation

✓Set compensation within competitive market ranges

✓Require substantial stock ownership and retention requirements for officers

✓Limit perquisites and personal benefits

✓Have a clawback (“recapture”) policy that applies to performance-based cash awards and equity grants, including gains realized through exercise or sale of equity securities

What We Do Not Do:

X Guarantee bonuses for executive officers

X Allow pledging or hedging of Company stock held by officers

X Pay tax “gross-ups” on perquisites and personal benefits unless related to international assignment benefits that are available to employees generally

X Include the same metrics in the short- and long-term incentive programs

X Allow backdating or repricing of stock option awards

X Accrue dividends or dividend equivalents on unvested PSU and RSU awards

X Include an excise tax “gross-up” provision in any change-in-control arrangements

X Accelerate equity award vesting upon change-in-control except for one-time equity awards made to legacy Linde AG NEOs in connection with the Praxair-Linde AG merger

Linde plc  |  9

Corporate Governance and Board Matters

Linde’s Corporate Governance Framework

Corporate Governance and Board Matters

Linde’s Corporate Governance Framework

Linde operates under Corporate Governance Guidelines which are posted at Linde’s public website, www.linde.com in the About Linde/Corporate Governance section.  Consistent with those guidelines, the charters of the various Board committees and Linde’s Constitution, the Board has adopted the following policies and practices, among others:

Director Independence

The Board has adopted independence standards for service on Linde’s Board of Directors which are posted at Linde’s public website referenced above.  The Board has applied these standards to all of the non-management directors (all directors are non-management except for Mr. Angel, the Company’s Chief Executive Officer), and has

determined that each qualifies as independent.  The Board is not otherwise aware of any relationship with the Company or its management that could potentially impair the independent judgment of these directors.  See also related information in this Proxy Statement under the caption “Certain Relationships and Transactions.”

Board Leadership

As set forth under the Corporate Governance Guidelines, the Board believes that the best leadership model for the Company at this time is that the position of the Chairman of the Board should be separate from that of the Chief Executive Officer.  In addition, there are practices and policies designed to assure effective independence in the Board’s oversight, advice and counsel of management.  The Nomination and Governance Committee (consisting entirely of independent directors) periodically examines the Board leadership structure as well as other governance practices and conducts an annual assessment of Board and Committee effectiveness.  The Nomination and Governance Committee has determined that the present leadership structure is effective and appropriate.  The Board believes that at this time the substantive duties of the Chairman are best performed by a director other than the CEO but that the Chairman should work collaboratively with the CEO who has the day-to-day familiarity with the business issues confronting the Company and an understanding of the specific areas in which management seeks advice and counsel from the Board.  The designated responsibilities of the

Chairman are set forth in the Board’s Corporate Governance Guidelines and include:

•	serving as chairman of the meetings of the Board and all meetings of the independent directors;
•	having the authority to call meetings of the Board;
•	serving as a liaison between the Board and the CEO;
•	being available to consult with the CEO about the concerns of the Board;
•	approving the Board meeting agendas and related information sent to the Board;
•	approving the Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	being available for consultation and direct communication with major shareholders if requested; and
•	coordinating an annual performance review of the CEO with input from the Compensation Committee and the other independent directors.

  10  |  Linde plc

Corporate Governance and Board Matters

Linde’s Corporate Governance Framework

Board Role in Risk Oversight

At least annually, the Board reviews the Company’s risk identification, assessment and management processes and the guidelines and policies by which key risks are managed.  As part of that review, the Board discusses (1) the key enterprise risks that management has identified, (2) management accountability for managing or mitigating each risk, (3) the steps being taken to manage each risk, and (4) which Board Committees will oversee each risk area on an ongoing basis.

The risk factors disclosed in Item 1A of the Company’s Form 10-K and Annual Report illustrate the range of the risks faced by a global industrial company and help explain the need for strong Board Committee oversight of the management of risks in specific subject areas.  Each Committee’s calendar of recurring meeting agenda topics addresses risk areas pertinent to the Committee’s subject-matter responsibilities.  These areas include: financing and currency exchange risks (Audit Committee); compensation risks, and executive development and retention (Compensation Committee); regular review of the Board’s governance practices (Nomination and Governance Committee); and internal controls, investigations, and integrity standards compliance (Audit Committee).  Other risk areas are regularly reviewed by the full Board.  These include: safety and environmental risk (covered at each Board meeting), economic, market and competitive risk (part of business operating reports at each Board meeting, and the annual operating and strategic reviews), cyber security, and global compliance risks (supplementing reporting within the Audit Committee).  In addition, risk identification and assessment is integrated into Board decision-making with respect to capital projects and acquisitions, entry into new markets, financings, and cash flow analysis, among other matters.  In Committee meetings and full Board deliberations, each director brings his or her particular operating, financial, management development, and other experiences and expertise to bear in assessing management’s response to specific risks and in providing advice and counsel with respect to risk mitigation and management.

Board Oversight of Business Strategy

Each year, the Board conducts a comprehensive long-term strategic review of the Company’s outlook and business plans and provides advice and counsel to management regarding the Company’s strategic issues.  This process involves engagement by all Board members and senior management.  The Board performs a detailed review of management’s proposed strategy for each of the key business units, which is designed to drive profitable growth over the near-and long-term independent of the macro environment and drive long-term shareholder value creation.

Board Effectiveness Assessment

The Board assesses its effectiveness annually under a process determined by the Nomination and Governance Committee.  Typically, this assessment includes each non-management director completing written questionnaires that are used to evaluate the Board’s effectiveness in the areas of Performance of Core Responsibilities, Decision-Making Support, the Quality of Deliberations, Director Performance, and Committee Functions, as well as consideration of additional Board practices and policies recommended as best practices by recognized governance authorities.  Similarly, each Committee annually assesses its effectiveness in meeting its oversight responsibilities under its charter from the Board.  The Nomination and Governance Committee reviews the results of the written assessments, provides the results to all Board members, and the Chairman may conduct a discussion of the results in an executive session of the non-management directors. Subsequently, the Nomination and Governance Committee may recommend certain actions be taken to enhance the operations and effectiveness of the Board and its committees.

Linde plc  |  11

Corporate Governance and Board Matters

Linde’s Corporate Governance Framework

The Nomination and Governance Committee conducted the assessment process in 2020. The results were very favorable, and the Committee concluded that the Board and its committees are functioning properly and efficiently and are performing the core responsibilities of the Board generally and that the committees are meeting their key charter responsibilities.

Governance Practices Review

In addition to leading the annual Board and Committee effectiveness assessment referred to above, the Nomination and Governance Committee annually reviews the Company’s governance practices (which may include an outside expert) and updates those practices as it deems appropriate.  The Committee considers, among other things, the results of the Board and

Committee effectiveness assessments, developments in Irish company law, federal laws and regulations promulgated by the SEC, applicable public company and related standards of the European Union (“EU”), and the views and standards of recognized governance authorities and institutional investors.

Succession Planning and Personnel Development

In addition to periodic senior management talent and succession reviews conducted by the Board, the Compensation Committee conducts an annual Succession Planning and Personnel Development session to which all Board members are invited and at which executives are evaluated with respect to their potential for promotion into senior leadership positions, including that of the CEO.  In addition, a wide variety of executives are introduced to the Board by way of Board and Committee presentations, and directors have unrestricted access to a broad cross-section of managers and high potential employees.

Mandatory Director Retirement

The Board’s policy is that a director who has attained the age of 72 may not stand for re-election at the next annual shareholders’ meeting.  However, for the three-year period following the closing of the Praxair-Linde AG business combination on October 31, 2018 (the “Integration Phase”), this retirement requirement does not apply to the directors (including their replacements) who began to serve on the Board in October 2018 to ensure continuity.

As required by this policy, five directors will retire from the Board of Directors in 2022. Therefore, beginning in 2020, the Board, through the Nomination and Governance Committee, began a comprehensive review and planning process for such retirements and commenced new director recruitment (See “Director & Nominee Selection Criteria-Director Retirement and Recruitment” below).

Limits to Service on Other Boards

The Board’s policy is that a non-management director may not serve on more than four additional public company boards, and the CEO may not serve on more than two additional public company boards.

Also, a member of the Audit Committee may not serve on more than two additional public company audit committees unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.  If the Board so determines, it will disclose such determination in the Company’s annual proxy statement

  12  |  Linde plc

Corporate Governance and Board Matters

Linde’s Corporate Governance Framework

Shareholder Outreach and Communications with the Board

The Company has a robust shareholder outreach program which ensures that the Board and management remain responsive to shareholder concerns.  This includes ongoing interaction between Investor Relations and major institutional investors, as well as an extensive shareholder outreach program that is conducted annually. In addition, the Board has established procedures to enable a shareholder or other interested party to direct a communication to the Board of Directors.  Such communications may be confidential or anonymous and may be communicated by mail, e-mail, or telephone.  Information on how to submit communications, and how they will be handled, is included at www.linde.com in the About Linde/ Corporate Governance section.

Director Attendance at Board and Committee Meetings and the Annual Shareholders Meeting

Absent extenuating circumstances, each member of the Board is expected to attend all meetings of the Board, all meetings of each Committee of which he or she is a member, and the Annual General Meeting of Shareholders.  Director meeting attendance is one of the factors that the Nomination and Governance Committee considers in determining whether to re-nominate an incumbent director for election at the Annual General Meeting.

All members of the Board attended the 2020 AGM.

Business Integrity and Ethics

Linde’s Board of Directors has adopted a Code of Business Integrity that is posted on Linde’s public website, www.linde.com, in the About Linde/Corporate Governance section and is available in print to any shareholder who requests

it.  This Code of Business Integrity applies to Linde’s directors and to all employees, including Linde’s CEO, CFO, Chief Accounting Officer and other officers.

Director Election by Majority Vote and Resignation Policy

Linde’s Constitution requires directors to be elected annually and that a director nominee must receive a majority of the votes cast at an annual general meeting in order to be elected (meaning a greater number of “for” votes than “against” votes) in an uncontested election of directors.  The Board’s Tenure and Resignation Policy requires that any director nominee who is then serving as a director must tender his or her resignation if he or she fails to receive this majority vote.  The

Nomination and Governance Committee of the Board would then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken.  The Board would take action on the Committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

Proxy Access

Linde’s Constitution provides that a shareholder, or a group of up to 20 shareholders, who have owned at least 3% of the Company’s outstanding ordinary shares continually for at least three years, may nominate persons for election as directors and have these nominees included in the

Company’s proxy statement.  The shareholders or group must meet the requirements in the Company’s Constitution.  The number of nominees is generally limited to the greater of two persons or 20% of the number of directors serving on the Board.

Linde plc  |  13

Corporate Governance and Board Matters

Linde’s Corporate Governance Framework

Shareholder Rights Agreements

The Company does not have a Shareholder Protection Rights Agreement (sometimes referred to as a “Poison Pill”).  It is possible for Linde plc to adopt a shareholder rights agreement in certain circumstances.  As Linde plc is an Irish public company with securities admitted to trading on NYSE and the Frankfurt Stock Exchange, it is subject to the Irish Takeover Panel Act, 1997 Takeover Rules 2013, which govern certain aspects of the manner in which a takeover offer can be made for shares in Linde plc.  If an offer has been made or is deemed to be imminent, Linde plc is prevented from engaging in frustrating action.  The adoption of a shareholder rights agreement would constitute frustrating action, meaning that it could only be adopted on a “clear day” where no such offer is anticipated.

Corporate Governance and Board Matters

Linde’s Corporate Governance Framework

Extraordinary General Meetings of Shareholders

Shareholders of the Company holding not less than 5% of the paid up share capital of the Company may call an extraordinary general meeting of shareholders in accordance with the provisions set forth in Linde’s Constitution.

Director Stock Ownership Guidelines

The Board’s policy is that non-management directors must acquire and hold the Company’s ordinary shares equal in value to at least five times the base compensation retainer awarded in the form of equity or equity-based awards.  Directors have five years from their initial election to meet this guideline.  All non-management directors have met this guideline or are within the five-year transition period afforded to them to do so.  See the section titled “Information on Share Ownership” in this Proxy Statement.

Executive Stock Ownership and Shareholding Policy

The Board believes that it is important for executive officers to acquire a substantial ownership position in Linde.  In this way, their interests are more closely aligned with those of shareholders.  Significant stock ownership ensures that executives manage Linde as equity owners.

Accordingly, a stock ownership and shareholding policy has been established for the Company’s executive officers that requires them to own a minimum number of ordinary shares equal or greater in value to a multiple of their base salary, as set forth below.  Individuals must meet the applicable ownership level within five years after first becoming subject to the guidelines by acquiring at least 20% of the required level of stock ownership each year.  Until the stock ownership requirement is met, executive officers (i) may not sell, transfer or otherwise dispose of any of their Linde ordinary shares and (ii) must retain and hold all Linde ordinary shares acquired from all equity incentive awards, net of shares withheld for taxes and option exercise prices, including performance share unit awards, restricted stock unit awards and stock options.

Set forth below is the stock ownership required by the policy expressed as a multiple of base salary for each executive officer position.  As of the date of this Proxy Statement, all covered individuals are in compliance with this policy.  Stock ownership of the Named Executive Officers can be found in the table presented under the section titled “Information on Share Ownership.”

Share ownership as a multiple of base salary
Chief Executive Officer	6X
Chief Financial Officer	3X
Other Executive Officers	3X

  14  |  Linde plc

Corporate Governance and Board Matters

Linde’s Corporate Governance Framework

Hedging, Pledging and Similar Transactions Prohibited. The purpose of the Director and Executive Stock Ownership Policies is to ensure that directors and executive leaders will have a meaningful ownership stake in Linde so that their interests will be aligned with shareholder interests. Any investment activities intended to reduce or eliminate the economic risk that ordinarily accompanies such ownership would defeat this purpose. Therefore, directors and executive leaders may not engage in hedging transactions related to Linde’s stock that would have the effect of reducing the economic risk of their holding Linde stock. This prohibition applies to any Linde stock that a director or executive leader beneficially owns, regardless of whether he/she has fulfilled all or any part of the total stock ownership requirement as set forth above.  For example, a director or executive leader may not purchase a “put option” on Linde stock or on certain derivative market instruments of which Linde is a significant component (more than 5%).

Directors and executive leaders also may not pledge or otherwise encumber Linde stock that they own.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Code of Business Integrity (“Ethics Policy”) prohibits employees, officers and Board members from having a personal, financial or family interest that could in any way prevent the individual from acting in the best interests of the Company (a “conflict of interest”) and provides that any conflict of interest waiver relating to Board members or executive officers may be made only after review and approval by the Board upon the recommendation of its Audit Committee.  In addition, the Board’s Corporate Governance Guidelines require that any “related party transaction” by an executive officer or director be pre-approved by a committee of independent and disinterested directors.  For this purpose, a “related party transaction” means any transaction or relationship that is reportable under Regulation S-K, Item 404, of the Securities and Exchange Commission (“SEC”) or that, in the case of a non-management director, would violate the Board’s independence standards.

Reporting and review procedures. To implement the foregoing policies, the Audit Committee has adopted a written procedure for the Handling of Potential Conflicts of Interests which specifies a process for the referral of potential conflicts of interests to the Board and standards for the Board’s evaluation of those matters.  This policy applies to any transaction or relationship involving an executive officer, a member of the Board of Directors, a nominee for election as a director of the Company, or a family member of any of the foregoing which (1) could violate the Company’s Ethics Policy provisions regarding conflicts of interest, (2) would be reportable under the SEC’s disclosure rules, or (3) in the case of a non-management director, would violate the Board’s independence standards.

Under this procedure, potential conflicts of interest are reported to the Corporate Secretary for preliminary analysis to determine whether referral to the Audit Committee is appropriate.  Potential conflicts of interest can be self-identified by the director or executive officer or may arise from internal audits, the integrity hotline or other referrals, or through periodic due diligence conducted by the Corporate Secretary’s office.  The Audit Committee then examines the facts and circumstances of each matter referred to it and makes a final determination as to (1) whether the transaction or relationship would (or does) constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, and (2) whether the transaction or relationship should be approved or ratified and the conditions, if any, of such approval or ratification.  In determining whether a transaction or relationship constitutes a violation of the conflicts of interest provisions of the Company’s Ethics Policy, the Audit Committee considers, among other factors, the materiality of the transaction or relationship to the individual’s personal interest, whether the individual’s personal interest is materially adverse to or competitive with the interests of the Company, and whether the transaction or relationship materially interferes with the proper performance of the individual’s duties or loyalty to the Company.  In determining whether to approve or ratify a transaction or relationship, the Audit Committee considers, among other factors, whether the matter would constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, whether the matter would violate the NYSE listing standards, the expected practical impact of the transaction or relationship on the individual’s

Linde plc  |  15

Corporate Governance and Board Matters

Linde’s Corporate Governance Framework

independence of judgment or ability to act in the best interests of the Company, the availability, practicality and effectiveness of mitigating controls or safeguards such as recusal, restricted access to information, reassignment etc., and the best interests of the Company and its shareholders generally.

Application of Policies & Procedures. During 2020, no actual or potential conflicts of interest were identified with respect to the executive officers and directors of the Company.

Certain Relationships and Transactions

When determining whether any director or nominee is independent, the Board considers all facts and circumstances and any relationships that a director or nominee may have with the Company, directly or indirectly, other than in the capacity of serving as a director.  To assist the Board in making independence determinations, it also applies the independence standards which are posted at Linde’s public website, www.linde.com in the About Linde/Corporate Governance section.  In February 2021, the Board considered the following circumstances and relationships of those directors and nominees who then had any direct or indirect relationship with the Company.  In the ordinary course of its business, Linde sells industrial gases to, and purchases certain goods or services from (1) E. ON Energie, of which Dr. Victoria Ossadnik is an executive officer; and (2) AGCO Corporation, of which Prof. Dr. Richenhagen was an executive officer during

2020 until his retirement.  The 2020 consolidated revenues for each of Linde, E.ON Energie, and AGCO Corporation were $27.2 billion, €60.9 billion and $9.1 billion, respectively. For the 2018, 2019 and 2020 fiscal years, the dollar value of Linde’s sales to, or purchases from, E.ON Energie were $3.0 million, $2.3 million and $0.1 million in sales, respectively and $1.5 million, $1.4 million and $2.0 million of purchases, respectively; and AGCO Corporation were $1,7 million, $1.7 million and $1.6 million in sales, respectively.  Such sale and purchase transactions were well below the limits set forth in the Board’s independence standards and were significantly less than 1% of the consolidated revenues of any of Linde, E.ON Energie or AGCO Corporation.  Therefore, the Board has determined that such ordinary course business relationships are not material and do not otherwise impair the ability of any of Dr. Ossadnik or Prof. Dr. Richenhagen to exercise independent judgment as a director.

Delinquent Section 16(a) Reports

Based solely upon a review of SEC Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during 2020 with respect to transactions in the Company’s stock.

Director & Nominee Selection Criteria

The Board is currently comprised of twelve directors, six of whom are former Praxair directors (“Praxair Class Directors”), including Steve Angel who is also the CEO, and six of whom are former Linde AG Supervisory Board members (“Linde Class Directors”), including Wolfgang Reitzle, who is Chairman of the Board.  Under the Linde plc Constitution, until October 31, 2021 (three years after the Praxair-Linde AG Business Combination closing), the Linde plc board of directors must nominate each of the Linde Class Directors and Praxair Class Directors (or his or her replacement) for re-appointment to the Linde plc board of directors at each of Linde plc’s annual general meetings as required to ensure that each of the Linde Class Directors and each of Praxair Class

Directors (or his or her replacement) serve on the Linde plc board of directors through to at least October 31, 2021.

In addition, the Nomination and Governance Committee will consider any candidate for election to the Board who is timely recommended by a shareholder and whose recommendation otherwise complies with the requirements under Linde’s Constitution.  Recommendations should be sent to the Corporate Secretary of Linde and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in the proxy statement and will serve as a director if elected.  In order for any candidate to be considered by the Nomination and Governance

  16  |  Linde plc

Corporate Governance and Board Matters

Linde’s Corporate Governance Framework

Committee and, if nominated, to be included in the proxy statement, such recommendations must be received by the Corporate Secretary on or before the date specified in this Proxy Statement under the caption “Shareholder Proposals, Director Nominations and Other Business for the 2022 Annual General Meeting.”

The qualities and skills sought in director nominees are governed by the projected needs of the Board at the time the Nomination and Governance Committee considers adding a new director or renominating incumbent directors. Consistent with the Board’s Corporate Governance Guidelines, the Committee seeks to build and maintain a Board that contains a range of experiences, competencies, and perspectives that is well-suited for advice and counsel to, and oversight of, the Company’s business and operations.  In doing so, the Committee takes into account a variety of factors, including:

(1)	the Company’s strategies and its market, geographic and regulatory environments, both current and projected,
(2)	the mix of experiences, competencies, and perspectives (including gender, ethnic and cultural diversity) currently represented on the Board,
(3)	the results of the Board’s annual self-assessment process,
(4)	the CEO’s views as to areas in which management would like to have additional advice and counsel from the Board, and
(5)	with respect to the incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Committee also seeks in each director candidate a breadth of experience and background that (a) will allow the director to contribute to the full range of issues confronting a global industrial company and (b) will qualify the director to serve on, and contribute to, any of the Board’s standing committees.  In addition, the Nomination and Governance Committee believes that every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all shareholders of the Company.

When the need to recruit a director arises, the Nomination and Governance Committee will consult the Chairman and other directors, as well as the CEO, and may engage third party recruiting firms to identify potential candidates.  The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s needs at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and other considerations that the Nomination and Governance Committee deems appropriate at the time.  Prior to formal consideration by the Nomination and Governance Committee, any candidate who passes such screening would be interviewed by the Nomination and Governance Committee or its Chairman and by the Chairman of the Board and the CEO.

Additional information about the specific skills, qualifications and backgrounds of each of the director nominees is set forth in this Proxy Statement under the under caption “Director Nominees.”

Proxy Access Nominees. The foregoing description applies only to the Nomination and Governance Committee’s consideration of director nominees who may be nominated by the Committee itself.  It does not apply to persons nominated by eligible shareholders under the Company’s Proxy Access structure which has separate requirements that are set forth in Linde’s Constitution.

Director Retirement and Recruitment. Under the Board’s Director Retirement Policy, five directors will be required to retire from the Board in 2022. Therefore, during 2020, the Governance and Nomination Committee began a comprehensive process to review the director retirements and to plan for Board refreshment by recruiting new directors to join the Board. The Committee engaged the services of reputable international recruitment firm and directed the search to include the key elements of Board diversity discussed above. The process is ongoing in 2021 and the Committee expects to be able to successfully recruit directors to join the Board no later than 2022.

Linde plc  |  17

Corporate Governance and Board Matters

Board Committees

Board Committees

The Board currently has four standing committees as described below and each is comprised of only independent directors except for the Executive Committee of which the CEO is a member.  The Charters for each of these committees may be found on Linde’s public website, www.linde.com, in the About Linde/Corporate Governance section.

Board Director	Audit Committee	Compensation Committee	Executive Committee	Nomination and Governance Committee
Prof. Dr. Wolfgang H. Reitzle (Chairman)			Chairman
Stephen F. Angel (Chief Executive Officer)			•
Prof. DDr. Ann-Kristin Achleitner		•		•
Prof. Dr. Clemens A. H. Börsig	Chairman			•
Dr. Nance K. Dicciani	•	•
Dr. Thomas Enders	•		•
Franz Fehrenbach		•		•
Edward G. Galante	•	Chairman
Larry D. McVay	•			•
Dr. Victoria E. Ossadnik	•	•
Prof. Dr. Martin H. Richenhagen		•		•
Robert L. Wood			•	Chairman

Description of Key Committee Functions

Audit Committee
Committee Chair Prof. Dr. Clemens A. H. Börsig Current Members: Dr. Nance K. Dicciani Dr. Thomas Enders Edward G. Galante Larry D. McVay Dr. Victoria E. Ossadnik Meetings in 2020 8

The Audit Committee assists the Board in its oversight of (a) the independence, qualifications and performance of Linde’s independent auditor, (b) the integrity of Linde’s financial statements, (c) the performance of Linde’s internal audit function, and (d) Linde’s compliance with legal and regulatory requirements.  In furtherance of these responsibilities, the Audit Committee, among other duties:

(1)  appoints the independent auditor to audit Linde’s financial statements, approves the fees and terms of such engagement, approves any non-audit engagements of the independent auditor, and meets regularly with, and receives various reports from, the independent auditor.  The independent auditor reports directly to the Audit Committee;

(2)  reviews Linde’s principal policies for accounting and financial reporting and its disclosure controls and processes, and reviews with management and the independent auditor Linde’s financial statements prior to their publication;

(3)  reviews assessments of Linde’s internal controls, the performance of the Internal Audit function, the performance evaluations of the General Auditor and the Chief Compliance Officer, and the guidelines and policies by which Linde undertakes risk assessment and risk management; and

(4)  reviews the effectiveness of Linde’s compliance with laws, business conduct, integrity and ethics programs.

  18  |  Linde plc

Corporate Governance and Board Matters

Board Committees

Compensation Committee
Committee Chair Edward G. Galante Current Members: Prof. DDr. Ann-Kristin Achleitner Dr. Nance K. Dicciani Franz Fehrenbach Dr. Victoria E. Ossadnik Prof. Dr. Martin H. Richenhagen Meetings in 2020 6

The Compensation Committee assists the Board in its oversight of (a) Linde’s compensation and incentive policies and programs, and (b) management development and succession, in both cases particularly as they apply to Linde’s executive officers.  In furtherance of these responsibilities, the Compensation Committee, among other duties:

(1)  determines Linde’s policies relating to the compensation of executive officers and assesses the competitiveness and appropriateness of their compensation and benefits;

(2)  determines the salaries, performance-based variable compensation, equity awards, terms of employment, retirement or severance, benefits, and perquisites of executive officers;

(3)  establishes the corporate goals relevant to the CEO’s compensation, evaluates the CEO’s performance in light of these goals and sets the CEO’s compensation accordingly;

(4)  reviews management’s long-range planning for executive development and succession, and develops a CEO succession plan;

(5)  assesses the design, administration and risk associated with Linde’s management incentive compensation and equity compensation plans; and

(6)  evaluates periodically the Company’s diversity policies and objectives, and programs to achieve those objectives.

Certain Committee Processes for Determining Executive Compensation

Delegation and CEO Involvement. Except under limited circumstances, the Compensation Committee may not delegate its executive compensation authority to any other persons.  With respect to the allocation of compensation and awards to employees other than the executive officers, the Compensation Committee may, and has, delegated authority to the CEO, subject to guidelines established by the Compensation Committee.  The CEO does not determine the compensation of any of the executive officers, but he does offer for the Compensation Committee’s consideration his views on relevant matters, as described in more detail in this Proxy Statement in the CD&A section.

Compensation Risk Analysis. The Compensation Committee considers whether the Company’s compensation policies and practices create incentives for risk-taking that could have a material adverse effect on the Company.  Each year, the Compensation Committee examines management’s review of the Company’s incentive compensation programs applicable to all employees, including executive officers, in order to evaluate whether they encourage excessive risk-taking through either the design of the executive and management incentive programs, or operational decision-making that could affect compensation payouts.  The Compensation Committee determines if (1) there exists sufficient operational controls, checks and balances that prevent or constrain compensation-driven decision-making that is inappropriate or excessively risky including, among others, frequent risk discussions with the Board, particularly in connection with capital project or acquisition proposals, (2) the Company uses highly leveraged short-term incentives that would tend to drive high short-term risk decisions or unsustainable gains, and (3) the Company’s executive stock ownership policy and the “recapture” policy described in the CD&A also serve as disincentives for unacceptable risk-taking.

Linde plc  |  19

Corporate Governance and Board Matters

Board Committees

A more detailed description of how the Compensation Committee considers and determines executive compensation is described in this Proxy Statement in the CD&A section.

Executive Committee
Committee Chair Prof. Dr. Wolfgang H. Reitzle Current Members: Stephen F. Angel Dr. Thomas Enders Robert L. Wood

The purpose of the Executive Committee is primarily to act on behalf of the entire Board with respect to certain matters that may arise in between regularly scheduled Board meetings, and act on certain other matters from time to time.  In particular, the Executive Committee duties include, among others:

(1)  evaluating and approving any investments, acquisitions, partnerships or divestments requiring Board approval, that are within value thresholds specified by the Board;

(2)  evaluating and approving any financing or other capital markets transactions requiring Board approval, that are within value thresholds specified by the Board; and

(3)  acting upon any other such matters within the competencies of the Board, that are not reserved solely to the Board, that are within value thresholds specified by the Board and, in the opinion of the Chairman of the Board, should not be postponed until the next regularly scheduled Board meeting.

Nomination and Governance Committee
Committee Chair Robert L. Wood Current Members: Prof. DDr. Ann-Kristin Achleitner Prof. Dr. Clemens A. H. Börsig Franz Fehrenbach Larry D. McVay Prof. Dr. Martin H. Richenhagen Meetings in 2020 5

The Nomination and Governance Committee assists the Board in its oversight of (a) the selection, qualifications, compensation and performance of Linde’s directors, (b) Linde’s governance, including the practices and effectiveness of the Board, and (c) various important public policy concerns that affect the Company.  In furtherance of these responsibilities, the Nomination and Governance Committee, among other duties:

(1)  recommends to the Board nominees for election as directors, and periodically reviews potential candidates, including incumbent directors;

(2)  reviews policies with respect to the composition, compensation, organization and practices of the Board, and developments in corporate governance matters generally; and

(3)  reviews Linde’s policies and responses to broad public policy issues such as social responsibility, corporate citizenship, charitable contributions, legislative issues, and important shareholder issues, including management and shareholder proposals offered for shareholder approval.

  20  |  Linde plc

Corporate Governance and Board Matters

Director Compensation

Director Compensation

Director Compensation Program

The Board adopted the Director Compensation Program based in part on an extensive director compensation study and analysis performed in 2018 by F. W. Cook, a recognized expert compensation consultant.  This report included data, analysis and advice, a report on director compensation trends and benchmarking of director compensation against groups of large U.S. and European public companies.

The Company paid the amounts reported in the 2020 Director Compensation table below pursuant to its Director Compensation Program in effect for 2020.  The Company does not pay any director who is a Company employee (Mr. Angel in 2020) for serving as a member of the Board of Directors or any committee of the Board of Directors.  The Nomination and Governance Committee of the Board determines non-management director compensation consistent with the Directors’ Compensation principles set forth in the Corporate Governance Guidelines.  The Director Compensation Program in effect for 2020 is described below.

Cash Compensation

Cash compensation comprises 60% of the entire annual Board compensation, as follows:

•	A $450,000 annual retainer paid quarterly to the Chairman of the Board.
•	A $180,000 annual retainer paid quarterly to all other directors.
•	An additional $100,000 annual retainer paid quarterly to the Chairman of the Audit Committee.
•	An additional $50,000 annual retainer paid quarterly to each chairman of the Compensation Committee and the Nomination and Governance Committee.

Equity Compensation

In addition to the cash compensation set forth above, each non-management Director receives an annual equity stock compensation grant equal to 40% of the value of the entire annual Board compensation.  In 2020, an equity grant valued at

$300,000 was made to the Chairman of the Board, and an equity grant valued at $120,000 was made to each other director for their services in 2020.

The number of restricted stock units granted to deliver the $300,000 and $120,000 values, respectively, as of the February 24, 2020 grant date was based upon the average of the closing prices of the Company’s Ordinary Shares for the 200 trading days before February 1, 2020.  Because the closing price of the Company’s Ordinary Shares on February 24, 2020 was higher than this 200-day average, the full grant date fair market value of the restricted stock units granted on February 24,2020 and reported in the 2020 Director Compensation Table below was $321,510 for the Chairman of the Board, and $128,646 for each other director.

The Nomination and Governance Committee selected restricted stock units as the sole form of equity for the 2020 grant.  The restricted stock units are fully vested (non-forfeitable) after one-year from the date of grant, but a prorated portion will be paid out if a director’s service on the Board terminates before the one year anniversary of the grant unless the director is removed by the shareholders or is removed for cause, in which case the grant will be forfeited.  Restricted stock units will be paid out as soon as practicable after the vesting in Linde plc ordinary shares on a one-for-one basis.

Expenses

The Company pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending board and committee meetings, the Annual General Meeting and other Company business-related events (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft.  From time to time, the Company may reimburse a director’s expenses for his or her participation in third party-supplied continuing education related to the director’s board or committee service.

Linde plc  |  21

Corporate Governance and Board Matters

Director Compensation

The table below shows the fees that the Company’s non-management directors earned in 2020.

2020 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(2)	Total ($)
Prof. Dr. Wolfgang H. Reitzle	450,000	321,510	0	0	0	0	771,510
Prof. DDr. Ann-Kristin Achleitner	180,000	128,646	0	0	0	0	308,646
Prof. Dr. Clemens A. H. Börsig	280,000	128,646	0	0	0	0	408,646
Dr. Nance K. Dicciani	180,000	128,646	0	0	0	15,000	323,646
Dr. Thomas Enders	180,000	128,646	0	0	0	0	308,646
Franz Fehrenbach	180,000	128,646	0	0	0	0	308,646
Edward G. Galante	230,000	128,646	0	0	0	0	358,646
Larry D. McVay	180,000	128,646	0	0	0	0	308,646
Dr. Victoria E. Ossadnik	180,000	128,646	0	0	0	0	308,646
Prof. Dr. Martin H. Richenhagen	180,000	128,646	0	0	0	0	308,646
Robert L. Wood	230,000	128,646	0	0	0	0	358,646

(1)	Full grant date fair value of restricted stock units granted to each director on February 24, 2020 as determined under accounting standards related to share-based compensation.
(2)

Amounts in this column represent benefits provided to the directors that exceed $10,000 per director. The amount reported for Ms. Dicciani above is not compensation but represents the Company’s 2020 matching contributions for Ms. Dicciani’s’ eligible charitable donations. SEC rules require disclosure of these amounts in this table. In 2020, Linde matched personal donations to eligible charitable institutions up to a $15,000 maximum per year per donor. This matching gift program is available to Company employees and non-management directors on the same basis.

  22  |  Linde plc

Corporate Governance and Board Matters

Director Nominees

Director Nominees

Experience and Qualifications of
All Nominees

Twelve persons have been nominated for reelection to the Board to serve for a one-year term concluding on the later of (a) the 2022 annual general meeting of shareholders and (b) the election and qualification of his or her successor.  The Nomination and Governance Committee has nominated each current director of the Board for reelection at the Annual General Meeting.  The Nomination and Governance Committee believes that each director nominee has an established record of accomplishment in areas relevant to Linde’s business and objectives and possesses the characteristics identified in Linde’s Corporate Governance Guidelines as essential to a well-functioning and deliberative governing body, including integrity, independence and commitment.

Each of the director nominees listed below has experience as a senior executive of a public company or comparable business organization.  Each nominee also is serving or has served as a director of one or more public companies and on a variety of board committees.  As such, each has executive management and director oversight experience in most, if not all, of the following areas which are critical to the conduct of the Company’s business, including: strategy development and implementation, risk assessment and management, financial accounting and reporting, internal controls, corporate finance, capital project evaluation, the evaluation, compensation, motivation and retention of senior executive talent, public policies as they affect global industrial corporations, compliance, corporate governance, productivity management, safety management, project management, sustainable development and, in most cases, global operations.  Many of the nominees also bring particular insights into specific end-markets and foreign markets that are important to the Company.  These nominees collectively provide a range of perspectives, experiences and competencies well-suited to providing advice and counsel to management and to overseeing the Company’s business and operations.  In addition to these qualifications that are shared by all of the nominees, more specific information about each of their individual experience and qualifications is included below.

The following pages include information about those persons currently serving on Linde’s Board of Directors who have been nominated for reelection to serve for a one-year term concluding on the later of (a) the 2022 annual general meeting of shareholders or (b) the election and qualification of his or her successor.  The graph below shows the number of directors who have certain of the skills, qualifications and experience in key areas that are important for the Board’s oversight of the Company’s business.

Director Meeting Attendance

During 2020, the Board held five meetings.  The nominees for reelection to the Board collectively attended 97% of all Board meetings and meetings of committees of which they are members.

Linde plc  |  23

Corporate Governance and Board Matters

Director Nominees

Prof. Dr. Wolfgang H. Reitzle
Chairman of Linde plc

Age Director Since Other Public Company Directorships	72 2018 Axel Springer SE Continental AG (Chairman)	Qualification Highlights • Industry • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Technology • Risk Management • Public Company Board

Biography

Prof. Dr. Wolfgang Reitzle became the Chairman of the Board of Linde plc in October 2018, in connection with the Business Combination between Praxair, Inc. and Linde AG. He is the former President and Chief Executive Officer of Linde AG and former Chairman of the Supervisory Board of Linde AG.  In 2002, he joined the Executive Board of Linde AG and served as Chief Executive Officer from 2003 to 2014.  Prof. Dr. Reitzle began his career at BMW where, in 1986, he was appointed a regular member of the Board of Management, responsible for research and development.  In 1999, he was appointed Chief Executive Officer of the Premier Automotive Group and Vice President of United States car manufacturer, Ford Motor Company.

Prof. Dr. Wolfgang Reitzle is Chairman of the Supervisory Board of Continental AG in Hannover, Germany.  He is also a member of the Supervisory Board of Ivoclar Vivadent AG in Schaan, Principality of Liechtenstein, and a member of the Supervisory Board of Axel Springer SE in Berlin, Germany, where he is also a member of the Presidium.  Prof. Dr. Wolfgang Reitzle served as Chairman of the Board of Directors of LafargeHolcim Ltd in Jona, Switzerland until May 2016, and as member of the Supervisory Board of Hawesko Holding AG in Hamburg, Germany until June 2017.

Experience and Qualifications

As the former President and Chief Executive Officer of Linde AG, the former Chairman of the Supervisory Board of Linde AG, and as a former senior operating executive at BMW and Ford Motor Company, Prof. Dr. Reitzle contributes the senior executive experience and skills described above.  His years of leading Linde AG provides him with substantial experience and deep insight into the industrial gases industry and the engineering business segment of Linde which is critical for the Board.  In addition, Prof. Dr. Reitzle’s prior experience as Chairman of the Linde AG Supervisory Board and the Board of Directors of LafargeHolcim, plus his current role as Chairman of the Supervisory Board of Continental AG, provides him with the skills and background necessary to lead Linde’s Board.

  24  |  Linde plc

Corporate Governance and Board Matters

Director Nominees

Stephen F. Angel
Chief Executive Officer of Linde plc

Age Director Since Other Public Company Directorships	65 2018 PPG Industries, Inc.	Qualification Highlights • Industry • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Technology • Risk Management • Public Company Board

Biography

Mr. Stephen Angel became the Chief Executive Officer of Linde plc in October, 2018, in connection with the Business Combination between Praxair, Inc. and Linde AG.  Prior to that, Mr. Angel was Chairman, President and Chief Executive Officer of Praxair, Inc. since 2007.  Mr. Angel joined Praxair in 2001 as an Executive Vice President and was named President and Chief Operating Officer in February 2006.  Prior to joining Praxair, Angel spent 22 years in a variety of management positions with General Electric.

Mr. Angel serves on the board of directors of PPG Industries, where he chairs the Officers-Directors Compensation Committee and serves on the Nominating and Governance Committee.  He also serves on the board of the Hydrogen Council and is a member of The Business Council.

Experience and Qualifications

As the Chief Executive Officer of Linde, as the former Chairman and Chief Executive Officer of Praxair, and as a former senior operating executive at General Electric, a global diversified manufacturing company, Mr. Angel brings the senior executive experience and skills described above.  He also has a deep insight into the industrial gases industry and the needs, challenges and global opportunities of Linde in particular.  Mr. Angel utilizes his deep operating experience and knowledge of the industry and the Company in performing his role as CEO to, among other things, drive capital discipline.  In collaboration with the Chairman, Mr. Angel also helps to facilitate Board discussions and keep the Board apprised of significant developments in the Company’s business.

Linde plc  |  25

Corporate Governance and Board Matters

Director Nominees

Prof. DDr. Ann-Kristin Achleitner
Professor at the Technical University Munich (TUM)

Age Director Since Other Public Company Directorships	55 2018 Münchener Rückversicherungs-Gesellschaft AG	Qualification Highlights • Linde Foreign Markets • International Business • Financial Expertise • Risk Management • Public Company Board

Biography

Prof. DDr. Ann-Kristin Achleitner has served as Scientific Co-Director of the Center for Entrepreneurial and Financial Studies since 2003 and has been Holder of Chair for Entrepreneurial Finance from 2001 to 2020 at Technical University Munich, Germany.  She began her career with MS Management Service AG in St. Gallen, Switzerland in 1991.  In 1992, she began as a university lecturer in Finance and External Auditing at the University of St. Gallen (HSG) in Switzerland.  In 1994, she became a consultant at McKinsey & Company, Inc, in Frankfurt, Germany.  In 1995, she became Holder of the Endowed Chair for Banking and Finance and Chair of the Board of the Institute for Financial Management at the European Business School (International University Schloß Reichartshausen) in Oestrich-Winkel, Germany.

Prof. DDr. Achleitner is a member of the Supervisory Board of Münchener Rückversicherungs-Gesellschaft Aktiengesellschaft in Munich, Germany, where she is the Chairperson of the Compensation Committee, a member of the Audit Committee and of the Nomination Committee. Prof. DDr. Achleitner is a member of the Advisory Board of Luxembourg Investment 261 S.à.r.L. (Techem GmbH), where she is the Chairperson of the Nomination & Compensation Committee and a member of the Audit Committee.

She was a member of the Supervisory Board of Deutsche Börse AG in Frankfurt am Main, Germany, until May 2019 and a member of the Board of Directors of ENGIE SA in Paris, France, until May 2019. Prof. DDr. Achleitner was a member of the Supervisory Board of Linde AG from 2011-2019 where she was also member of the Audit Committee and the Nomination Committee.  She also served as a member of the Supervisory Board of Metro AG in Düsseldorf, Germany, until February 2017, and as a member of the Board of Directors of Vontobel Holding AG and Vontobel Bank AG in Zurich, Switzerland until April 2013.

Experience and Qualifications

Prof. DDr. Achleitner is a Doctor of Business Administration and a Doctor of Law.  Her educational background, along with her research and studies in the area of entrepreneurial finance, provides the Board with substantial financial expertise.  She brings experience in international public company boards, audit, ethics, environment and sustainable development committees.  Her years as a member of the Supervisory Board of Linde AG and service on the audit and nomination committees of Linde AG provides her with substantial experience and insight into the business segments of Linde and the financial performance of the Company.

  26  |  Linde plc

Corporate Governance and Board Matters

Director Nominees

Prof. Dr. Clemens A. H. Börsig
Former Chief Financial Officer and Chairman of the Supervisory Board of Deutsche Bank AG

Age Director Since Other Public Company Directorships	72 2018 Daimler AG Emerson Electric Company	Qualification Highlights • Linde End-Markets • Linde Foreign Markets • Financial Expertise • Operations • International Business • Risk Management • Public Company Board

Biography

Prof. Dr. Clemens Börsig served as Chairman of the Supervisory Board of Deutsche Bank AG from 2006 until his retirement from that position in 2012.  In 1999, he joined Deutsche Bank AG in Frankfurt am Main, Germany, as Executive Vice President and Chief Financial Officer and, in 2001, he was appointed a member of the Executive Board.  Prof. Dr. Börsig began his career at Mannesmann Group, Düsseldorf, Germany in 1977 and, in 1984, he was appointed Chief Financial and Administrative Officer at Mannesmann-Tally.  In 1985, he joined Robert Bosch GmbH in Stuttgart, Germany, where, in 1990, he was appointed Managing Director and a member of the Board of Management.  In 1997, he joined RWE AG in Essen, Germany, where he was appointed Chief Financial Officer and a member of the Executive Board.

Prof. Dr. Börsig is also a member of the Supervisory Board of Daimler AG in Stuttgart, Germany, where he is the Chairman of the Audit Committee and the Chairman of the Legal Advisory Council. He is also a member of the Supervisory Board of Daimler Truck AG in Stuttgart, Germany. He is a member of the Board of Directors of Emerson Electric Company in St. Louis, Missouri, United States, where he is the Lead Independent Director and the Chairman of the Compensation Committee.  He was a member of the Supervisory Board and Chairman of the Audit Committee of Linde AG from 2006 until 2019.

Prof. Dr. Börsig was Chairman of the Board of Directors of the Deutsche Bank Foundation in Berlin and Frankfurt am Main, Germany, until 2017.  He was also a member of the Supervisory Board of Bayer AG in Leverkusen, Germany until April 2017, and a member of the Board of Superintendence of the Istituto per le Opere Religione (IOR) in Rome, Italy until May 2016.

Experience and Qualifications

As a former senior executive and member of the management boards of Robert Bosch GmbH and RWE AG, global industrial products and energy companies, Prof. Dr. Börsig brings the senior executive experience and skills described above. As the former Chief Financial Officer and member of the Executive Board of Deutsche Bank AG, and as the former Chairman of the Supervisory Board of Deutsche Bank AG, he also has substantial financial expertise and a detailed understanding of finance, financial controls, auditing as well as risk management.  His international board experience also enables him to provide the Board with valuable insight and counsel.

Linde plc  |  27

Corporate Governance and Board Matters

Director Nominees

Dr. Nance K. Dicciani
Former President & Chief Executive Officer of Honeywell Specialty Materials

Age Director Since Other Public Company Directorships	73 2018 AgroFresh Solutions, Inc. Halliburton Company LyondellBasell Industries	Qualification Highlights • Industry • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Technology • Risk Management • Public Company Board

Biography

Dr. Nance Dicciani was President & Chief Executive Officer of Honeywell Specialty Materials, a strategic business group of Honeywell International, Inc., from 2001 until her retirement in 2008.  Dr. Dicciani joined Honeywell from Rohm and Haas Company where she was Senior Vice President and Business Group Executive of Chemical Specialties and Director of the European Region.  In this role she was responsible for business strategy and worldwide operations of five business units, and for operations and infrastructure in Europe, the Middle East and Africa.  Previously, she served as Rohm and Haas’ Vice President and General Manager of the Petroleum Chemicals division and headed the company’s worldwide Monomers business.

In 2006, President George W. Bush appointed Dr. Dicciani to the President’s Council of Advisors on Science and Technology.  She has served on the Board of Directors and Executive Committee of the American Chemistry Council and chaired its Research Committee.  She currently serves on the Board of Directors of AgroFresh Solutions, Inc., where she is non-executive Chair and a member of the Audit Committee.  Dr. Dicciani is also a member of the Board of Directors of Halliburton Company, where she sits on the Audit Committee and is the Chairperson of the Health, Safety and Environment Committee; and LyondellBasell Industries, where she is a member of the Finance Committee and Chairperson of the Compensation Committee.  During the past five years, Dr. Dicciani served as a director of Praxair, Inc. from 2008 until the Business Combination of Praxair, Inc. and Linde AG in October 2018.  Immediately prior to the Business Combination she was the Chairperson of the Technology, Safety and Sustainability Committee of the Praxair Board of Directors.  She has also served on the Board of Directors of Rockwood Holdings, Inc., where she was the Lead Director, a member of the Compensation Committee, and was the Chairperson of the Corporate Governance and Nominating Committee.  She is the Co-Chair of the Advisory Board of the Governance Institute of Drexel University, and has served on the Board of Trustees of Villanova University.

Experience and Qualifications

As a former senior operating executive at Honeywell, a global industrial and consumer products manufacturing company, and at Rohm and Haas, a global chemicals company, Dr. Dicciani brings the senior executive experience and skills described above.  She also has a substantial understanding of technology policy, management and markets.  Her technical expertise in the chemical industry, an important end-market for Linde, and her international operations experience, also enable her to provide the Board and management with valuable insight and counsel.

  28  |  Linde plc

Corporate Governance and Board Matters

Director Nominees

Dr. Thomas Enders
Former Chief Executive Officer of Airbus SE

Age Director Since Other Public Company Directorships	62 2018 Knorr-Bremse AG Lufthansa Group	Qualification Highlights • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Technology • Risk Management • Public Company Board

Biography

Dr. Thomas Enders served on the Executive Committee and the Board of Directors of EADS NV and its successor Airbus SE in various functions from 2000 to 2019. Between 2005 and 2019 he served as Chief Executive Officer of EADS/Airbus.

He joined the aerospace industry in 1991. Before that he worked in the German Bundestag, the German Ministry of Defense and in various foreign policy think tanks.

Dr. Enders is a member of the Supervisory Boards of Knorr-Bremse AG since June 2020 and Lufthansa Group since May 2020, where he is also a member of the Presidium and the Nomination Committee. He also became a member of the Advisory Board of Lilium GmbH in Weßling, Germany on January 1, 2021. He was a member of the Supervisory Board of Linde AG from 2017 until 2019, where he was also a member of the Standing Committee. He is also President (non-executive) of the German Council on Foreign Relations (DGAP) in Berlin.

Experience and Qualifications

As the former Chief Executive Officer and member of the Executive Committee of Airbus SE, one of the largest aerospace companies in the world and a large international manufacturer, Dr. Enders contributes the senior executive experience and skills described above.  In particular, his background includes extensive international, operational and manufacturing experience.  As Airbus SE operates in many of the foreign markets in which the Company operates, Dr. Enders also brings his understanding of these large markets where the Company has a significant presence.

Linde plc  |  29

Corporate Governance and Board Matters

Director Nominees

Franz Fehrenbach
Chairman of the Supervisory Board of Robert Bosch GmbH and Managing Partner of Robert Bosch Industrietreuhand KG

Age Director Since Other Public Company Directorships	71 2018 Robert Bosch GmbH STIHL AG BASF SE	Qualification Highlights • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Technology • Risk Management • Public Company Board

Biography

Mr. Franz Fehrenbach has served as Managing Partner of Robert Bosch Industrietreuhand KG and Chairman of the Supervisory Board of Robert Bosch GmbH since 2012.  He began his career with the Robert Bosch Group, Germany, in 1975.  In 1999, he was appointed a member of the Board of Management of Robert Bosch GmbH and, in 2003, was appointed Chairman of the Board of Management of Robert Bosch GmbH.

Mr. Fehrenbach is Chairman of the Supervisory Board of Robert Bosch GmbH in Stuttgart, Germany. He is also Deputy Chairman of the Supervisory Board of STIHL AG in Waiblingen, Germany, and a member of the Supervisory Board of BASF SE in Ludwigshafen, Germany, where he is also a member of the Personnel Committee, the Nomination Committee and the Strategy Committee.  He was a member of the Board of Directors of Robert Bosch North America Corp. until July 2014.  Mr. Fehrenbach was the Second Deputy Chairman of the Supervisory Board of Linde AG and was a member of the Supervisory Board of Linde AG from 2013 until 2019, where he was also a member of the Conciliation Committee, of the Standing Committee and of the Nomination Committee.

Experience and Qualifications

As Managing Partner of Robert Bosch Industrietreuhand KG and as the former Chairman of the Board of Management of Robert Bosch GmbH, Mr. Fehrenbach brings the senior executive experience and skills described above from this international diversified manufacturer and technology and service provider.  His background includes extensive international, operational and manufacturing experience and an understanding of many of the large markets where Linde has significant operations.

  30  |  Linde plc

Corporate Governance and Board Matters

Director Nominees

Edward G. Galante
Former Senior Vice President of ExxonMobil Corporation

Age Director Since Other Public Company Directorships	70 2018 Celanese Corporation Clean Harbors, Inc. Marathon Petroleum	Qualification Highlights • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Technology • Risk Management • Public Company Board

Biography

Mr. Edward Galante is a former Senior Vice President and was member of the Management Committee of ExxonMobil Corporation from 2001 until his retirement in 2006.  His principal responsibilities included the worldwide downstream business: refining & supply, fuels marketing, lubricants and specialties, and research and engineering.  Immediately prior to that, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company.

Mr. Galante is a director of Celanese Corporation, where he serves as Chairman of the Compensation and Management Development Committee and is a member of the Environmental, Health, Safety, Quality and Public Policy Committee, and a director of Clean Harbors, Inc., where he is Chairman of the Environmental, Safety and Health Committee and serves on the Governance Committee and the Compensation Committee.  He is also a director of Marathon Petroleum Corporation, where he Chairs the Compensation and Organizational Committee and is a member of the Sustainability Committee.  Mr. Galante sits on the Board of Artis-Naples, the United Way Foundation of Metropolitan Dallas, and is the Vice Chairman of the Board of Trustees of Northeastern University.  During the past five years, Mr. Galante served as a director of Praxair, Inc. from 2007 until the Business Combination of Praxair, Inc. and Linde AG in October 2018.  Immediately prior to the Business Combination he was the Chairman of the Compensation & Management Development Committee of the Board of Directors of Praxair, Inc.  Mr. Galante was also a director of Foster Wheeler Ltd., where he served on the Audit Committee and was the Chairman of the Compensation and Executive Development Committee.  He was a member of the Board of Directors of Andeavor Corporation (formerly Tesoro Corporation), where he served on the Compensation Committee and the Environmental, Health and Safety Committee until the company merged into Marathon Petroleum in October 2018.

Experience and Qualifications

As a former senior operating executive at ExxonMobil, one of the largest global energy companies, Mr. Galante brings the senior executive experience and skills described above and has significant experience in the operations and management of a large, global business.  He has substantial experience in the oil, gas, refining and chemical sectors of the energy industry, all of which are important end-markets for the Company.  He also has an in-depth understanding of engineering management, operations and technology, which are important in the execution of many of the Company’s large capital projects.

Linde plc  |  31

Corporate Governance and Board Matters

Director Nominees

Larry D. McVay
Principal of Edgewater Energy, LLC

Age Director Since Other Public Company Directorships	73 2018 Callon Petroleum Company	Qualification Highlights • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Technology • Risk Management • Public Company Board

Biography

Mr. Larry McVay is a Principal of Edgewater Energy, LLC, an oil and gas industry investment firm.  Mr. McVay served as the Chief Operating Officer of TNK-BP Holding from 2003 until his retirement in 2006.  TNK-BP Holding, based in Moscow, Russia, was a vertically integrated oil company 50%-owned by BP plc.  Mr. McVay’s responsibilities at TNK-BP included executive leadership for the upstream, downstream, oil field services, technology and supply chain management.  He previously served as Technology Vice President of Operations and Vice President of Health Safety Environment for BP’s Exploration and Production operations from 2000 to 2003.  Prior to joining BP, Mr. McVay held numerous positions at Amoco, including engineering management and senior operating leadership positions.

Mr. McVay is a director of Callon Petroleum Company where he serves on the Audit Committee, the Nominating and Governance Committee and is Chairman of the Strategic Planning and Reserves Committee.  During the past five years, Mr. McVay served as a director of Praxair, Inc. from 2008 until the Business Combination of Praxair, Inc. and Linde AG in October, 2018.  Immediately prior to the Business Combination he was the Chairman of the Finance & Pension Committee of the Board of Directors of Praxair, Inc.  Mr. McVay also was a director of Chicago Bridge & Iron Company (CB&I) until the merger between CB&I and McDermott in May 2018.

Experience and Qualifications

As a former senior operating executive at BP, one of the largest global energy companies, Mr. McVay brings the senior executive experience and skills described above.  He has an in-depth understanding of engineering management and of worldwide energy markets, operations and technology, all of which are important to the Company’s operations, particularly those involving large capital project investments.  He also has practical experience in operating in Russia and the Middle East, both of which are important markets for the Company.

  32  |  Linde plc

Corporate Governance and Board Matters

Director Nominees

Dr. Victoria E. Ossadnik
Management Board Member of E.ON SE

Age Director Since Other Public Company Directorships	52 2018 Commerzbank AG (until May 2021)	Qualification Highlights • Linde Foreign Markets • Operations • International Business • Technology • Risk Management • Public Company Board

Biography

Dr. Victoria Ossadnik became a member of the Management Board of E.ON SE in Essen, Germany effective April 1, 2021. Prior to that, she served as Chief Executive Officer of E.ON Energie Deutschland GmbH and E.ON Energie Deutschland Holding GmbH since April, 2018.  Prior to this, in 2011, she joined Microsoft Deutschland GmbH and was appointed as a member of the Board of Management from 2011 to 2016 and also served as Vice President, Enterprise Services Delivery from 2016 to 2018 for the Microsoft Corporation.  Dr. Ossadnik began her career with SCANLAB GmbH, Germany, in 1996.  From 1999 to 2003, she served as CEO of a joint venture CSC/Dachser, Germany. In 2003, she joined Oracle Deutschland GmbH, serving as Head of Technology Consulting (Northern Europe) and, in 2007, was appointed a member of the Board of Management.

Dr. Ossadnik serves as a member of the Supervisory Board of Commerzbank AG until May 2021, where she is also a member of the Digitization and Technology Committee. Dr. Ossadnik was a member of the Supervisory Board of Linde AG from 2016 until 2019. From 2019 until 2020, she was also a member of the Supervisory Board of innogy SE.

Experience and Qualifications

As a member of the Management Board of E.ON SE, one of the world's largest investor-owned electric utility service providers and as the former Chief Executive Officer of E.ON Energie, the largest electricity supply company in Germany, Dr. Ossadnik brings the senior executive experience and skills described above. In addition, given her substantial senior management experience at both Microsoft and Oracle in Germany, she contributes key insights and counsel as to Linde’s use of technology and further development of digitization in its business operations.

Linde plc  |  33

Corporate Governance and Board Matters

Director Nominees

Prof. Dr. Martin H. Richenhagen
Former Chairman, President and Chief Executive Officer of AGCO Corporation

Age Director Since Other Public Company Directorships	68 2018 PPG Industries, Inc.	Qualification Highlights • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Risk Management • Public Company Board

Biography

Prof. Dr. Martin Richenhagen served as the Chairman, President and Chief Executive Officer of AGCO Corporation, a global manufacturer and distributor of agricultural equipment, from 2004 until his retirement in 2020.  From 2003 until 2004, Prof. Dr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material company headquartered in Switzerland.  He also served as Group President for CLAAS KGaA mbH, a global agricultural equipment manufacturer and distributor headquartered in Germany, from 1998 until 2002.  Prof. Dr. Richenhagen was the Senior Executive Vice President for Schindler Deutschland Holdings GmbH, Germany, a worldwide manufacturer and distributor of elevators and escalators, from 1995 until 1998.

Prof. Dr. Richenhagen is a director of PPG Industries, a leading coatings and specialty products and services company, where he serves on the Officers-Directors Compensation Committee and the Technology and Environment Committee.  He was also the Chairman of AGCO Corporation until his retirement in 2020. Mr. Richenhagen serves as the Chairman of the Board of Trustees of the American Institute for Contemporary German Studies at Johns Hopkins University. He was the Chairman of the German American Chambers of Commerce of the United States and he is a member of the U.S. Chamber of Commerce Board of Directors.  Prof. Dr. Richenhagen has served as Chairman of the Board of the Association of Equipment Manufacturers (AEM) and is a Life Honorary Director of AEM.  During the past five years, Prof. Dr. Richenhagen served as a director of Praxair, Inc. from 2015 until the Business Combination of Praxair, Inc. and Linde AG in October 2018.

Experience and Qualifications

As the former Chairman, President and Chief Executive Officer of AGCO Corporation, a large international manufacturer and distributor of agricultural equipment, Prof. Dr. Richenhagen brings the senior executive experience and skills described above.  In particular, his background includes extensive international, operational and manufacturing experience.  In addition, AGCO Corporation operates in many of the markets in which Linde operates, including Europe and South America, and Prof. Dr. Richenhagen adds his understanding of these large markets where the Company has a significant presence.

  34  |  Linde plc

Corporate Governance and Board Matters

Director Nominees

Robert L. Wood
Former Chairman, President & Chief Executive Officer of Chemtura Corporation

Age Director Since Other Public Company Directorships	67 2018 MRC Global Inc. Univar Inc.	Qualification Highlights • Industry • Linde End-Markets • Operations • Risk Management • Public Company Board

Biography

Mr. Robert Wood is a Partner in the consulting firm The McChrystal Group, specializing in leadership development for business organizations.  He was also the Chairman, President & Chief Executive Officer of Chemtura Corporation, a specialty chemicals company, from 2004 until 2008.  Prior to joining Chemtura, Mr. Wood served in various senior management positions at Dow Chemical Company, most recently as business group president for Thermosets and Dow Automotive from November 2000.

Mr. Wood is a director of MRC Global Inc., where he is Chairman of the Compensation Committee and a member of the Governance Committee, and a director of Univar Inc., where he chairs the Compensation Committee and sits on the Audit Committee.  During the past five years, Mr. Wood was a director of Praxair, Inc. from 2004 until the Business Combination of Praxair, Inc. and Linde AG in October 2018.  Immediately prior to the Business Combination he was the Lead Director and the Chairman of the Nomination and Governance Committee of the Board of Directors of Praxair, Inc.  He also was a director of Jarden Corporation, where he was a member of the Nominating and Policies Committee and Chairman of the Audit Committee.  He was Chairman of the American Plastics Council and the American Chemistry Council and is a member of the United States Olympic Committee.

Experience and Qualifications

As a former Chief Executive Officer of Chemtura Corporation, a global specialty chemicals company, and a former senior executive of Dow, a global chemicals company, Mr. Wood brings the senior executive experience and skills described above.  He also has a deep understanding of the specific challenges and opportunities facing a global basic materials company.  Mr. Wood’s knowledge of the chemicals industry, an important end-market for the Company, provides valuable insight to the Board and management.

Linde plc  |  35

Proposal 1: Re-appointment of Directors

Proposal 1: Re-appointment of Directors

Twelve director nominees have been nominated for re-appointment to serve for a one-year term concluding on the later of (a) the 2022 annual general meeting of shareholders and (b) the election and qualification of their respective successors.  The Nomination and Governance Committee has recommended to the Board, and the Board has approved and recommends, that Prof. Dr. Wolfgang H. Reitzle, Stephen F. Angel, Prof. DDr. Ann-Kristin Achleitner, Prof. Dr. Clemens A. H. Börsig, Dr. Nance K. Dicciani, Dr. Thomas Enders, Franz Fehrenbach, Edward G. Galante, Larry D. McVay, Dr. Victoria E. Ossadnik, Prof. Dr. Martin H. Richenhagen, and Robert L. Wood, each be re‑appointed to serve for a one-year term concluding on the later of (a) the 2022 annual general meeting of shareholders and (b) the election and qualification of their respective successors.  Each nominee has agreed to be named in this Proxy Statement and to serve if elected.  Qualifications and biographical data for each of these nominees is presented above.  If one or more of the nominees becomes unavailable for election or service as a director, the proxy holders will vote your shares for one or more substitutes designated by the Board of Directors, or the size of the Board of Directors will be reduced.

As required under Irish law, the resolution in respect of Proposal 1 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast with respect to each director nominee (meaning that the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” such nominee).

The text of the resolution in respect of Proposal 1 is as follows:

“By separate resolutions, to re-appoint the following twelve directors: Prof. Dr. Wolfgang H. Reitzle; Stephen F. Angel; Prof. DDr. Ann-Kristin Achleitner; Prof. Dr. Clemens A. H. Börsig; Dr. Nance K. Dicciani; Dr. Thomas Enders; Franz Fehrenbach; Edward G. Galante; Larry D. McVay; Dr. Victoria E. Ossadnik; Prof. Dr. Martin H. Richenhagen; and Robert L. Wood.”

The Board recommends you vote “FOR” the re-appointment of each of the Board’s director nominees listed above.

  36  |  Linde plc

Audit Matters

Independent Auditor Selection Process

Audit Matters

Independent Auditor Selection Process

The Audit Committee is directly responsible for the appointment, compensation (including approval of audit and non-audit fees), retention and oversight of the independent registered public accounting firm that audits Linde plc’s financial statements and its internal control over financial reporting.  The Audit Committee has selected PricewaterhouseCoopers (“PwC”) as Linde plc’s independent auditor for 2021.  PwC also served as Linde plc’s independent auditor in 2020 and in 2019.  Representatives of PwC are expected to be present at the Annual General Meeting to be available to respond to appropriate questions and to make a statement if they desire.

2021 Auditor Selection Process

During 2019, the Audit Committee conducted a comprehensive, competitive formal tender process to consider, and ultimately to recommend to the Board, the selection of an independent auditor for the Company in accordance with applicable rules of the European Union.  The Audit Committee considered and evaluated internationally recognized independent registered public accounting firms, including PwC, based upon a thorough set of criteria that the Audit Committee adopted.  After conducting this process, the Audit Committee selected PwC as the independent auditor for 2020. In addition to this process, the Audit Committee conducted its annual review of PwC’s independence and performance and then recommended to the Board, and the Board approved, the selection of PwC as the independent auditor for 2021.

The Audit Committee will annually review the independence and performance of any potential independent auditor in deciding whether to select any given firm as the independent auditor.  The Audit Committee considers, among other things, a firm’s:

•     Recent performance on the Linde audit, if applicable;

•     Capability and expertise in providing audit and related services to companies with the breadth and complexity of Linde’s worldwide operations;

•     An analysis of the firm’s known legal risks and any significant legal or regulatory proceedings in which it is involved;

•     External data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on the firm and its peer firms;

•     The appropriateness of the firm’s proposed fees for audit and non-audit services;

•     the firm’s independence (discussed below); and

•     if applicable, the firm’s tenure as Linde’s independent auditor, including the benefits of having a tenured auditor and controls and processes that help ensure the firm’s independence.

Linde plc  |  37

Audit Matters

Auditor Independence

Auditor Independence

As noted in the Audit Committee Charter and in the Audit Committee Report presented below, the independent auditor reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.  The Audit Committee has adopted the policies and procedures discussed below that are designed to ensure that PwC is independent.  Based on this evaluation and representations from PwC, the Audit Committee believes that PwC is independent and that it is in the best interest of Linde and its shareholders to have PwC as the Company’s independent auditor for 2021.

Non-Audit Engagement Services Pre-Approval Policy

The Audit Committee has utilized PwC (along with other accounting firms) to provide non-audit services in 2020.  Linde understands the need for PwC to maintain objectivity and independence as the auditor of the Company’s financial statements and its internal control over financial reporting.  Accordingly, the Audit Committee has established a policy whereby all non-audit fees of the independent auditor must be approved in advance by the Audit Committee or its Chairman, and has adopted a guideline that, absent special circumstances, the aggregate cost of non-audit engagements in a year should not exceed the audit fees for that year.  The non-audit fees that are incurred are typically far less than this limit and, as noted below in the report on independent auditor fees, such non-audit fees were approximately 3% of audit fees in 2020.  All the Audit-Related Fees, Tax Fees and All Other Fees disclosed below were approved by the Audit Committee.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy and applicable regulations require that the lead audit engagement partner of the independent auditor must rotate off the Company’s account at least every five years.  Under Irish and EU law, as a “public interest entity,” Linde plc is required to replace its audit firm at least once every ten years and is required to conduct an audit tender procedure in accordance with such applicable laws to identify the replacement auditor and submit its choice to shareholders at a general meeting.  Apart from these requirements, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor.  Continuity and the resulting in-depth knowledge of the Company strengthens the audit.  Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel as described below, and the Audit Committee’s practices restricting non-audit engagements of the independent auditor as described above, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship.  As provided in the Audit Committee’s Charter and as further described above, the Audit Committee continuously evaluates the independence and effectiveness of the independent auditor and its personnel, and the cost and quality of its audit services in order to ensure that the Audit Committee and the Company’s shareholders are receiving the best audit services available.

Hiring Policy – Auditor Employees

The Audit Committee has established a policy whereby no former employee of the independent auditor may be elected or appointed as an officer of the Company earlier than two years after termination of the engagement or employment.

  38  |  Linde plc

Audit Matters

Fees Paid to the Independent Auditor

Fees Paid to the Independent Auditor

The Audit Committee authorizes and oversees the fees paid to PwC for audit and non-audit services.  The aggregate fees billed by PwC in 2020 and 2019 for its services are set forth in the table below, followed by a description of the fees.

Types of Fees

	Audit	Audit - Related	Tax	All Other	Total	Non-Audit Fees % of Total Audit Fees
2020	24,400,000	60,000	740,000	10,000	25,210,000	3.3%
2019	18,750,000	30,000	1,390,000	20,000	20,190,000	7.7%

Audit Fees.  These are fees paid for the audit of Linde plc’s annual U.S. GAAP and IFRS financial statements, the reviews of the financial statements included in Linde plc’s reports on Form 10-Q, the half-year IFRS report, the opinion regarding Linde plc’s internal controls over financial reporting as required by §404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent auditor in connection with statutory audits in foreign jurisdictions and regulatory filings or engagements for those fiscal years.

Audit-Related Fees.  These are fees paid for assurance and related services rendered that are reasonably related to the performance of the audit or review of Linde plc’s financial statements other than the fees disclosed in the foregoing paragraph

Tax Fees.  These are fees paid for professional services rendered primarily for preparation of expatriate employee tax returns, preparation of tax returns in non-U.S. jurisdictions and assistance with tax audits.

All Other Fees.  These are fees paid for services rendered other than those described in the foregoing paragraphs.  These services related primarily to consulting and advice in regard to local country accounting issues for non-U.S. subsidiaries.

Linde plc  |  39

Audit Matters

Audit Committee Report

Audit Committee Report

As set forth in the Audit Committee’s Charter, the management of the Company is responsible for: (1) the preparation, presentation and integrity of the Company’s financial statements; (2) the Company’s accounting and financial reporting principles; and (3) internal controls and procedures designed to ensure compliance with applicable laws, regulations, and standards, including internal control over financial reporting.  The independent auditor is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

A principal role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process.  In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditor.  The Audit Committee has also discussed with the independent auditor the matters that are required to be discussed in accordance with Public Company Accounting Oversight Board (PCAOB) standards relating to communications with audit committees.

The Audit Committee has discussed with the independent auditor its independence from the Company and its management.  The Audit Committee has received the written disclosures and the letters from the independent auditor required by applicable requirements of the PCAOB.  The Audit Committee has also received written communications from management with respect to non-audit services provided to the Company by the independent auditor in calendar year 2020 and those planned for 2021.  The Audit Committee has further considered whether the provision of such non-audit services is compatible with maintaining PricewaterhouseCoopers’ independence.

In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent auditor.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent auditor is, in fact, independent.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Form 10-K and Annual Report for the year ended December 31, 2020 filed with the SEC.

The Audit Committee

Prof. Dr. Clemens A.H. Börsig, Chairman

Dr. Nance K. Dicciani

Dr. Thomas Enders

Edward G. Galante

Larry D. McVay

Dr. Victoria E. Ossadnik

  40  |  Linde plc

Proposal 2a: Non-Binding Ratification of the Appointment of the Independent Auditor

Proposal 2b: Authorization of the Board to Determine the Auditor’s Remuneration

Proposal 2a: Non-Binding Ratification of the Appointment of the Independent Auditor

Proposal 2b: Authorization of the Board to Determine the Auditor’s Remuneration

Under New York Stock Exchange (“NYSE”) and SEC rules, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee.  The Board has determined, however, to seek shareholder ratification of that selection as a good practice in order to provide shareholders an avenue to express their views on this important matter.  If shareholders fail to ratify the selection, the Audit Committee may reconsider the appointment.  Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to appoint a different independent auditor at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Information concerning the independent auditor may be found under the caption “Audit Matters” above.  The Audit Committee believes the selection of PwC as the Company’s independent auditor for 2021 is in the best interest of the Company and its shareholders.

In addition, Irish law provides that the remuneration of the Company’s statutory auditor may be determined by shareholders at the AGM.  At its February 2021 meeting, the Audit Committee approved PwC’s remuneration, subject to receiving the necessary shareholder approval at the 2021 AGM.

As required under Irish law, the resolutions in respect of Proposals 2a and 2b are ordinary resolutions that require the affirmative vote of a simple majority of the votes cast.

The text of the resolution in respect of Proposal 2a is as follows:

“To ratify, in a non-binding vote, the appointment of PricewaterhouseCoopers as independent auditor of the Company.”

The text of the resolution in respect of Proposal 2b is as follows:

“To authorize, in a binding vote, the Board, acting through the Audit Committee, to determine the remuneration of PricewaterhouseCoopers.”

The Board recommends that you vote “FOR” the ratification, on an advisory and non-binding basis, of the appointment of PricewaterhouseCoopers as independent auditor and “FOR” the authorization of the Board, acting through the Audit Committee, to determine the remuneration of PricewaterhouseCoopers.

Linde plc  |  41

Executive Compensation Matters

Compensation Discussion and Analysis

Executive Compensation Matters

Report of the Compensation Committee

The Company’s Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” and recommended to the Board that it be included herein.  The Compensation Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” discloses the Compensation Committee’s deliberations and thinking in making executive compensation policies and decisions, it is accurate and materially complete.

The Compensation Committee

Edward G. Galante, Chairman

Dr. Nance K. Dicciani

Prof. DDr. Ann-Kristin Achleitner

Franz Fehrenbach

Dr. Victoria E. Ossadnik

Prof. Dr. Martin H. Richenhagen

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides context for the policies and decisions underlying the 2020 compensation reported in the executive compensation tables included herein for the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other executive officers who had the highest total compensation for 2020, as set forth in the “Summary Compensation Table” (these five executive officers are collectively referred to as the “Named Executive Officers” or the “NEOs”).  The Compensation Committee is responsible for policies and decisions regarding the compensation and benefits for the Company’s NEOs.

Executive Summary

2020 Company Performance Highlights

The Company continued to deliver strong financial results and significant shareholder value in 2020 despite the macroeconomic impact of the COVID-19 pandemic.  Through continued cost and price actions coupled with high reliability, Linde realized 12% growth in EPS and 21% growth in operating cash flow. (a)  Furthermore, the company announced new sustainability goals, including the reduction of greenhouse gas emissions intensity of 35% by 2028.  In a year dominated by COVID, Linde’s medical gases and homecare services played a critical role in the battle against this pandemic.  Additionally, the Company increased its dividend for the 27th consecutive year in 2020, by 10%, and repurchased $2.4 billion of shares.

(a)

Adjusted sales, operating margin, and earnings per share are non-GAAP measures and are reconciled to reported amounts in the “Non-GAAP Financial Measures” Section in Item 7 of the Linde plc 2020 Form 10-K.

  42  |  Linde plc

Executive Compensation Matters

Compensation Discussion and Analysis

Year-Over-Year Performance in Key Financial Measures

Comparison of Cumulative Total Shareholder Return Since Merger ($100 Initial Investment)

2020 Compensation Highlights

As a result of the Company’s strong performance, the annual variable compensation program’s 2020 Corporate payout factor was 127.3% of target.  No adjustments were made during the year to the original annual variable compensation financial goals that were established in February 2020 by the Compensation Committee.

The NEOs did not receive base salary increases in 2020 due to the Committee’s decision to forego salary increases in response to the pandemic’s impact on the macroeconomic environment.

Alignment of Executive Compensation with Company Performance

The Compensation Committee seeks to achieve its executive compensation objectives by aligning the design of the Company’s executive compensation programs with the Company’s business objectives ensuring a balance between financial and strategic non-financial goals.

FINANCIAL BUSINESS OBJECTIVES: Achieve sustained growth in profitability and shareholder return resulting in a robust cash flow to fund capital investment growth opportunities, dividend payments and share repurchases.

•	Annual performance-based variable compensation earned by meeting or exceeding pre-established financial goals.
•	Annual grants of performance share units that vest based upon performance results over three years.
•	Annual grants of stock options, the value of which is directly linked to the growth in the Company’s stock price.
•	Annual grants of restricted stock units with three-year cliff vesting and value based on the Company’s stock price.

STRATEGIC BUSINESS OBJECTIVES: Maintain world-class standards in safety, environmental responsibility, global compliance, strategic

  43  |  Linde plc

Executive Compensation Matters

Compensation Discussion and Analysis

positioning, productivity, talent management, and financial controls.

•	Annual payout of variable compensation is impacted by performance in these strategic and non-financial objectives.

Attract and retain executives who thrive in a sustainable performance-driven culture.

•	A competitive compensation and benefits program regularly benchmarked against peer companies of similar size in market cap, revenue and other financial metrics and business attributes.
•	Realized compensation that varies with Company performance, with downside risk and upside opportunity.

Overview of Executive Compensation Program

Executive Compensation Philosophy

The Company’s Compensation Committee established its compensation philosophy to serve as the basis for designing executive compensation programs.

Key Objectives

•	Attract and retain talented executives.
•	Motivate executives to deliver strong business results in line with shareholder expectations.
•	Build and support a performance-driven culture.
•	Encourage executives to earn and own Company stock, aligning their interests with those of shareholders.

Other Main Principles

•	Comparator groups should reflect talent markets, customer segments and investment markets and will be adjusted to meet changes in these elements.
•	Target total direct compensation will include a fixed base pay component plus variable short- and long-term incentives.
•	Total target direct compensation will be focused at the median (50th percentile) of the competitive market.
•

Challenging but achievable performance goals to be established with performance levels defined as “maximum” representing truly exceptional, outstanding performance and a carefully and objectively established threshold level of performance, below which no incentives will be earned.

•	Long-term incentives should mainly be in the form of equity, which focuses executives on total Company performance in the eyes of shareholders and rewards executives when shareholders are rewarded.

  44  |  Linde plc

Executive Compensation Matters

Compensation Discussion and Analysis

Best Practices Supporting Executive Compensation Objectives

What We Do:

✓Link a substantial portion of total compensation to Company performance:

✓Annual variable compensation awards based principally upon performance against objective, pre-established financial goals

✓Equity grants consisting largely of performance share units and stock options, focused on longer term shareholder value creation

✓Set compensation within competitive market ranges

✓Require substantial stock ownership and stock retention requirements for officers

✓Limit perquisites and personal benefits

✓Have a clawback (“recapture”) policy that applies to performance-based cash awards and equity grants, including gains realized through exercise or sale of equity securities

What We Do Not Do:

X Guarantee bonuses for executive officers

X Allow pledging or hedging of Company stock held by officers

X Pay tax “gross-ups” on perquisites and personal benefits unless related to international assignment benefits that are available to employees generally

X Include the same metrics in the short- and long-term incentive programs

X Allow backdating or repricing of stock option awards

X Pay or accrue dividends or dividend equivalents on unvested PSU and RSU awards

X Include an excise tax “gross-up” provision in any change-in-control arrangements

X Accelerate equity award vesting upon change-in-control except for one-time equity awards made to legacy Linde AG NEOs in connection with the merger

Elements of Executive Compensation

Linde plc  |  45

Executive Compensation Matters

Compensation Discussion and Analysis

The following table describes the elements of our executive compensation program and the form of each element.

Element	Form
Base Salary	• Cash (salary increases, if applicable, are typically made effective on April 1st of each year).
Annual Variable Compensation	• Cash (based on achievement against financial, strategic non-financial, and individual objectives during the year).
Equity Awards

•     Stock Options (vest in equal installments on the first, second, and third anniversaries of the grant date).

•     PSUs (vest on the third anniversary of the grant date, subject to achievement against pre-established goals during the 3-year performance period).

•     RSUs (vest on the third anniversary of the grant date).

Perquisites and Personal Benefits

In addition to the compensation elements described above, the Company offers certain perquisites and personal benefits to the NEOs on a limited basis.  For 2020, the Compensation Committee reviewed and approved items that could be construed as perquisites or personal benefits for each NEO to ensure they are consistent with local country market practice or otherwise are provided for limited and specifically defined business purposes.  Some items that must be classified as perquisites relate to support provided to certain NEOs while on international assignment.  The international assignment benefits are fundamentally the same as available to other employees who are on similar international assignments.  International assignment compensation is tax equalized and no “tax gross-up” is permitted for any executive officer unless such gross-up is available to employees generally.

Pay Mix

For 2020, between 66% and 76% of the NEOs’ target total direct compensation opportunity was in the form of performance-based variable compensation and equity grants, motivating them to deliver strong business performance and drive shareholder value.

The performance-based compensation is “at risk” and dependent upon the Company’s achievement of pre-established financial and other business goals set by the Compensation Committee and, for equity incentives, also the Company’s stock price performance.  The annual variable compensation payout and the ultimate value of the performance-based equity compensation awards could be zero if the Company does not perform.

Performance-based equity compensation is valued at the “grant-date fair value” of each award as determined under accounting standards related to share-based compensation.

  46  |  Linde plc

Executive Compensation Matters

Compensation Discussion and Analysis

How Compensation Decisions Are Made

Shareholder Engagement

The Company maintains a robust outreach program whereby management regularly discusses executive compensation design and other relevant matters with shareholders.

At the July 2020 Annual General Meeting of Shareholders, approximately 90.4% of the votes cast were in favor of the Company’s Advisory Vote on NEO Compensation.  When making compensation program decisions, the Compensation Committee considered these results as well as shareholder feedback received during outreach sessions.

Role of the Compensation Committee

The Compensation Committee reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance relative to those goals, and determines and approves the CEO’s compensation. The Committee also reviews the performance of the other NEOs against the goals and objectives relevant to their compensation, and reviews and approves the compensation of the other NEOs.

Role of the Compensation Consultant

The Compensation Committee engages a third-party compensation consultant to assist in analysis to inform and support the Compensation Committee’s decisions on executive compensation.  For its consideration of 2020 executive compensation, the Compensation Committee engaged Deloitte Consulting LLP (“Deloitte Consulting”).  Subsequently, effective September 1, 2020, the Committee engaged Pearl Meyer LLC (“Pearl Meyer”) as its new compensation consultant following the termination of its contract with Deloitte Consulting.

Before engaging Pearl Meyer, and as part of the Committee’s standard practice to conduct such a review prior to selecting a new consultant and once annually thereafter, the Committee assessed the independence of the compensation consultant. After considering the six independence factors specified in the NYSE listing standards, the Committee determined that Pearl Meyer met the criteria for independence.

The scope of Pearl Meyer’s engagement includes:

•	Review of compensation programs and preparation and presentation to the Compensation Committee of reports on executive compensation trends and other various materials.
•	Review of the peer group analysis and compensation benchmarking studies prepared by management and review of other independent compensation data.
•	Advice on the determination of NEO’s compensation, the consultant’s view of the CEO’s recommendations for other NEO compensation, as well as input on the CEO’s compensation.
•	Review of and advice on compensation program design proposals presented by management for the Compensation Committee’s consideration.

Compensation Peer Group

The Compensation Committee established a Compensation Peer Group to be used to assess competitive market compensation ranges for its top officers.  Elements considered by the Committee when choosing companies for peers included market capitalization, revenue, net income, industry, global operations, location of headquarters and stock markets where publicly traded.  The Committee reviews the peer group on an annual basis, though will only make changes when appropriate as it values year-over-year consistency.  Below are the companies comprising the Compensation Peer Group that was used for making pay decisions for calendar year 2020.

Linde plc  |  47

Executive Compensation Matters

Compensation Discussion and Analysis

Risk Considerations

The Committee reviews the design of the Company’s incentive compensation plans on an annual basis to confirm that the incentive programs do not encourage excessive risk taking.  During the Committee’s review in January 2020, sufficient controls to incentive plan design were identified including payout caps, a blend of multiple financial and non-financial factors, and the significant weight given to rewarding long-term performance through equity awards.

Based on this review, management and the Committee do not believe that the Company’s incentive compensation plans create risks that are reasonably likely to have a material adverse effect on the Company.

  48  |  Linde plc

Executive Compensation Matters

Compensation Discussion and Analysis

2020 Executive Compensation Design and Decisions

Aggregate Compensation

In establishing the 2020 compensation for each NEO, the Compensation Committee considered whether the value of each NEO’s aggregate compensation package was consistent with its objectives for Linde’s executive compensation program.  It evaluated the following factors when determining compensation levels for NEOs:

•	market median data of international companies traded on the U.S. stock exchanges.
•	expected contribution to results, and exhibition of values, competencies and behaviors critical to the success of the Company.
•	internal equity: respective role, responsibilities and reporting relationships.
•	experience and time in similar roles.
•	retention objectives.

The Compensation Committee did not have a set formula for determining target compensation opportunity; however, it referred to the median benchmark data during its review.  Additionally, the Compensation Committee acknowledged that its general practice will be to establish compensation levels toward the lower end of a competitive market range for an executive officer who is newer to his or her role.  Conversely, a longer tenured executive officer with a history of strong performance will have target compensation levels set higher in the competitive range.

Direct Compensation for Executive Officers

Salary

While in January 2020 the Compensation Committee did approve, based on consideration of multiple factors including positioning to market, NEO salary increases to be made effective April 1, 2020, due to the COVID-19 pandemic it was subsequently decided to forgo these salary increases before they took effect.  Therefore, the NEO annual salary rates that were established by the Committee in 2019 continued to remain in effect throughout 2020. Williams Thermo Fisher United Technologies

Annual Performance-Based Variable Compensation

The Compensation Committee established an annual performance-based variable compensation program for the 2020 calendar year that focuses executives on the key objectives that position Linde for sustained growth, and the creation of shareholder value, without compromising long-term business objectives or encouraging excessive risk-taking.  The Committee decided not to make any changes to the general design of the annual variable compensation program for the 2020 calendar year compared to 2019.

The annual variable compensation program is comprised of three main components: financial performance, strategic and non-financial performance and individual performance.  This program is designed to deliver pay commensurate with performance wherein results that are greater than target goals are rewarded with above target payout levels, and performance not meeting minimum threshold expectations reduces the payout to zero.

Linde plc  |  49

Executive Compensation Matters

Compensation Discussion and Analysis

Financial Performance Goals

Awards under the annual variable compensation program are determined based on Company performance against challenging, pre-established financial goals.  This component is weighted 75% of the total financial and non-financial payout, and payouts related to this component can range from zero to 200% of target variable compensation (for up to 150 percentage points).  Top line sales growth is important to the Company and 25% of the financial performance goal is based on sales.  Recognizing the importance of profitability and cash flow to the Company, 50% of the financial performance goal is based on net income and the remaining 25% on operating cash flow.

To establish the goals related to the financial component of the program, the Compensation Committee considers many factors including the degree of control senior management may have over certain factors that affect financial performance.  Goals are established with the expectation that executives will be rewarded with higher payouts if actual performance exceeds targets.  Factors considered in setting the threshold, target and maximum financial performance goals for each financial measure include:

•	synergy goals and expectations,
•	management’s operating plan, including expected year-over-year challenges in performance,
•	macro-economic trends and outlooks in each of the countries in which the Company operates,
•	foreign exchange rate trends and outlook,
•	expected industrial gases industry peer performance and that of the broader S&P 500 and leading European companies,
•	shifts in key customer markets, and
•	expected contribution from contracts already awarded and decisions or actions already made or taken.

Strategic and Non-Financial Performance Goals

In alignment with the Company’s compensation philosophy, the design of the annual variable compensation program balances the need for management to deliver annual results with the desire to meet multi-year growth expectations.  Selected key strategic and non-financial performance objectives are included to recognize these critical measures of the Company’s health and potential for future success.

When establishing the 2020 program design, the Compensation Committee identified the strategic and non-financial elements that were considered most important to long-term sustainable success and established annual goals with respect to those elements.  Most of the strategic and non-financial goals are linked to quantitative and measurable objectives, although the Compensation Committee uses its judgment when determining the value awarded for goal achievement after a rigorous review of the results.  This component is weighted 25% of the total financial and non-financial payout, and payouts related to this component can range from zero to 200% of target variable compensation (for up to 50 percentage points). The 2020

  50  |  Linde plc

Executive Compensation Matters

Compensation Discussion and Analysis

strategic and non-financial performance goals are as follows:

GOAL	ADDITIONAL DETAIL

Values: Safety, Compliance, Sustainability and Inclusion

•     Zero fatalities with fatality potential event reduction

•     No significant process safety or environmental events

•     Best in class recordable injury, lost workday case and vehicle accident rates

•     Achieve world class performance in sustainability and continue progress toward greenhouse gas intensity reduction goals

•     A strong global compliance program and culture focusing on policies, procedures, training, reporting, accountability and verification via audit

•     Strengthen leadership pipeline, including globally diverse talent, through a single succession planning and performance management approach across the enterprise

•    Providing employees with a safe operating environment through investing in state of the art technology and by driving a culture in which safety is a top priority

•    Rigorous processes and procedures to ensure compliance with all applicable environmental regulations, to meet sustainable development performance targets and to continuously reduce the environmental impact of the Company’s operations in the communities in which it operates

•    Create and maintain a strong ethical culture in every country where Linde operates

•    All employees accountable for ensuring that business results are achieved in compliance with local laws and regulations and the Company’s Code of Business Integrity

•    Attraction, retention and development of a diverse and engaged workforce through a robust succession planning process

•    Employee value proposition includes providing strong, dynamic leadership, a challenging work environment, industry-leading performance, competitive pay and benefits, and rewards and recognition for outstanding performance

Strategy:

•     Position the business for long-term performance

•     Continue with value capture from integration: cost and capex efficiencies, growth synergies and adoption of best practices

•     Maintain focus on operational excellence while ensuring growth by leveraging applications technology, optimizing product line portfolio, executing backlog, positioning for large projects, and capitalizing on decarbonization opportunities including green hydrogen

•     Enhance organizational capabilities in productivity tools, processes and practices

•    Deliver excellent results in the short-term and over a longer, sustainable period of time

•    Rigorously assess the quality and future impact of actions taken, as benefits may not be recognized for several years

•    Monitor the “health” of the organization through pulse surveys

•    Focus on meeting schedules and cost estimates, starting-up plants reliably and efficiently, and supporting plant availability

•    Deliver value through continuous innovation to help Linde’s customers enhance their product quality, service, reliability, productivity, safety, and environmental performance

•    Work across disciplines, industries and sectors, with employees, customers, suppliers and a range of other stakeholders to get more output utilizing fewer resources and with less environmental impact

Relative Performance: • Strong performance relative to peer companies

•    Continue to be the best performing industrial gases company in the world

•    Assess how well we anticipate and manage adversity to optimize results

•    Determine if management’s actions appear more or less effective than those of Linde’s peers

•    Appropriately respond to macroeconomic or other external factors unknown at the time financial goals were established

Individual Performance

To reinforce a culture where pay is directly linked to performance and to recognize the contributions of individuals to overall Company results, an individual performance component is included in the annual variable compensation design.  Excluding the CEO, the Compensation Committee may make a positive, negative or no adjustment to each NEO’s performance-based variable compensation based on its evaluation of his individual performance.  For the CEO, the Compensation Committee may make a negative or no adjustment to his annual variable compensation payment to reflect his performance.

In evaluating if an individual performance adjustment was appropriate, the Compensation

Committee will consider various qualitative factors, such as the NEO’s:

•	performance in his or her principal area of responsibility,
•	degree of success in leading the Company to meet its strategic objectives, and
•

driving the Company’s key values (including sustainable development, safety, health & environment, diversity & inclusion, community engagement, and integrity & compliance) and competencies that are important to the success of the Company.

Linde plc  |  51

Executive Compensation Matters

Compensation Discussion and Analysis

Annual Performance-Based Variable Compensation Opportunity for 2020

The Compensation Committee established the 2020 variable compensation target for each NEO (expressed as a percent of salary that would be earned for 100% achievement of the performance goals).  The target level for each NEO ranged from 85% to 175% of base salary.

2021 ANNUAL VARIABLE COMPENSATION DESIGN: The Compensation Committee has determined to maintain the same design of the Company’s annual performance-based variable compensation program in 2021.

o. Mondelez Intl PPG Industries Raytheon Roche SAP Sherwin-Williams Thermo Fisher United Technologie

2020 Annual Performance-Based Variable Compensation Results and Payout

Financial Business Results

As noted above, financial goals are set considering multiple factors with the recognition that there are some items that cannot be easily predicted, and over which management has less control, such as foreign exchange rates and certain raw materials price changes.  As part of the variable compensation plan design, certain pre-determined adjustments may be made by the Compensation Committee to actual financial results in order to account for these elements.  The Compensation Committee may also conclude that additional adjustments are appropriate based upon unforeseen factors it deems extraordinary, non-recurring or otherwise material.

The chart below shows for each financial performance measure, the 2020 Corporate financial targets set by the Compensation Committee and the actual performance achieved. The overall Corporate payout factor for financial performance was 116.5% of target variable compensation.

The payouts for Messrs. Angel and White are based on Linde plc Corporate results. However, the financial payout factors for Messrs. Menezes, Lamba and Opfermann are based on a blend of the business segment results for their respective business segment (weighted 75%) and Corporate results (weighted 25%). The overall weighted average payout factors for financial performance for Messrs. Menezes, Lamba and Opfermann were 114.4%, 103.7%, and 93.0% respectively.

Financial Measure	Target ($ millions)	Actual ($ millions)	Weight	Achievement	Payout
Sales*	28,070	27,297	25%	71%	17.9%
Net Income*	4,372	4,382	50%	103%	51.2%
Operating Cash Flow	6,833	7,429	25%	189%	47.4%

* For the annual variable compensation program, sales and net income are measured in accordance with GAAP subject to certain adjustments that the Compensation Committee approves.

  52  |  Linde plc

Executive Compensation Matters

Compensation Discussion and Analysis

strategic Non-financial Business Results

Coupled with its assessment of performance related to financial goals, the Compensation Committee reviewed the strategic actions taken by management that focused on long term sustainable success.  After the end of the year, management presented to the Compensation Committee the degree of achievement in meeting each goal, and for each element, provided its view of the relative degree of importance to long term success.

Based on the results, the Compensation Committee determined that the Company’s performance with respect to the strategic and non-financial goals was favorable and set the Corporate strategic and non-financial payout factor at 160% of target variable compensation (relative to a 200% maximum).  The Compensation Committee noted the following as examples of actions that support the Company’s strategic objectives in determining 2020 variable compensation payouts:

•	Maintained world class safety performance with a 10% reduction in commercial vehicle incidents.
•	Managed COVID-19 pandemic through the following actions:
•	Maintained operations: no disruptions, no internally generated spreader events, and managed transition to remote work (IT, Technology tools).
•	Established Global Advisory Team in January to provide a global and consistent response:
o	Interfaced with local pandemic coordinators.
o	Key Policies established: COVID-19 Safety Behaviors, Return to Work (four stage phased approach), and Testing & Quarantine Guidelines.
•	Significant number of heroic actions:
o	Lincare caring for 40,000 COVID-19 patients.
o	Ramping up Oxygen supply, installing new Oxygen systems for COVID hospital surge.
o	Drivers delivering to customers into “Hot/Red” zones.
o	Plant operators living at plants to maintain operations.
•	Delivered productivity of $860 million, 24% above plan target.
•	Created over $150 million worth of impact from digitalization, including new technologies and best practices adoption.
•Completed first annual training and certification of Company’s new Code of Business Integrity with 100% of targeted employees.
•	Trained approximately 1,200 leaders of the Company on Unconscious Bias.
•	Capitalized on decarbonization opportunities by developing over $100 million of projects in EMEA.
•	Received Public Recognition:
•	Dow Jones Sustainability World Index: only chemical company recognized for 18 consecutive years.
•	MSCI ESG Rating upgraded to “A.”
•

Consistently listed on major Diversity and Inclusion indices: Bloomberg’s Gender Equality Index, Forbes Best Employer for Diversity, Financial Times Diversity Leaders and Human Rights Campaign Corporate Equality Index.

•	Recognized as Top Noteworthy Company by DiversityInc.

Individual Performance Adjustments

Excluding the CEO, the Compensation Committee may make a positive, negative or no adjustment to each NEO’s performance-based variable compensation based on its evaluation of individual performance.  In evaluating if an individual performance adjustment was appropriate, the Compensation Committee considered various qualitative factors, such as the NEO’s:

•	performance in his or her principal area of responsibility,
•	championing of the values and competencies that are important to the success of the Company.

Adjustments were made to the payouts of each NEO based upon individual performance in 2020.  When considering the individual performance, the Compensation Committee considered the factors above including sustainable development, safety, health & environment, diversity & inclusion, community engagement, and integrity & compliance. None of the adjustments made were material to annual performance-based variable compensation payments.

Linde plc  |  53

Executive Compensation Matters

Compensation Discussion and Analysis

Set forth below is the calculation of the CEO’s 2020 variable compensation payout determined in accordance with the criteria described above.

2020 Equity Awards Design

Equity awards are the largest portion of each NEO’s target compensation.  This weighting helps ensure a strong alignment of NEOs’ and shareholders’ long-term interests.  Annual grants of equity awards are made to incent and reward sustained performance.

Equity awards are granted as a mix of stock options, performance share units (PSUs) and restricted stock units (RSUs).  The mix and type of equity awards granted to the CEO and other NEOs is the same as those granted to all eligible executives of the Company.  Fully aligning the leadership team, from mid-management to officers, helps sustain the Company’s pay for performance culture by incenting and rewarding all participants with the same goals and performance results.

  54  |  Linde plc

Executive Compensation Matters

Compensation Discussion and Analysis

Performance Share Units (50% of award target value)

The Compensation Committee includes PSUs in its award mix as this vehicle focuses executives on the Company’s mid-term performance objectives.  A three-year performance period is believed to be an appropriate balance between the one-year performance-based variable compensation goals and the longer-term stock option share price growth goals.  Additionally, the overlapping three-year performance periods that result from regular annual grants promote retention and encourage management to focus on sustainable growth and shareholder returns.  Key features of the PSUs include:

•	Vest if pre-established multi-year performance goals are attained and forfeited if threshold goals are not met.
•	Pay no dividends nor accrue dividend equivalents prior to vesting.
•	Require NEOs to hold all after-tax shares derived from vested awards until their respective stock ownership requirement is met.

The Committee determined that using a Return on Capital (ROC) performance goal would be appropriate as it encourages and rewards the executive team for focusing decisions and taking actions that drive long term ROC performance.

A relative Total Shareholder Return (TSR) goal was also considered appropriate as this portion of the equity award will further strengthen alignment of management payouts with shareholder returns.  In order to align with the Company’s global shareholder base, it was determined that TSR performance would be measured against a blended group of companies that is comprised of those that are listed on the S&P 500, excluding the

Financial sector, plus those that are designated as Eurofirst 300 at January 1, 2020.

Stock Options (30% of award target value)

The Compensation Committee believes that stock options present an appropriate balance of risk and reward in that the options have no value unless the Company’s stock price increases above the option exercise price and that the opportunity to realize value from growth in shareholder value over the ten-year grant term encourages long term decision-making.  The Compensation Committee notes that the Company’s executives place a high value on stock options as a compensation vehicle.  Key features of the stock options include:

•	Exercise price is fixed at 100% of the closing market price on date of grant.
•	Vest in equal annual tranches over three years and expire after ten years.
•	No repricing without shareholder approval.
•	Require NEOs to hold all shares obtained from exercise, net of taxes and exercise price, until their respective stock ownership requirement is met.

Restricted Stock Units (20% of award target value)

The Compensation Committee recognizes that RSUs can provide appropriate rewards to executives through alignment with the Company’s stock price.  The RSUs are the smallest component of the equity award mix, and cliff vest three years after their grant date to aid NEO retention.  RSUs can also mitigate some of the impact of an economic downturn on the PSU and stock option components of the annual awards.  Key features of the RSUs include:

•	Pay no dividends nor accrue dividend equivalents prior to vesting.
•	Require NEOs to hold all after-tax shares derived from vested awards until their respective stock ownership requirement is met.

2020 Equity Award Grants

The Compensation Committee established the target dollar value of 2020 equity awards for each NEO.  The Compensation Committee examined relative responsibility of the NEOs and each NEO’s position to market with consideration of how long he or she had been in the current role. Particular emphasis was placed on the importance of providing NEOs incentive and appropriate reward for taking high quality actions to support sustainable long-term growth.

ROC-measured performance share units

The ROC goal for the PSU awards covering fiscal years 2020 - 2022 was determined after the Compensation Committee examined prior-year ROC results, industry ROC averages, capital expenditure projections and the Company’s weighted average cost of capital. The payout schedule was set with the intent of encouraging and rewarding the executive team for taking

Linde plc  |  55

Executive Compensation Matters

Compensation Discussion and Analysis

actions that result in industry-leading ROC performance.

The March 2020 awards are measured against the following ROC goals:

2020-2022	Average Annual ROC	Payout*
Below Threshold	<11.7%	0%
Threshold	11.7%	50%
Target	13.0%	100%
Maximum	≥14.0%	200%

*Interpolated for results between threshold and maximum.

ROC is the Company’s after-tax return on capital as reported in its quarterly and annual Consolidated Financial Statements, adjusted to eliminate the after-tax effect of any acquisition occurring during the Performance Period that was not known at the time the goals were set.

Relative TSR-measured performance share units

The March 2020 Relative TSR awards are measured against a blended group of companies that is comprised of those that are listed on the S&P 500, excluding the Financial sector, plus those that are designated as Eurofirst 300 at January 1, 2020, and payouts will be determined based on the following schedule:

2020-2022	TSR Rank	Payout*
Below Threshold	<25%ile	0%
Threshold	25%ile	25%
Target	50%ile	100%
Maximum	≥75%ile	200%

*Interpolated for results between threshold and maximum.

2021 EQUITY AWARD DESIGN: The Compensation Committee has determined to maintain the same design of the Company’s equity award program in 2021.

Legacy Praxair 2020 Equity Award Payouts

As detailed in the Business Combination Agreement, at the time of merger, each outstanding Praxair PSU was converted into a Company RSU with the number of shares subject to the replacement award equal to the greater of (i) the target number of shares subject to the Praxair PSU or (ii) the number of shares determined based upon the achievement of the performance goals immediately prior to the effective time of the merger, as determined by the

Praxair Compensation Committee.  In February 2020, the replacement RSUs from the 2017 Praxair PSU grants vested and were distributed in shares. Below are the conversion rates for those awards that were directed by the Praxair Compensation Committee at the time of merger and applied to the 2017 Praxair PSU grants to determine the number of Company RSUs that vested in February 2020.

Legacy Praxair PSU Awards	Target	Actual Performance at Merger	Conversion Rate
2017 through 2019 relative TSR	50%ile	75.5%ile	200%
2017 to 2019 average annual ROC	12.5%	13.1%	160%

Health, Welfare and Retirement Benefits

Competitive benefits are provided to attract executive talent, promote employee health and well-being, provide opportunity for retirement income accumulation, encourage long-term service, and where allowed, to include opportunities to “invest in” Company stock.

Generally, the Company makes available to NEOs benefits that are similar to those provided to other employees based upon the location of their employer and provides perquisites and personal benefits consistent with local market practices.

U.S. Tax-Qualified Pension Plan

•	The Company maintains a tax-qualified pension plan for eligible U.S. employees, including eligible NEOs.

U.S. Supplemental Retirement Income Plan

•	The plan is maintained for the primary purpose of providing retirement benefits that

  56  |  Linde plc

Executive Compensation Matters

Compensation Discussion and Analysis

would otherwise be paid to eligible employees under the U.S. tax-qualified pension plan but for certain limitations under federal tax law.
•	Incremental benefits paid are calculated in the same manner as the underlying U.S. tax-qualified pension plan.
•	Only base salary and annual variable compensation awards are considered in pension calculations.

Pension Commitments for Messrs. Lamba and Opfermann

•	Mr. Lamba has an individual pension agreement with a Company affiliate.
•	Mr. Opfermann participates in the same pension and retirement savings arrangements as other German-based executives of the Company.

U.S. 401(k) Plan

•	Eligible U.S. employees, including NEOs may make voluntary contributions to the plan that are invested in various funds, including a Company stock fund, as directed by the NEO.

U.S. Deferred Compensation

•	U.S. employees eligible to participate in the Variable Compensation Plan, including NEOs, may participate in the plan.
•	Contributions to the plan are voluntary and represent compensation already earned by the participants.
•	No above-market earnings are payable.

Other Plans

•	Medical and dental plans, disability, life insurance, relocation and vacation programs are provided.

Other Compensation Policies and Considerations

International Assignment Benefits

The Company provides certain benefits to employees who relocate to another country at the Company’s request, as part of its global mobility program.  These benefits include relocation expenses, host country housing and transportation, allowances for goods and services, tax preparation services, and income tax equalization.  The goal of these benefits is to ensure that employees are not financially advantaged or disadvantaged as a result of their relocation or international assignment, including related taxes.  In March 2019, Mr. Menezes began an assignment in Germany and became eligible for mobility benefits.  In January 2020, Mr. Opfermann began an assignment in the United States and became eligible for mobility benefits.  These amounts for both Messrs. Menezes and Opfermann are detailed in footnote 5 of the Summary Compensation Table. Mr. Lamba began an assignment in the United States in January 2021 and became eligible for mobility benefits at that time.

Generally, while on an international assignment, NEO’s continue to receive pay and health, welfare and retirement benefits from their home countries.

Severance Benefits

The Company provides severance benefits to eligible employees, including NEOs, consistent with the terms of its severance programs, applicable local law, and local practices.

Messrs. Lamba and Opfermann are parties to agreements with a Company affiliate that provide severance entitlements in the event their employment ends under specified circumstances.

Additional information about the Company’s severance arrangements applicable to each NEO is included in the section below entitled “Severance and Other Change-In-Control Benefits.”

After 35 years with the Company, Mr. Menezes elected to retire from employment with the Company as of March 31, 2021.  Additional information regarding his separation from employment is included in the section below entitled “Severance and other Change-in-Control Benefits – Subsequent Development.”

Linde plc  |  57

Executive Compensation Matters

Compensation Discussion and Analysis

Stock Ownership, Retention Requirements, Hedging, and Pledging

In order to align executives’ interests with shareholder interests, the Compensation Committee has established a stock ownership policy for NEOs (see disclosure on details of this policy in the “Executive Stock Ownership and Shareholding Policy” section above).  NEOs may comply with this policy by acquiring Company stock or stock-equivalent units through equity incentive grants, as well as, if eligible, through the Company’s Compensation Deferral Program, 401(k) Plan, Dividend Reinvestment and Stock Purchase Plan and through other personal investments.  Under the Company’s Stock

Ownership Policy, unless the stock ownership level is met, an executive officer may not sell any of his or her holdings of Company stock and must hold all shares acquired after tax upon vesting of PSUs or RSUs and shares acquired upon an option exercise net of shares used to pay taxes and/or the option exercise price.  An executive officer may not engage in hedging transactions related to Company stock that would have the effect of reducing or eliminating the economic risk of holding Company stock.  In addition, no executive officer may pledge or otherwise encumber any of his or her Company stock.

Recapture Clawback Policy

The Board has adopted a policy for the recapture of annual performance-based variable compensation payouts, equity grants and certain equity gains in the event of a later restatement of financial results.  Specifically, if the Board, or an appropriate committee thereof, has determined that any fraud by any Section 16 officer of the Company materially contributed to the Company having to restate all or a portion of its financial statements, the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity.  Among those remedies, to the extent permitted by applicable law and not withstanding anything to the contrary in any Company equity or other compensation plan, award agreement or contract, the Board or its committee may require cancellation, forfeiture or reimbursement of any performance-based cash, stock or equity-based award paid or granted to, or gains realized by (such as through the exercise of stock options, payment or settlement of awards or sale of equity securities) any Section 16 officer of the Company, if and to the extent that:

•

the amount of such cash, stock or equity-based award was calculated based upon, or realized gain can reasonably be attributed to, certain financial results that were subsequently reduced due to a restatement, and

•	the amount of the cash, stock or equity-based award, or gain that would have been paid or granted or realized, would have been lower than the amount actually paid or granted or realized.

Tax and Accounting

The accounting treatment of the compensation program was reviewed by the Compensation Committee but did not impact the selection and design of the annual variable compensation program or equity compensation for 2020, although all of the equity awards to the NEOs were made in such a manner as to not require liability accounting treatment.

  58  |  Linde plc

Executive Compensation Matters

Executive Compensation Tables

Executive Compensation Tables

The tables below present compensation information for the Company’s NEOs and include footnotes and other narrative explanations important for understanding of the compensation information in each table.  The Summary Compensation Table summarizes key components of NEO compensation for 2018, 2019 and 2020.  The information included for 2018 is based upon the executive compensation programs established prior to the 2018 business combination of Linde AG and Praxair, Inc. (the “Business Combination”) by the Praxair Compensation Committee or the Linde AG Supervisory Board, as applicable.

The tables following the Summary Compensation Table provide more detailed information about the various types of NEO compensation for 2020, some of which are included in the Summary Compensation Table.  The final table provides information regarding compensation that NEOs would receive if their employment with the Company terminates under various circumstances or in connection with a change-in-control.  Note that all 2020 amounts reported for Messrs. Lamba and Opfermann have been converted from Euro to U.S. Dollars using an exchange rate of 1.141367.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Stephen F. Angel,	2020	1,545,000	7,880,305	2,950,344	3,441,874	2,474,000	265,378	18,556,901
Chief Executive Officer	2019	1,520,833	9,121,847	4,152,405	3,726,422	3,596,000	358,371	22,475,878
	2018	1,381,250	5,541,113	6,455,741	3,632,089	0	49,139,132	66,149,326
Matthew J. White,	2020	755,000	2,031,029	760,293	1,160,546	95,000	33,938	4,835,805
Executive Vice President &	2019	742,500	2,415,358	1,099,328	1,273,517	68,000	37,656	5,636,359
Chief Financial Officer	2018	672,500	1,124,294	1,309,557	1,227,146	63,000	34,425	4,430,922
Eduardo Menezes,	2020	755,000	1,746,550	653,631	1,093,519	2,080,000	577,205	6,905,904
Executive Vice President, EMEA (7)	2019	742,500	2,079,213	946,189	1,137,161	3,222,000	635,516	8,762,578
	2018	672,500	1,067,826	1,244,044	1,193,449	0	12,656,237	16,834,055
Sanjiv Lamba,	2020	757,868	1,746,550	653,631	1,096,320	863,442	30,385	5,148,195
Chief Operating Officer	2019	740,177	2,285,998	2,027,369	1,418,403	949,383	34,679	7,456,009
	2018	765,390	0	0	2,477,356	1,085,528	24,029	4,352,304
Andreas Opfermann	2020	652,508	1,212,785	453,966	630,616	200,296	658,242	3,808,413
Executive Vice President, Americas (8)

(1)	Amounts reported are actual salaries paid for the calendar year and include adjustments to base salary rates if applicable.
(2)

These amounts were not paid in the respective year but rather are the full grant date fair value of equity awards made for each year as determined under accounting standards related to share-based compensation.  The Stock Awards amounts are the values for the PSU grants made in 2019 and 2020 to each NEO valued at the target number of shares granted and the values of RSU grants made to each NEO in each year.  The Option Awards amounts are the values for options granted in each year.  The assumptions used in computing the Option Awards and Stock Awards amounts are included in Note 15 to the Company’s 2020 financial statements in the 2020 Form 10-K and Annual Report.  The amounts shown in the Stock Awards and Option Awards columns are subject to vesting conditions that may or may not result in actual payouts in future years.  In addition, a stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option).  If a NEO exercises an in-the-money option, the NEO would then realize an actual gain.  Any gain realized for options exercised in 2020 and the value realized in connection with RSUs that vested in 2020, are reported in the “2020 Option Exercises and Stock Vested” table.

(3)

Each NEO was paid a performance-based variable compensation payment in 2021 based upon the Company’s 2020 performance, in 2020 based upon the Company’s 2019 performance, and in 2019 based upon the 2018 performance of their respective legacy company.  These amounts are reported as “Non-equity Incentive Plan Compensation.”  See the detailed description of the 2020 awards and the Company’s Variable Compensation Plan in the CD&A under the section “Annual Performance-Based Variable Compensation.”  Awards for 2018 were determined based upon each legacy company’s achieved performance against goals that were set by the applicable legacy company under its short term variable compensation plan.

In 2018, Mr. Lamba did not receive a long-term incentive grant with a four-year financial goal.  Instead, for the transition year, he received an additional annual performance-based award.  This column includes payments that were paid in 2019 to Mr. Lamba for 2018 performance.

(4)

Amounts in this column are the annual increase in actuarial present value of retirement benefits payable under the Company’s Pension Program or the NEO’s pension agreement.  These amounts were not actually paid to any NEO. The total pension present value accrued for each NEO through 2020 is disclosed in the 2020 Pension Benefits table. See the detailed description of the pension benefits under “Additional Information Regarding 2020 Pension Benefits Table” below for further information.

Linde plc  |  59

Executive Compensation Matters

Executive Compensation Tables

No amounts accumulated under the Company’s Compensation Deferral Program earn above market or “preferential” interest or other earnings; therefore, no earnings are included in this column.

(5)

This column includes any perquisites or personal benefits that exceeded $10,000 for any NEO during 2020, valued at incremental costs.  NEOs were not reimbursed for any taxes due based on the imputed value of Company-provided perquisites or personal benefits not generally available to all employees.  Such perquisites or personal benefits were:

Name	Matching Contribution	Personal Use of Company Aircraft	Company Car	Executive Insurance	International Assignment Benefits	Financial Planning	Other
Stephen F. Angel	57,038	193,816	0	0	0	13,525	1,000
Matthew J. White	32,938	0	0	0	0	0	1,000
Eduardo Menezes	28,313	0	8,013	0	527,354	13,525	0
Sanjiv Lamba	0	0	13,957	12,497	0	0	3,931
Andreas Opfermann	4,682	0	11,587	7,390	634,583	0	0

Matching Contribution for Messrs. Angel, White and Menezes includes Company contributions to the Company’s U.S. 401(k) Plan and Company contributions to the U.S. Compensation Deferral Program described under the “2020 Nonqualified Deferred Compensation” table below.  Matching Contribution for Mr. Opfermann includes Company matching contributions to the Linde Vorsorgeplan, a salary savings plan generally available to employees of the Company’s German affiliates.

For reasons of security and time management, the Board requires the CEO to use the Company’s corporate aircraft for personal use as well as business travel.  The aircraft is available for the Company’s use through a time-share arrangement with a fixed time-share charge for the right to use the aircraft and a per-trip charge. The Company calculates the incremental aircraft costs for Mr. Angel’s personal use as the full amount of those per-trip charges attributable to his personal use.  The fixed time-share charge is not included as an incremental cost, as the Company must pay this amount even if Mr. Angel does not use the aircraft for personal travel.

For those NEOs on international assignment or employed in a country with a market practice of providing a Company car, the aggregate incremental cost to the Company for personal use of the car, including lease payments, fuel, insurance, repairs and maintenance is shown.

The amounts shown for Executive Insurance equal the premiums paid by the Company on behalf of each NEO with respect to his personal director & officer, liability, accident, travel health, luggage and life insurance coverages.

Other perquisites include U.S. Health Savings Account contributions for Messrs. Angel and White and the cost of Mr. Lamba’s executive annual physical.

International Assignment Benefits include the expenses paid pursuant to the Company’s standard global mobility program in connection with Mr. Menezes’ assignment to Germany as Executive Vice President, EMEA, and in connection with Mr. Opfermann’s assignment to the United States as Executive Vice President, Americas. These costs were primarily associated with housing and tax equalization expenses.

(6)

The Business Combination constituted a “change-in-control” of Praxair under the Praxair Supplemental Retirement Income Plans (collectively referred to as the “SRIP”), triggering all benefits accrued through October 31, 2018 to become immediately vested and payable as soon as practicable following the completion of the Business Combination unless the NEO had previously made a valid election to waive his right to receive an accelerated payment of his SRIP benefit in connection with the change-in-control and to instead receive such payment in the ordinary course. Of the three legacy Praxair NEOs participating in the SRIP, only Mr. White made such an election.  Shortly after the completion of the Business Combination, payments were made to Messrs. Angel and Menezes of $48,888,590 and $12,617,018, respectively, representing their SRIP benefits accrued through October 31, 2018.  The amounts reported for 2018 reflect these payments.  Additional benefits that become payable to Messrs. Angel and Menezes in connection with their continued service under the SRIP will be reduced to reflect the payment of these accrued benefits.  Messrs. Lamba and Opfermann do not participate in the SRIP and did not receive any payments of their pension benefits in connection with the Business Combination.

(7)

After 35 years with the Company, Mr. Menezes elected to retire from employment with the Company effective as of March 31, 2021. Additional information regarding his separation from employment is included in the section below entitled “Severance and other Change-in-Control Benefits – Subsequent Development.”

(8)	Because Mr. Opfermann was not an NEO in 2018 or 2019, only 2020 compensation is provided for him.

  60  |  Linde plc

Executive Compensation Matters

Executive Compensation Tables

2020 Grants of Plan-Based Awards

Below is information regarding the 2020 Non-Equity Incentive Plan Compensation, Stock Awards and the Option Awards reported in the Summary Compensation Table above.  The 2020 option grants, performance share unit (PSU) and restricted stock unit (RSU) awards reported in the table below were made under the Amended and Restated 2009 Linde Long Term Incentive Plan. The awards granted to NEOs were made on substantially the same terms as the 2020 grants that were made to all other eligible employees.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date (1)	Compen- sation Committee Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Stephen F. Angel
Variable Cash (2)			0	2,703,750	5,407,500
Stock Options (3)	3/9/2020	2/24/2020								169,560	173.13	2,950,344
RSUs (4)	3/9/2020	2/24/2020							13,935			2,253,708
ROC PSUs (5)	3/9/2020	2/24/2020				0	20,900	41,800				3,380,157
TSR PSUs (5)	3/9/2020	2/24/2020				0	11,300	22,600				2,246,440
Matthew J. White
Variable Cash (2)			0	792,750	1,981,875
Stock Options (3)	3/9/2020	2/24/2020								43,695	173.13	760,293
RSUs (4)	3/9/2020	2/24/2020							3,590			580,611
ROC PSUs (5)	3/9/2020	2/24/2020				0	5,385	10,770				870,916
TSR PSUs (5)	3/9/2020	2/24/2020				0	2,915	5,830				579,502
Eduardo Menezes
Variable Cash (2)			0	792,750	1,981,875
Stock Options (3)	3/9/2020	2/24/2020								37,565	173.13	653,631
RSUs (4)	3/9/2020	2/24/2020							3,090			499,746
ROC PSUs (5)	3/9/2020	2/24/2020				0	4,630	9,260				748,810
TSR PSUs (5)	3/9/2020	2/24/2020				0	2,505	5,010				497,994
Sanjiv Lamba
Variable Cash (2)			0	795,761	1,989,403
Stock Options (3)	3/9/2020	2/24/2020								37,565	173.13	653,631
RSUs (4)	3/9/2020	2/24/2020							3,090			499,746
ROC PSUs (5)	3/9/2020	2/24/2020				0	4,630	9,260				748,810
TSR PSUs (5)	3/9/2020	2/24/2020				0	2,505	5,010				497,994
Andreas Opfermann
Variable Cash (2)			0	554,632	1,386,580
Stock Options (3)	3/9/2020	2/24/2020								26,090	173.13	453,966
RSUs (4)	3/9/2020	2/24/2020							2,145			346,911
ROC PSUs (5)	3/9/2020	2/24/2020				0	3,215	6,430				519,962
TSR PSUs (5)	3/9/2020	2/24/2020				0	1,740	3,480				345,912
(1)

On February 24, 2020, the Company’s Compensation Committee approved the stock options, PSUs and RSUs to be granted to NEOs.  It set March 9, 2020 as the actual grant date for all award types.  For a more detailed description of equity grant practices, see the CD&A under the caption “2020 Equity Award Grants”.

(2)

The actual amount of performance-based variable compensation paid for 2020 performance is shown in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation.”  The amounts shown in these columns in the table above are the range of potential 2020 payments that could have been made.  For more information, see the descriptions in the CD&A under the “Annual Performance-Based Variable Compensation” section.

(3)	These are the number of shares underlying stock option grants made in March 2020. See the explanation set forth in the CD&A under the caption “2020 Equity Award Grants” for more information.
(4)	This is the number of restricted stock units granted in March 2020. See the explanation set forth in the CD&A under the caption “2020 Equity Award Grants” for more information.
(5)

These are the threshold, target and maximum number of shares that may be earned under PSU awards made in March 2020. See the explanation set forth in the CD&A under the caption “2020 Equity Award Grants” for more information.

(6)

The amounts are the full grant date fair values of the RSU awards, PSU awards, and the stock option grants made in 2020, calculated in accordance with accounting standards related to share-based compensation.  The values for the PSU awards are based on the target number of shares granted.  These amounts are neither paid to any NEO nor equal to the amounts recognized by the Company as compensation expense in 2020.

Linde plc  |  61

Executive Compensation Matters

Executive Compensation Tables

2020 Outstanding Equity Awards at Fiscal Year-End

The table below shows outstanding equity awards at the end of 2020.  The material terms of the awards are described under the caption “2020 Equity Award Grants” in the CD&A and in the footnotes to the table below.  Treatment of equity awards upon termination of employment is described in the “Severance and Other Change-in-Control Benefits” section under the caption “Equity Awards.”

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Stephen F. Angel	261,075	0	128.38	2/24/2015	2/24/2025	67,960	17,908,140	67,470	17,779,020
	416,355	0	102.22	2/23/2016	2/23/2026
	435,850	0	118.71	2/28/2017	2/26/2027
	212,520	106,260	154.00	2/27/2018	2/25/2028
	59,201	118,404	176.63	3/20/2019	3/20/2029
	0	169,560	173.13	3/9/2020	3/8/2030
Matthew J. White	40,865	0	128.38	2/24/2015	2/24/2025	15,525	4,090,993	17,640	4,648,316
	85,205	0	102.22	2/23/2016	2/23/2026
	72,795	0	118.71	2/28/2017	2/26/2027
	43,110	21,555	154.00	2/27/2018	2/25/2028
	15,673	31,347	176.63	3/20/2019	3/20/2029
	0	43,695	173.13	3/9/2020	3/8/2030
Eduardo Menezes	89,070	0	102.22	2/23/2016	2/23/2026	14,055	3,703,633	15,175	3,998,764
	71,400	0	118.71	2/28/2017	2/26/2027
	40,953	20,477	154.00	2/27/2018	2/25/2028
	13,490	26,980	176.63	3/20/2019	3/20/2029
	0	37,565	173.13	3/9/2020	3/8/2030
Sanjiv Lamba	13,490	26,980	176.63	3/20/2019	3/20/2029	7,366	1,941,015	15,175	3,998,764
	3,052	0	1.92	4/24/2019	6/1/2021
	0	2,840	1.92	4/24/2019	6/7/2022
	0	37,565	173.13	3/9/2020	3/8/2030
Andreas Opfermann	0	387	1.92	11/1/2018	6/7/2022	2,558	674,059	5,675	1,495,419
	1,200	2,400	176.63	3/20/2019	3/20/2029
	0	26,090	173.13	3/9/2020	3/8/2030

(1)

For all stock option awards except those granted to Mr. Opfermann on November 1, 2018 and to Mr. Lamba on April 24, 2019, each stock option vests in three consecutive equal annual installments beginning on the first anniversary of the grant date.

The stock option awards granted on November 1, 2018 and April 24, 2019 to Messrs. Opfermann and Lamba, respectively, represent the Linde plc option awards that were granted in replacement of certain Linde AG awards pursuant to the Business Combination Agreement between Praxair and Linde (“Replacement Awards”).  These stock options will vest in full one year before their expiration dates, which correspond to the remaining qualifying periods for the cancelled Linde AG equity awards that they replaced.

(2)

The exercise price for all stock options is generally the closing price on the NYSE on the date of grant.  However, as dictated by the Business Combination Agreement, the Replacement Awards granted to Messrs. Opfermann and Lamba have an exercise price that corresponds to the exercise price that applied to the terminated Linde AG stock options (i.e. €2.56 per share) adjusted to reflect the exchange ratio and an exchange rate of 1.1407 (from the time the exchange offer was completed), as the options, once vested, are exercisable in U.S. dollars on the NYSE.

(3)

This column includes the number of shares underlying the RSU awards granted to the NEOs on March 20, 2019 and March 9, 2020.  Additional information is discussed in the CD&A under the caption “2020 Equity Award Grants.” Also included for Messrs. Angel, White and Menezes are the Company RSU awards that were provided in place of outstanding Praxair 2018 RSU awards upon the completion of the Business Combination.  The portion of awards that replaced the 2018 RSUs vested on February 27, 2021.  For Messrs. Lamba and Opfermann, the amounts shown also include the Linde plc RSU awards that were determined upon the completion of the Business Combination in accordance with the Business Combination Agreement.  These awards were made to Mr. Opfermann on November 1, 2018 and to Mr. Lamba on April 24, 2019, and maintain the vesting dates of the underlying Linde AG awards that were cancelled.

(4)

The market value reported in this column is the number of unvested restricted stock units multiplied by the $263.51 December 31, 2020 closing price of the Company’s common stock as reported on the NYSE.

(5)	Where applicable under U.S. tax law, the Company collects from NEOs and pays Federal Insurance Contributions Act (FICA) taxes on awards.
(6)	This column includes the target number of PSUs granted in May 2019 and March 2020. For more information, please see the explanation set forth in the CD&A under the caption “2020 Equity Award Grants.”

  62  |  Linde plc

Executive Compensation Matters

Executive Compensation Tables

2020 Option Exercises and Stock Vested

This table provides information about any stock options that were exercised and restricted stock units that vested during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Stephen F. Angel	390,945	52,942,148	80,212 (3)	15,321,294 (3)
Matthew J. White	46,150	4,649,568	13,410	2,561,444
Eduardo Menezes	162,905	20,329,276	13,148	2,511,399
Sanjiv Lamba	862	163,819	502	103,020
Andreas Opfermann	457	112,326	75	15,392

(1)

The option exercise value realized for 2020 equals the (i) NYSE market price of the Company’s common stock at the time of the option exercise minus the option exercise price, multiplied by (ii) the option shares exercised.  All amounts reported are before taxes.

(2)

For Messrs. Angel, White and Menezes, the values represent shares acquired pursuant to the vesting and payout in February 2020 of Company RSU awards that replaced the Praxair 2017 PSU awards outstanding at the time of the Business Combination.

For Messrs. Lamba and Opfermann, the values represent shares acquired pursuant to the vesting and payout in June 2020 of Company RSU awards granted to Mr. Lamba in April 2019 and to Mr. Opfermann in November 2018 to replace the unpaid portion of the 2016 Linde AG matching share rights that were cancelled in connection with the Business Combination.

In all cases, the value of the shares is before taxes and equals the number of shares paid out multiplied by the NYSE closing price of the Company’s common stock on the applicable vesting dates.

(3)

The amounts reported for Mr. Angel were not paid to him in 2020 because he previously made a voluntary election to defer payment of shares in settlement of his vested RSU award until a future date. See the “2020 Nonqualified Deferred Compensation” table and the narrative description in the “Material Terms of PSU and/or RSU Deferral Elections” section for more information.

Linde plc  |  63

Executive Compensation Matters

Executive Compensation Tables

2020 Pension Benefits

The table below shows certain retirement benefit information under the Company’s Pension Programs and agreements.

Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Stephen F. Angel (3)	Linde U.S. Pension Plan	20	1,181,000	0
	Supplemental Retirement Income Plan	41	8,192,000	0
Matthew J. White	Linde U.S. Pension Plan	16	179,000	0
	Supplemental Retirement Income Plan	16	367,000	0
Eduardo Menezes (4)	Linde U.S. Pension Plan	35	2,341,000	0
	Supplemental Retirement Income Plan	35	6,740,000	0
Sanjiv Lamba	Linde Pension Obligation	10	4,392,833	0
Andreas Opfermann	Linde Pension Obligation	16	1,325,754	0

(1)

Messrs. Angel and Menezes participate in the Linde U.S. Pension Program’s Traditional Design component and Mr. White participates in the Linde U.S. Pension Program’s Account-Based Design Component.  Messrs. Lamba’s and Opfermann’s pension entitlements are set out in individual contracts.  Further details of the Company’s pension obligations for each NEO are included under “Additional Information Regarding 2020 Pension Benefit Table” below.

(2)	See the narrative after the table for a description of the Present Value of Accumulated Benefit. The values for each plan listed above are additive.
(3)	The Linde U.S. Pension Plan credited years of service for Mr. Angel represent his actual years of service with the Company.

The Supplemental Retirement Income Plan credited years of service adds the recognition of Mr. Angel’s 21.64 years of prior General Electric service.  In connection with Mr. Angel’s recruitment to the Company in 2001 and in order to provide him with a retention incentive, the Company agreed to provide Mr. Angel with credit under the Linde Inc. Supplemental Retirement Income Plans (collectively referred to as the “SRIP”) to recognize his years of service with his prior employer, General Electric.  The receipt of this additional credited service was subject to time-based vesting requirements which were satisfied in 2016.  The Company has recognized as an accrued pension liability, the additional years of service credit that Mr. Angel received under the SRIP over the course of his anticipated years of service, and no future accruals are expected as the liability has been fully accrued and the years of service credit fully vested.

When Mr. Angel retires, he will receive retirement benefits under the Pension Program based on his Company service plus the additional years of recognized General Electric service, less offsets for the benefits paid pursuant to the SRIP in connection with the Business Combination (see Note 6 to the “Summary Compensation Table” above and the detailed description of the Pension Program below) and the benefits he receives under the General Electric retirement plans.  The values shown above include the effect of these offsets.  If Mr. Angel is terminated for cause (as defined in the service credit agreement) he will forfeit recognition of his prior General Electric service and value attributed to this service to the extent previously paid may be recouped by the Company.

(4)

Credited years of service reported for Mr. Menezes combine his service with the Company and White Martins, the Company’s Brazilian subsidiary.  Years of service reflect certain equitable adjustments for Mr. Menezes related to his service for White Martins, which adjustments were generally applicable to all similarly situated employees.  Upon his retirement from the Company, he will receive Pension Program retirement benefits based on his combined Company and White Martins service, less an offset for the benefits he receives under the White Martins retirement plan and for the benefits paid pursuant to the SRIP (see Note 6 to the “Summary Compensation Table” above and the detailed description of the Pension Program below).  The values shown above include the effect of these offsets.  The White Martins retirement plan in which Mr. Menezes participates is not a defined benefit plan and, therefore, is not separately included in the table above.  After 35 years with the Company, Mr. Menezes elected to retire from employment with the Company effective as of March 31, 2021. Additional information regarding his separation from employment is included in the section below entitled “Severance and other Change-in-Control Benefits – Subsequent Development.”

  64  |  Linde plc

Executive Compensation Matters

Executive Compensation Tables

Additional Information Regarding 2020 Pension Benefits Table

Present Value of Accumulated Benefit

The 2020 Pension Benefits table includes a “Present Value of Accumulated Benefit.”  This is the value in today’s dollars of the total expected future retirement benefits that each NEO may receive under the Pension Program or his contract, as applicable, and these are accrued amounts as of the end of 2020.  For any given year, there will be a change in the accumulated benefit.  For example, from one year to the next, the accumulated benefit may increase because a NEO has worked for an additional year and received credit for that or his pensionable earnings have increased.  The accumulated benefit may also increase or decrease based on the interest rate used to calculate the present value of the NEO’s retirement payments compared to the prior year.  The annual change in accumulated benefit is disclosed in the

“Summary Compensation Table” in the “Change in Pension Value” column.

The Company recognizes these amounts as a future pension liability on its financial statements.  The Company calculates these amounts using complex actuarial valuations and assumptions.  These assumptions are described in Note 16 to the Company’s 2020 financial statements in the 2020 Form 10-K and Annual Report.  However, as required by SEC rules, the 2020 Pension Benefits table assumes that each NEO will retire at the earliest retirement age that would provide full (unreduced) benefits.  The value in today’s dollars of the total retirement benefits that each NEO eventually receives may be more or less than the amount shown in the 2020 Pension Benefits table.

General Terms of the Linde U.S. Pension Program Applicable to Messrs. Angel, Menezes and White

Messrs. Angel, Menezes and White participate in the same pension program maintained for other eligible U.S. employees of the Company (the “Pension Program”).  The Company has an obligation to pay pension benefits according to formulas described below.  The Pension Program does not include the Company’s U.S. 401(k) Plan.  The 401(k) Plan is funded by employee and Company contributions, but the Company does not promise any given retirement benefit.  Instead, any retirement payments will depend on employee and Company contributions and the investment return on those contributions.  As it applies to Messrs. Angel, Menezes and White and other eligible U.S. employees, the Pension Program has the following two parts:

1. The Linde U.S. Pension Plan (the “Pension Plan”) is intended to meet Federal tax law rules so that it will be considered a “tax-qualified” defined benefit retirement plan.  Applicable laws require the Company to periodically set aside funds to meet its obligations under this plan.  The rules also limit the amount of benefits that can be paid and do not allow using pay above certain levels to calculate retirement benefits. One or more of these limitations apply to Messrs. Angel, Menezes and White and to certain other employees.  Therefore, the

Company also maintains several “non-qualified” supplemental plans.

2. The Linde Inc. Equalization Benefit and Supplemental Retirement Income Plans (collectively referred to as the “SRIP”) are non-qualified deferred compensation plans under U.S. tax rules.  Therefore, the Company does not set aside funds to meet these plan obligations.  Instead, SRIP participants have only the Company’s promise to pay the amounts due following their termination of employment with the Company.  The terms of the SRIP are largely the same as those of the Pension Plan except that: (i) benefits payable under the SRIP are not limited by the Federal tax law limits, (ii) in order to comply with Federal tax law governing non-qualified deferred compensation plans, benefits accrued under the SRIP are payable at different times and in different forms than those payable under the Pension Plan, and (iii) NEOs may have additional benefits paid under the SRIP that are not the same as the standard benefits of the Pension Plan (see Note 3 following the  “2020 Pension Benefits” table regarding Mr. Angel’s service crediting agreement).

Benefits under the Pension Program are calculated under one of the following two basic designs:

Linde plc  |  65

Executive Compensation Matters

Executive Compensation Tables

Traditional Design (Applicable to Messrs. Angel and Menezes)

•

The Traditional Design program is applicable only to eligible U.S. employees who were hired by legacy Praxair, Inc. prior to May 1, 2002.  This benefit formula considers an employee’s final average pay and years of service with the Company.  For this purpose, the employee’s “final average pay” is generally equal to the employee’s highest three years of salary plus annual variable compensation out of his or her last ten years of service.

•

Generally, an employee’s annual pension benefit is determined using a formula of 1.5% times the employee’s years of service with the Company times the employee’s final average pay.  This is subject to several reductions, including offsets for the employee’s projected Social Security benefits and certain pension benefits payable under pension programs maintained by the Company’s subsidiaries or affiliates.

•

Unreduced pension benefits are generally payable from the Pension Plan in an annuity beginning upon the earliest of (i) the employee’s reaching age 65, (ii) the employee’s reaching age 62 and completing at least 10 years of service with the Company, or (iii) when the sum of the employee’s age plus years of service with the Company equals at least 85.  Mr. Angel is currently eligible to immediately commence unreduced pension benefits following his separation from service.  Mr. Menezes retired from the Company on March 31, 2021 and was eligible to commence an unreduced benefit at that time.

•

Traditional Design benefits under the SRIP are generally payable in a lump sum following the employee’s separation from service with the Company with the lump sum payment being actuarially equivalent to the employee’s accrued benefit under the SRIP determined using actuarial factors set forth in the Pension Program. Following his retirement, Mr. Menezes will receive payment of his accrued SRIP benefit in accordance with the program’s terms.
•

Traditional Design SRIP benefits become immediately vested and payable in a lump sum upon the occurrence of a change-in-control of the Company (as defined in the SRIP) unless the NEO has made a valid election to waive the right to receive an accelerated payment of his or her SRIP benefit in connection with a change-in-control and to instead receive such payment in the ordinary course.

Account-Based Design (Applicable to Mr. White)

•

This is a “cash balance” pension design that applies to eligible U.S. employees of the Company who are not covered under the Traditional Design program.  The Company makes an annual notional “contribution” for each participant equal to 4% of eligible pay (salary plus annual variable compensation) and credits each participant’s account with interest annually based on the 30-year Treasury Bond rate in effect during the preceding October.

•

Benefits vest upon the employee’s completion of three years of service and are generally payable in an annuity form or, if elected by the participant, in a lump sum, beginning any time after the participant’s termination of employment.

•

Account-based benefits under the SRIP are payable in a single lump sum following the employee’s separation from service and become immediately vested and payable upon the occurrence of a change-in-control of the Company (as defined in the SRIP) unless the NEO has made a valid election to waive the right to receive an accelerated payment of his or her SRIP benefit in connection with a change-in-control and to instead receive such payment in the ordinary course.

  66  |  Linde plc

Executive Compensation Matters

Executive Compensation Tables

Linde Pension Commitments Applicable to Messrs. Lamba and Opfermann

Pension benefits for Mr. Lamba are provided pursuant to an agreement between him and an affiliate of the Company.  Following his retirement from service with the Company upon or after attaining age 65 or due to his total disability (as defined in the agreement), Mr. Lamba is eligible to receive a monthly benefit for life equal to 20% of his most recent rate of monthly pensionable base salary, plus an additional 2% for each completed year of service, up to a maximum of 15 years, for a combined maximum benefit of 50% of his monthly pensionable base salary.  Monthly payments are subject to an annual adjustment to reflect changes in the consumer price index.

In the event of Mr. Lamba’s death, a benefit equal to 60% of the benefit he was receiving or, in the event his death prior to his commencement, the amount he would have received, is payable to his surviving spouse, and an additional benefit is payable to each of his of children until they attain age 18 or for as long as the child remains a student, through age 26.  The benefit payable to each child is either 10% or 25% of Mr. Lamba’s benefit depending upon whether the child’s other parent remains alive.  The collective benefit payable to all of Mr. Lamba’s children may not exceed 50% of his benefit and the aggregate benefits payable to his surviving spouse and children collectively, may not exceed 100% of his benefit.

If Mr. Lamba’s employment is terminated without cause after he has attained age 55 and completed at least ten years as a member of the Company affiliate’s executive board, payment of Mr. Lamba’s pension will immediately commence, subject to an offset through age 65 for pay that he earns from subsequent employment that, when combined with his pension under the agreement, exceed the total amount of compensation payments he last received from the Company.  In the event Mr. Lamba has not attained age 55 and/or completed ten years as a member of the executive board at the time of his termination, he is entitled to a deferred pension in accordance with German law.  As of the date of this Proxy Statement, Mr. Lamba has not yet completed ten years of service.

In addition, if Mr. Lamba’s employment is terminated prior to March 8, 2024 or if his employment agreement is not renewed, he is eligible to receive an annual benefit payment equal to 50% of his combined base salary and annual performance-based variable compensation award for the last full year prior to his termination for each year until payment of his pension commences.

The Company provides pension benefits to Mr. Opfermann in accordance with the pension arrangement applicable to other German-based executives of the Company. Under the arrangement, the Company makes an annual pension contribution equal to 16% of Mr. Opfermann’s base pay to a trust account over which the Company maintains investment control. The Company’s contributions vest in accordance with the German Company Pension Act which generally requires vesting upon attainment of age 21 and completion of 3 years of participation.

Mr. Opfermann may retire from service with the Company after attaining age 67 and receive payment of his accumulated account balance, adjusted to reflect a guaranteed minimum annual interest rate of 2% (or the actual return, if higher).  In the event Mr. Opfermann chooses to retire after he becomes eligible for early retirement but prior to age 67, he will receive a reduced benefit.

In the event that Mr. Opfermann’s employment terminates due to his death or disability, he and/or his eligible beneficiaries, as applicable, will receive his accumulated account balance, adjusted to reflect the 2% guaranteed minimum annual interest rate.

Should Mr. Opfermann’s employment terminate prior to age 67 and not due to his death or disability, he is entitled to receive future payment of his accumulated account balance in accordance with German Law. As of the date of this Proxy Statement, Mr. Opfermann had vested in his pension benefit but has not attained age 67.

Benefits under the agreement may be paid in the form of a life annuity (with an annual inflationary increase of 1% per year), a joint and survivor life annuity with his spouse as contingent annuitant, annual installments with 2.5% annual interest over ten years, or a lump sum, as selected by Mr. Opfermann.

Mr. Opfermann also participates in the Linde Vorsorgeplan, a salary savings plan with Company matching contributions, that is generally available to employees of the Company’s German affiliates.

Linde plc  |  67

Executive Compensation Matters

Executive Compensation Tables

2020 Nonqualified Deferred Compensation

This table shows information regarding compensation amounts that (i) the NEOs decided not to receive in cash but elected to defer to a later date under the U.S. Linde Compensation Deferral Program, (ii) are Company contributions to the Compensation Deferral Program; or (iii) are shares payable in settlement of a vested PSU or RSU award that the NEO elected to defer to a later date pursuant to the terms of the Amended and Restated 2009 Linde Long Term Incentive Plan and the applicable award agreements.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Stephen F. Angel	19,047,716	47,250	16,686,605	0	71,679,932
Matthew J. White	0	23,500	55,416	0	264,898
Eduardo Menezes	0	17,625	10,305	0	47,741
Sanjiv Lamba (4)	0	0	0	0	0
Andreas Opfermann (4)	0	0	0	0	0

(1)

These amounts are voluntary deferrals elected by Mr. Angel under Linde’s U.S. Compensation Deferral Program of his variable compensation for 2020 paid in March 2021 under the Company’s Variable Compensation Plan.  This amount is included in the “Non-equity Incentive Plan Compensation” in the “Summary Compensation Table” above.  The amount shown also includes the value of the Company shares that would have been paid to Mr. Angel in settlement of the RSU award that vested in February 2020 in the absence of his prior election to defer the payment of these shares until a later date.

(2)

These amounts are the Company contributions for eligible NEOs made in 2021 for 2020.  These amounts are included in “All Other Compensation” in the “Summary Compensation Table.” Also, see the further explanation below under the caption “Material Terms of the U.S. Compensation Deferral Program.”

(3)

Balances are net of prior payouts and otherwise are the total of (i) all compensation that NEOs previously elected to defer (ii) Company contributions made to the U.S. Compensation Deferral Program on behalf of each NEO, and (iii) any notional investment earnings on these amounts.  The balances are not amounts paid in 2020.

(4)	Messrs. Lamba and Opfermann were not eligible to participate in Linde’s U.S. Compensation Deferral Program in 2020.

Material Terms of the U.S. Compensation Deferral Program

Deferral Elections; Company Contributions

Eligible senior employees, including NEOs, on the Company’s U.S. payroll may elect to defer receipt of all or a portion of their annual variable compensation payments and/or base salaries, subject to limitations to ensure that sufficient un-deferred pay remains available to cover applicable withholding taxes and benefit premiums.

In addition, the Company makes a notional contribution to the Compensation Deferral Program on behalf of each eligible NEO equal to the matching contributions that would have been made under the Linde 401(k) plan on behalf of the NEO but for the application of certain U.S. Federal tax law limits under that plan.

The Company does not fund or segregate any monies from its general funds, create any trusts, or make any special deposits for payment of benefits under the Compensation Deferral Program.  A participant’s right to receive a payment under the Compensation Deferral Program is no greater than the right of an unsecured general creditor of the Company.

  68  |  Linde plc

Executive Compensation Matters

Executive Compensation Tables

Deferral Investments

Participants may invest their deferred compensation into either (1) the Linde plc stock-unit equivalent account whose value tracks the market value of Linde common stock, including reinvestment of dividends into additional Linde stock-equivalent units, or (2) a fixed income account whose interest rate is fixed annually and is equal to the 1-year U.S. Treasury Bond rate as of the end of the immediately preceding year, plus 50 basis points.  All Company contributions are made into the Linde plc stock-unit equivalent account.  No preferential earnings are paid to participants, including NEOs.

Deferral Payouts

At the time he or she elects to defer the amounts, a participant elects to receive payment in either a lump sum or substantially equal installments over ten years following termination of employment or in a specified later year.  Company contributions are paid out in a lump sum upon retirement or termination of employment.  Mr. Menezes will receive payment of his deferred amounts following his retirement in accordance with the program’s terms.

If a change-in-control of the Company (as defined in the U.S. Compensation Deferral Program) occurs, all previously deferred amounts will be paid unless elected otherwise by the NEO.

Material Terms of PSU and/or RSU Deferral Elections

Deferral Elections and Payouts

Within 30 days immediately following the grant of an RSU and/or PSU award, eligible U.S. employees, including NEOs, may voluntarily elect to defer the payment of any shares due upon the vesting of the award to a future date.

Payments in respect to a deferred award will be made in shares in either a lump sum, payable in March of any future year that is between four and 13 years after the grant date, or in substantially equal installments over ten years beginning in March of any year that is between four and eight years after the grant date, as elected by the employee.

During the period after the underlying RSU and/or PSU award vests and before payment, the award will accrue dividend equivalents at the same rate paid to shareholders.

Payment is accelerated in the case of the employee’s death, permanent disability, or termination by the Company without “cause” or by the employee for “good reason” within 24 months following a change-in-control.

Linde plc  |  69

Executive Compensation Matters

Executive Compensation Tables

Severance and Other Change-In-Control Benefits

The severance and other change-in-control benefits available to each of the NEOs are described below.  The benefits applicable to each NEO depend on the programs in which he participates and the contractual obligations between Linde and the NEO, if any.

The Company has not entered in any individual agreements with Messrs. Angel, Menezes or White that would obligate it to pay post-employment severance benefits, including in connection with a change-in-control of the company.  Rather, the Company maintains a U.S. severance plan that provides certain benefits to all eligible U.S. employees, including Messrs. Angel, Menezes and White, in connection with certain Company-initiated terminations.

Under the U.S. Severance Plan and other programs:

•	No severance payout and forfeiture of unvested equity awards are required upon a for-cause termination.
•

Upon a without-cause termination, the maximum severance benefit is generally limited to 26 weeks of base pay, calculated based upon length of service and salary rate at time of termination, and is conditioned upon the employee’s general release of all claims against the Company.

•	The Company retains discretion to pay additional severance.

In addition, as described further below, the Company, through its affiliates, has entered into employment agreements with Messrs. Lamba and Opfermann that govern the terms of their employment, including their severance entitlements in the event of certain termination events.

General Assumptions

The table below shows the estimated payments and/or benefits in connection with the following events based upon the following assumptions.

“Voluntary Termination,” which includes a NEO’s voluntary resignation, before or after meeting specified age and service requirements, and “Involuntary-for-Cause Termination,” which includes, for Messrs. Angel, Menezes and White, the Company’s termination of their employment for reasons such as violation of certain Company policies or for certain performance-related issues, and the Company’s termination of its employment relationship with Messrs. Lamba or Opfermann for “good cause” within the meaning of the German Civil Code.

For purposes of this section, the specified “age and service” requirements are generally satisfied if a NEO terminates employment with the Company other than for cause after either attaining age 65, attaining age 62 (age 55 with respect to equity awards made in 2019 and later) and completing at least 10 years of employment with the Company, or accumulating 85 points, where each year of the NEO’s age and each year of employment with the Company, count as one point.

“Involuntary Termination,” which includes a termination other than for cause, but not including a termination related to a change-in-control of the Company.  Terminations due to death or disability result in substantially the same treatment as an Involuntary Termination, except as otherwise described.

A “Change-in-Control” of the Company, as defined under the plans and agreements described below.

Generally, under these plans and agreements, a “change-in-control” means, (1) any consolidation or merger in which the Company is not the continuing or surviving corporation; (2) the liquidation of the Company or the sale of all or substantially all of the assets of the Company; (3) an acquisition by a person or group of more than 20% of the Company’s outstanding shares; or (4) a change in the majority composition of the Board not approved by two-thirds of the directors in office before the change.

Set forth below after the table are narrative descriptions of payments and/or benefits that would have been provided, if any, related to

  70  |  Linde plc

Executive Compensation Matters

Executive Compensation Tables

each employment termination event or a change-in-control, as of December 31, 2020.  Also discussed is the basis upon which the payments and/or benefits were calculated.  Except as noted, these amounts are the incremental or enhanced amounts that a NEO would have received that are greater than those that the Company would have provided to employees generally under the same circumstances.  They are estimates only and are based on various assumptions.  The actual amounts that would be paid or the benefits that would be provided can be determined only at the time that each event occurs.

The table and the narrative discussion assume that (i) each NEO’s employment terminated on

December 31, 2020 due in turn to each termination event; (ii) a change-in-control occurred on December 31, 2020 under the terms of various plans and agreements, regardless of a termination of employment, and

(iii) values related to outstanding stock awards reflect the market value of the Company’s common stock of $263.51 per share, which was the closing price on the NYSE as of December 31, 2020.

As noted below in the section entitled “Severance and other Change-in-Control Benefits – Subsequent Development,” Mr. Menezes retired from employment with the Company as of March 31, 2021 after 35 years of service.  While the table and narrative discussion below describe hypothetical benefits that Mr. Menezes would have been entitled to had his employment with the Company terminated or a change-in-control occurred on December 31, 2020, his actual entitlements following his March 31, 2021 retirement are discussed in the “Subsequent Development” section below.

2020 Amounts Potentially Payable Upon Termination

Name	Termination Event	Severance Benefits ($)	Other Post- Termination Benefits ($)	Deferred Compensation Payout ($)	Performance- Based Variable Compensation Payments ($)	Equity Awards ($)	Retirement Benefit Enhancements ($)	Reduction of Payments ($)	Total for Each Termination Event
Stephen F. Angel	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	62,836,443	0	0	62,836,443
	Change-in-Control	0	0	0	0	72,935,464	0	0	72,935,464
Matthew J. White	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	15,141,495	0	0	15,141,495
	Change-in-Control	0	0	0	0	17,772,379	0	0	17,772,379
Eduardo Menezes	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	13,421,220	0	0	13,421,220
	Change-in-Control	0	0	0	0	15,683,981	0	0	15,683,981
Sanjiv Lamba	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	1,515,735	0	0	2,192,640	10,159,081	10,205,789	0	24,073,245
	Change-in-Control	1,515,735	0	0	2,192,640	12,421,842	8,343,845	0	24,474,062
Andreas Opfermann	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	652,508	0	0	630,616	4,016,933	182,888	0	5,482,945
	Change-in-Control	652,508	0	0	630,616	4,837,239	0	0	6,120,363

Linde plc  |  71

Executive Compensation Matters

Executive Compensation Tables

Severance Benefits

Involuntary Termination. Messrs. Angel, Menezes and White are eligible for severance benefits which are determined in the same manner as for all other eligible U.S. employees of the Company, as described above.

If Mr. Lamba is involuntarily terminated without “good cause,” or due to death or disability, the Company will provide him severance benefits in accordance with the applicable terms of his employment agreement based upon the termination reason.  The value in the table for Mr. Lamba shows the severance benefits payable to him in connection with an involuntary without “good cause” termination as this value is greater than the values that would be provided in the case of a termination due to his death or disability.

Mr. Lamba’s employment agreement also includes a two-year noncompete obligation that applies following the termination of his employment for any reason other than death.  The Company retains the discretion to waive the noncompete obligation if Mr. Lamba’s employment is terminated other than by his actions.  In exchange for his commitment not to compete with the Company following the termination of his employment, the Company is obligated to make monthly payments to Mr. Lamba for the duration of the noncompete period equal to 50% of his monthly rate of base salary in effect prior to his termination, subject to an offset for other compensation earned by him during the noncompete period pursuant to German law.  There is no value calculated for this obligation as it is assumed that Mr. Lamba’s compensation earned from future employment would exceed the payment required from the Company.

Mr. Opfermann is only entitled to severance benefits in connection with the termination of his employment by the Company without “good cause.”

Change-in-Control. Messrs. Angel, White and Menezes are not entitled to any additional severance benefits on account of their termination of employment in connection with a change-in-control.

While Messrs. Lamba’s and Opfermann’s employment agreements do not include additional severance or other entitlements triggered by the occurrence of a change-in-

control, if their respective employment is terminated without “good cause” following a change-in-control and during the term of the employment agreement, they are entitled to the general severance protections provided under their agreements.

Other Post-Termination Benefits

The Company currently makes retiree medical benefits available to eligible U.S. employees, including Messrs. Angel, Menezes and White, who meet certain requirements at the time of their termination.  There are no other post-termination benefits to be provided to Messrs. Lamba and Opfermann.

Deferred Compensation Payout

Each NEO’s accrued balance in his U.S. Linde Compensation Deferral Program account, if any, is payable in accordance with his payout election and program terms, as described under the “Nonqualified Deferred Compensation” table.

Change-in-Control. Under the U.S. Linde Compensation Deferral Program, the payout of deferred balances is accelerated upon a change-in-control unless the NEO has previously made a valid election to waive rights to receive an accelerated payment in connection with the change-in-control, and instead, to receive payment in accordance with his previous election.

In addition, the payment of the shares previously deferred by Mr. Angel in connection with the RSU award that vested in 2019 and 2020 is accelerated upon his qualifying termination within 24 months immediately following a change-in-control.

There is no value calculated for any acceleration as a NEO would simply receive payments sooner than the time he or she had originally elected the payment of the amount of compensation already earned but deferred.

As noted above, Messrs. Lamba and Opfermann are not eligible to participate in the Compensation Deferral Program.

  72  |  Linde plc

Executive Compensation Matters

Executive Compensation Tables

Annual Performance-Based Variable Compensation Payments’

Annual performance-based variable compensation awards that NEOs may receive are entirely at the discretion of the Compensation Committee.  It is speculative whether the Compensation Committee would have made such awards for 2020 if a NEO’s employment terminated.

If an award had been made for the 2020 calendar year, it would have been fully earned at December 31, 2020.

Involuntary Termination. For Messrs. Lamba and Opfermann, if the NEO’s employment agreement is terminated before the end of its agreed term, and the termination is not for “good cause,” the NEO would receive a payment per his Agreement.  These amounts are shown in the table based on the formulas set forth in the Agreements.

Equity Awards

The following table summarizes the treatment of unvested equity awards in the event of a Voluntary Termination, Involuntary Termination, or a Change-in-Control.

	Voluntary	For Cause	Death	Disability	Change-in-Control
Stock options and RSUs granted to Messrs. Opfermann and Lamba on November 1, 2018 and April 24, 2019, respectively (the “Rollover Awards”)	Immediately forfeited unless NEO meets stated retirement criteria, then continue to vest in the ordinary course	Immediately forfeited	Cash payment made to heirs equal to the outstanding value (based on average closing price of Company’s shares on NYSE for preceding 10 trading days) at the time of death	Continue to vest and pay out as scheduled	The Company has various treatment choices, including full acceleration, as outlined in the Long-Term Incentive Plan 2018 of Linde plc
Stock options (non-Rollover Awards)

Immediately forfeited but will continue to vest in the ordinary course if NEO terminates after the first anniversary of the grant date and satisfied the specified age and service requirements prior to termination

		Immediately forfeited	Immediately vest in full	Immediately vest in full (awards made to Messrs. Angel, Menezes and White prior to 2019 continue to vest in the ordinary course)

No accelerated vesting unless the NEO’s employment is terminated by the acquirer without cause or by the NEO for good reason, in either case within two years following the Change-in-Control (“Double Trigger”)

RSUs (non-Rollover Awards)

Immediately forfeited but will immediately vest with settlement on the third anniversary of the grant date if NEO terminates after the first anniversary of the grant date and satisfied the specified age and service requirements prior to termination

		Immediately forfeited	Pro rata portion vests immediately (awards made to Messrs. Angel, Menezes and White prior to 2019 immediately vest in full)	Pro rata portion vests immediately (awards made to Messrs. Angel, Menezes and White prior to 2019 immediately vest in full)	No accelerated vesting unless Double Trigger occurs

Linde plc  |  73

Executive Compensation Matters

Executive Compensation Tables

PSUs

Immediately forfeited but will continue to vest in the ordinary course, subject to satisfaction of the applicable performance criteria if NEO terminates after the first anniversary of the grant date and satisfied the specified age and service requirements prior to termination

	Immediately forfeited	Pro rata portion (based on target number of shares granted) vests immediately	Pro rata portion (based on target number of shares granted) vests immediately

Awards convert to RSUs based on the higher of the target number of shares granted and the number of shares determined from actual performance up to the Change-in-Control; no accelerated vesting unless Double Trigger occurs

For purposes of this disclosure, values are attributed solely to the acceleration of vesting of outstanding awards.  To the extent that accelerated vesting occurs as described above, the option acceleration value shown in the above table is determined by the difference between the exercise price of the accelerated options and the per share price of the Company’s common stock times the number of the accelerated option shares.  The acceleration values of the RSU and PSU awards is determined as the per share price of the Company’s common stock times the number of shares subject to the award (target number of shares for PSUs).

Retirement Benefit Enhancements

The Pension Program and contractual pension entitlements for each NEO are discussed as part of the “2020 Pension Benefits” table above.  Except as discussed below, no enhanced pension benefits would be payable to any NEO that are not otherwise included in the 2020 Pension Benefits table.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination. Messrs. Angel, Menezes, and White would not be entitled to any additional or enhanced benefit under these termination events, but any vested benefit would be preserved and would become payable under the Pension Program at such time as the NEOs would otherwise become eligible for pension payments.

Pursuant to his employment agreement, in the event that Mr. Lamba terminates employment due to death, disability, or his involuntary termination other than for cause, he or his beneficiary, as applicable, is entitled to certain retirement benefit enhancements.  The amounts shown in the table, reflect the values of these benefit enhancements.

Similarly, Mr. Opfermann’s employment agreement provides for certain retirement benefit enhancements in the event his employment terminates due to his death or disability, the value of which is shown in the table.

Change-in-Control.

Benefits under the SRIP become immediately vested and payable in a lump sum upon the occurrence of a change in control unless the NEO has previously made a valid election to waive rights to receive such payment in connection with the change-in-control and to instead receive such payment in the ordinary course.  There is no value calculated for any acceleration as each NEO is already fully vested in his or her SRIP benefit and would simply receive payment sooner than if a change in control had not occurred.

Mr. Lamba is not entitled to any additional retirement benefit enhancements in connection with a change-in-control.  However, if his employment was terminated following a change-in-control, the enhanced retirement benefits due under his employment agreement in connection with his termination other than for cause would apply.  This value is shown in the table.

Mr. Opfermann is not entitled to any retirement benefit enhancements in connection with a change-in-control.

No Excise Tax Gross-Up Payments

The Company has no agreements in place that require it to reimburse any NEO for excise or other taxes they may owe under Section 4999 of the Internal Revenue Code or otherwise due to their receipt of excess “parachute” payments in connection with a change-in-control.

  74  |  Linde plc

Executive Compensation Matters

Executive Compensation Tables

Subsequent Development

After 35 years of service, Mr. Menezes retired from employment with the Company, effective as of March 31, 2021.   Mr. Menezes did not receive any severance benefits in connection with his retirement and the treatment of his retirement benefits, equity awards and other post-retirement benefits from the Company will be consistent with the terms of the applicable programs as described herein.

Mr. Menezes remains subject to an agreement under which he is obligated not to (a) disclose Company confidential information, (b) solicit the Company’s customers and employees for a period of two years following his retirement, and (c) engage in any activities that compete with those of the Company for a period of two years following his retirement

Linde plc  |  75

Executive Compensation Matters

CEO Pay Ratio

CEO Pay Ratio

The Company calculated the ratio of the annual total compensation of its CEO to that of its median employee as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules.

As permitted by Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, the Company calculated the Pay Ratio using the same median employee who was first identified as the median employee for the 2019 Pay Ratio disclosure.  Consistent with the applicable SEC rule, which allows for the identification of the median employee once every three years as long as there were no changes to the employee population or employee compensation arrangements that the Company reasonably believes would create a significant change to the prior year’s Pay Ratio disclosure, the Company calculated the 2020 annual compensation for the median employee who was first identified in 2019.  The Company reviewed changes in the employee population and compensation arrangements and determined that there were no material changes that would require the identification of a new median employee for 2020.  The same median employee who was used for the 2019 Pay Ratio disclosure was used again for 2020.

The Company calculated 2020 annual total compensation for both the median employee and the CEO in accordance with SEC rules to arrive at the Pay Ratio.  The median employee’s 2020 annual total compensation was $42,940 and the CEO’s 2020 annual total compensation was $18,556,901 resulting in a 2020 Pay Ratio of 432:1.

When first identifying the median employee for the 2019 Pay Ratio disclosure, the Company gathered information for its entire employee population as of December 31, 2019.  The Company then chose a consistently applied compensation measure (“CACM”) of ‘base pay’ to determine its median employee. Base pay is made up of base salary, base wages, and scheduled overtime pay.  For the analysis, each employee’s scheduled work hours were used as a reasonable estimate for actual hours worked during 2019 and applied to his or her base pay rate, therein capturing part-time and non-standard work arrangements.  The results were converted to U.S. dollars at the average exchange rate from January 1 through December 31.  Base pay was annualized only for those who began work with the Company during 2019.

The Company excluded all its employees in certain countries under the “De Minimis

Exemption” as permitted by SEC rules.  This excluded population of employees, detailed in the table below, totaled 4,078 of the Company’s entire employee population (as defined by the Pay Ratio rule) of 88,617 as of December 31, 2019, or approximately 4.6%.

SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to use a variety of methodologies, exclusions, assumptions and reasonable estimates.  As a result, the pay ratios reported above may not be comparable to the pay ratio disclosures made by other companies.

Countries Excluded Under “De Minimis Exemption”

Country	Number of Employees	Country	Number of Employees	Country	Number of Employees
Algeria	612	Kazakhstan	33	Solomon Islands	11
Bangladesh	296	Malawi	52	Sri Lanka	76
Botswana	49	Namibia	79	Swaziland	32
Bulgaria	42	Nigeria	84	Tunisia	49
Colombia	379	Panama	42	Ukraine	130
Costa Rica	128	Pap. New Guinea	109	Vietnam	32
Czech Republic	1,022	Paraguay	73	Zambia	93
Dominican Rep.	41	Philippines	286	Zimbabwe	122
Indonesia	145	Serbia	61

  76  |  Linde plc

Proposal 3: Advisory and Non-Binding Vote on Named Executive Officer Compensation

Proposal 3: Advisory and Non-Binding Vote on Named Executive Officer Compensation

This proposal is an advisory and non-binding shareholder vote on the compensation of the named executive officers (“NEOs”) required under U.S. laws and SEC rules.  This advisory vote, commonly known as “Say-on-Pay,” provides the Company’s shareholders an opportunity to express their views on the overall compensation of the NEOs and the Company’s related compensation philosophy, policies and practices.

Unless the Board determines otherwise, this advisory vote will be held annually and, therefore, you are asked to vote upon this proposal that will be presented at the 2021 Annual General Meeting:

This proposal is not intended to address any specific NEO compensation item or issue. However, the Board of Directors and its Compensation Committee value shareholders’ opinions on this matter and, if there is any significant vote against this proposal, will seek to understand why such a vote was cast, and will consider shareholders’ concerns in evaluating whether any actions are appropriate to address those concerns.  The Board recommends that you approve this proposal because the Company’s executive compensation program focuses on motivating performance to effectively build shareholder value.  The Board believes that the executive compensation program will continue to be instrumental in driving the Company’s strong business results.

The Compensation Committee has established the following objectives for Linde’s executive compensation program:

•	attract and retain executive talent;
•	motivate executives to deliver strong business results in line with shareholder expectations;
•	build and support a sustainable performance-driven culture; and
•	encourage executives to own stock, aligning their interests with those of shareholders.

As required under Irish law, the resolution in respect of Proposal 3 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

The text of the resolution in respect of Proposal 3 is as follows:

“Resolved, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual General Meeting of Shareholders, including the compensation tables, the Compensation Discussion and Analysis and any related narrative disclosures, is hereby approved.”

The Board recommends that you vote “FOR” the approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

Linde plc  |  77

Proposal 4: Advisory and Non-Binding Vote on the Directors’ Remuneration Policy

Proposal 4: Advisory and Non-Binding Vote on the Directors’ Remuneration Policy

This proposal is an advisory and non-binding shareholder vote on the Directors’ Remuneration Policy attached as Appendix 1 to this Proxy Statement.This advisory vote is required by Irish law, and provides the Company’s shareholders an opportunity to express their views on the overall compensation of the Company’s directors (including the CEO), and the Company’s related director and CEO compensation philosophy, policies and practices.

The Company must submit its directors’ remuneration policy to a non-binding vote of the shareholders at least once every four years.  Accordingly, the Company is proposing the Directors’ Remuneration Policy for approval by shareholders on an advisory and non binding basis for the first time at the 2021 Annual General Meeting.  The directors’ compensation for the financial year ended December 31, 2020 was paid in accordance with the Directors’ Remuneration Policy, and the policy will continue to apply unless the Company seeks shareholder approval for an updated policy or proposes changes to the policy necessitating a shareholder vote.

This proposal is not intended to address any specific director or CEO compensation item or issue.  However, the Board of Directors values shareholders’ opinions on this matter and, if there is any significant vote against this proposal, will seek to understand why such a vote was cast, and will consider shareholders’ concerns in evaluating whether any actions are appropriate to address those concerns.

As required under Irish law, the resolution in respect of Proposal 4 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

The text of the resolution in respect of Proposal 4 is as follows:

“Resolved, that the Directors’ Remuneration Policy, as attached to, and described in, the Proxy Statement is hereby approved.”

The Board recommends that you vote “FOR” the approval, on an advisory and non-binding basis, of the Directors’ Remuneration Policy.

  78  |  Linde plc

Proposal 5: Advisory and Non-Binding Vote on the Directors’ Remuneration Report

Proposal 5: Advisory and Non-Binding Vote on the Directors’ Remuneration Report for the Year Ended December 31, 2020

This proposal is an advisory and non-binding shareholder vote on the Directors’ Remuneration Report for the year ended December 31, 2020 that is included in the Company’s 2020 IFRS Annual Report and attached as Appendix 2 to this Proxy Statement.  As now required under Irish law, the Company must submit its Directors’ Remuneration Report to the shareholders on an annual basis. As such, we are asking our shareholders to approve, on an advisory and non-binding basis, the Directors’ Remuneration Report for the year ended December 31, 2020, which reports our 2020 directors’ compensation (including that of the CEO).

As this Report applies to Linde directors only, it may be distinguished from our advisory and non-binding vote in respect of the compensation for the Company’s named executive officers which is the subject of a separate advisory and non-binding vote required by U.S. laws and SEC rules in Proposal 3.

As required under Irish law, the resolution in respect of Proposal 5 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

The text of the resolution in respect of Proposal 5 is as follows:

“Resolved, that the Directors’ Remuneration Report for the year ended December 31, 2020 (excluding the Directors’ Remuneration Policy) is hereby approved.”

The Board recommends that you vote “FOR” the approval, on an advisory and non-binding basis, of the Directors’ Remuneration Report for the year ended December 31, 2020 (excluding the Directors’ Remuneration Policy).

Linde plc  |  79

Proposal 6: Approval of the 2021 Linde plc Long Term Incentive Plan

Proposal 6: Approval of the 2021 Linde plc Long Term Incentive Plan

The Board, acting upon the recommendation of its independent Compensation Committee, has approved the 2021 Linde plc Long Term Incentive Plan (the “2021 Plan”), subject to shareholder approval at the Annual General Meeting.  The 2021 Plan is being proposed at this time because the Company anticipates that the existing 2009 Amended and Restated Linde Long Term Incentive Plan that was previously approved by the shareholders of Praxair, Inc. and assumed by the Company in 2018 in connection with the Praxair-Linde AG Business Combination (the “2009 Plan”), may not have a sufficient number of shares available to allow the Company to continue to grant long term incentives such as stock option, restricted stock unit, performance share unit and other equity awards to the Company’s officers, other employees and directors beyond 2021.  The 2009 Plan is the only plan currently available for the grant of long term equity incentives.  If approved by shareholders, the 2021 Plan would then be the only plan available for such future grants, while long term incentives previously granted under prior plans, including the 2009 Plan, would remain outstanding in accordance with their terms.  As of the effective date of the 2021 Plan, any authorized shares that remain available for grant for new awards under the 2009 Plan shall be cancelled and during the period from April 1, 2021 and the effective date of the 2021 Plan, no new awards shall be granted or awarded under the 2009 Plan.

Long term incentives are an essential component of the Company’s overall compensation plan for employees and directors.  Equity awards align employee and shareholder interests through share ownership, motivating them to achieve business objectives established to promote the Company’s long-term growth, profitability and success.  Equity awards are also critical to attracting and retaining leaders who are vital to the Company’s sustained financial success.  Oversight responsibility for the 2021 Plan is vested in the independent Compensation Committee and the Nomination and Governance Committee of the Board.

A summary of the 2021 Plan is included below.  The complete text of the 2021 Plan is presented in Appendix 3 of this Proxy Statement.  Information regarding awards outstanding under the 2009 Plan and other plans is included in the Equity Compensation Plans Table below.

As required under Irish law, the resolution in respect of Proposal 6 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast (meaning that the number of shares voted “FOR” must exceed the number of shares voted “AGAINST.”)

The text of the resolution in respect of Proposal 6 is as follows:

“To approve the adoption of the 2021 Linde plc Long Term Incentive Plan.”

The Board recommends that you vote “FOR” this Proposal 6 to approve the 2021 Linde plc Long Term Incentive Plan.

  80  |  Linde plc

Proposal 6: Approval of the 2021 Linde plc Long Term Incentive Plan

Overview

The primary objective of the Company’s compensation program is to incent and reward officers, executives and directors for effectively building shareholder value.  Equity awards meet this objective by aligning employee and shareholder interests through share ownership.

The awards provide value for continued medium and long term growth and are critical to attracting and retaining leaders who are vital to the Company’s sustained financial success. The 2021

Plan would allow a maximum of 9 million shares for equity awards, plus any shares that become available again under the terms of the 2021 Plan, such as in connection with the forfeiture of an unvested award.  No more than 3 million of the available shares could be granted as “full value” share awards.  If approved by shareholders, the Company anticipates that the 9 million shares available under the 2021 Plan would allow the Company to extend its annual equity award grants for approximately five more years.

Burn Rate and Overhang

The Compensation Committee focuses closely on “burn rate” and “overhang.”  “Burn rate” is defined as the number of equity award shares granted to plan participants in a given year divided by total ordinary shares outstanding for that year. “Overhang” is defined as the number of outstanding options and other unvested equity award shares divided by total ordinary shares outstanding.  Each of these metrics is reviewed annually by the Compensation Committee during its consideration of the annual equity award cycle.

The burn rate measures the speed with which the shares authorized under a plan are used and indicates the potential dilutive effect of annual equity grants.  For the past three years, the Company’s average burn rate under the 2009 Plan has been approximately 0.4% of ordinary shares outstanding (with a range over the three-year period of 0.3% and 0.6% of ordinary shares outstanding).  Assuming similar annual award granting practices, the anticipated burn rate for the 2021 Plan would remain at this level.

Overhang measures the potential dilutive effect of shares subject to existing outstanding equity awards and shares available for future awards. The anticipated overhang, including shares authorized under the 2021 Plan after taking into account cancellation of the remaining share authorization under the 2009 Plan, would represent approximately 3.7% of ordinary shares outstanding based upon the equity awards and ordinary shares outstanding as of March 31, 2021, calculated as follows:

(a)	Shares available under the 2021 Plan	9,000,000
(b)	Shares underlying outstanding awards (as of March 31, 2021)[1]	10,232,646
(c)	Shares remaining available under the 2009 Plan as of March 31, 2021 will be cancelled upon shareholder approval of the 2021 Plan[2]	0
(d)	Total shares authorized for or outstanding under employee awards (a+b+c)	19,232,646
(e)	Total shares outstanding as of March 31, 2021	520,208,493
(f)	Overhang (d/e)	3.7%

1 Of such shares, 8,333,797 are underlying option awards with a weighted average exercise price of $148.70 per share and weighted average remaining life of 6.4 years, 656,479 are restricted stock units, and 1,242,370 are performance share units (assumes the highest number of shares that may be issued to settle outstanding performance share unit awards if maximum performance levels were to be attained).

Linde plc  I  81

Proposal 6: Approval of the 2021 Linde plc Long Term Incentive Plan

2 As of March 31, 2021, 3,340,037 shares were available for grant under the 2009 Plan, of which 432,953 shares could be granted as awards other than options or stock appreciation rights.  Any authorized shares that remain available for grant for new awards under the 2009 Plan will be cancelled upon shareholder approval of the 2021 Plan.  Furthermore, during the period from April 1, 2021 through the Annual General Meeting, no new awards shall be granted or awarded under the 2009 Plan.

We believe that the Company’s burn rate and overhang are reasonable and reflect a judicious use of equity for compensation purposes.

2021 Plan Highlights and Best Practices

•	Exercise price of stock options and stock appreciation rights must be at least 100% of the fair market value of the Company’s ordinary shares on the date of grant
•	“Double-trigger” change-in-control provisions for equity grants to officers
•	Repricing or exchanges of stock options or SARs is not permitted without shareholder approval
•	Cash buyouts of stock options and SARs is expressly prohibited
•	No “evergreen” provisions that would automatically increase shares available for grant
•	No automatic grants to any participant
•	Only shares associated with expired, forfeited, terminated, cancelled or surrendered awards that have not been exercised or settled, or can be paid in cash, will be available again for grant
•	Any dividend or dividend equivalents that may accrue under restricted stock, performance units, or other stock-based awards are payable only if the grant itself vests and becomes payable
•	Pledging of awards is prohibited
•	Shareholders must approve the 2021 Plan and its terms
•	Awards are subject to forfeiture and clawback upon certain specified events
•	Does not allow for grants to consultants, contractors or others who are not employees or directors
•	No award made to a director may be subject to, or conditioned upon, the attainment of any performance goal

Summary of Material Terms of the 2021 Plan

The principal features of the 2021 Plan are summarized below.  The summary is qualified in its entirety by reference to the full text of the 2021 Plan, which is set forth in Appendix 3.  Definitions for terms that are capitalized can be found in the attached full text of the 2021 Plan.

In General. The 2021 Plan allows the Company to grant stock options and stock appreciation rights (“SARs”), and to make restricted stock or restricted stock unit grants, performance unit grants, and other stock-based grants to officers and other employees of the Company and its Subsidiaries.  Directors will also be eligible to receive these grants except for performance vesting grants.

Administration. The 2021 Plan will be administered by the Committee. References to the “Committee” mean: (1) the Compensation Committee, with respect to employees of the

Company and its Subsidiaries, and (2) the Nomination and Governance Committee, with respect to directors.

The Committee will have the authority to:

•	select the individuals who will participate in the plan
•	grant options, SARs, restricted stock, restricted stock units, performance units (only to employees), and other stock-based awards
•	interpret all provisions and to prescribe the form of notices or agreements evidencing awards
•	amend and rescind rules and regulations pertaining to the administration of the plan
•	make all other determinations necessary or advisable for the administration of the plan, including revising the terms as they apply to

  82  |  Linde plc

Proposal 6: Approval of the 2021 Linde plc Long Term Incentive Plan

non-U.S. employees or directors to comply with local law
•	delegate its authority to administer the plan to any of its members or to any officer(s) of the Company or other individual
•

except with respect to awards to individuals who are subject to Section 16 of the Securities Exchange Act of 1934, delegate to any officer of the Company the ability to select the employee recipients of awards and to determine the size of any such award

Eligibility. Any employee of the Company or any of its Subsidiaries selected by the Committee and any non-employee director selected by the Committee will be eligible to receive awards under the 2021 Plan in accordance with the terms of the 2021 Plan and the applicable award agreement; provided, however, that no Award made to a director shall be subject to or conditioned upon the attainment of any performance goal.  As of March 31, 2021, approximately 4,000 participants would have been eligible to receive awards under the 2021 Plan (comprised of approximately 11 non-employee directors, 8 officers and 3,980 other employees).

Shares Subject to the 2021 Plan. Following shareholder approval of the plan, 9 million ordinary shares and any authorized shares that become available again under the terms of the 2021 Plan, such as in connection with the forfeiture of an unvested award, may be issued under the 2021 Plan.  Following shareholder approval of the plan, (i) up to 9 million shares may be granted to employees as incentive stock options (“ISOs”), and (ii) a maximum of 3 million of the available shares may be granted as full value awards (all awards other than stock options or SARs).

Annual Award limits per Participant:

•	Stock Options and/or SARs: 2 million shares
•	Awards of Restricted Stock, Restricted Stock Units, Performance Units or Other Stock Based Compensation: 300,000 shares

Shares from awards that expire according to their terms or shares from awards that are forfeited, terminated, canceled or surrendered or are settled, or can be paid, only in cash will be available for issuance pursuant to a new award. Shares that cannot become available for grant are:

•	shares subject to a stock option that is canceled upon the exercise of a tandem SAR
•	shares underlying any underwater stock option that is voluntarily surrendered
•	shares subject to awards that are surrendered in payment of the exercise price of a stock option or in payment of taxes associated with an award
•	any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon the exercise thereof, or
•	shares repurchased by the Company using Option proceeds

Shares subject to awards assumed, converted or substituted as a result of the Company’s acquisition of another company will not count against the shares that are authorized for issuance under the 2021 Plan.  Available shares under a stockholder approved plan of an acquired company may be used for Awards under the 2021 Plan and do not reduce the shares authorized.

Adjustments. The maximum numbers of shares available for issuance in total, and for each type of award, is subject to appropriate adjustments to reflect certain events, such as a stock dividend, stock split, reorganization, recapitalization, merger, consolidation or other business combination.  The terms of then outstanding awards and the limitations on individual grants also will be adjusted as the Committee determines is appropriate to reflect such changes.

Term, Amendment and Termination. The 2021 Plan will remain in effect until July 25, 2031, unless sooner terminated by the Board. Termination will not affect awards then outstanding.  The Board may terminate or amend the 2021 Plan at any time without shareholder approval, unless such approval is necessary to comply with applicable laws and regulations, including the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) , the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”), the rules and regulations of the NYSE, or other applicable law.  In any event, shareholder approval will be required to, among other things, amend the 2021 Plan to (a) increase the maximum number of shares which may be issued; (b) increase any limitation on the number of shares that may be issued, or the aggregate value of Awards that may be made in respect of any Award type to any single Participant; (c) reduce the exercise price for

Linde plc  I  83

Proposal 6: Approval of the 2021 Linde plc Long Term Incentive Plan

outstanding options and SARs (or other similar actions); (d) reduce the minimum permissible exercise price for options and SAR awards; or (e) change the class of individuals eligible to receive awards, or reduce the minimum vesting period, restriction period or performance period.

Awards

Except upon a Change-in-Control and in certain other limited situations, including the Participant’s death or disability, the following outlines the material terms of Awards that may be granted under the 2021 Plan.

Type*	Recipient	Time Vesting	Performance Vesting	Dividends
Options/SARs	Employee	May partially vest after 1 year; minimum 3 years full vesting; 10 year maximum term	Minimum 1 year performance period; 10 year term maximum	None
	Director	May partially vest after 1 year; minimum 3 years full vesting; 10 year maximum term	Not allowed
Restricted Stock & Restricted Stock Units	Employee	Minimum of 3 years for full vesting with partial lapse over 3 year period, except that vesting may be less than 3 years for up to 150,000 shares in aggregate to employees and directors	Minimum 1 year performance period	Dividend equivalents can be granted and accrue during restriction period; payable only if underlying award vests and becomes payable
	Director	As described above, no more than 150,000 shares in aggregate may be granted under awards with vesting less than 3 years in full	Not allowed	Dividend equivalents can be granted and accrue during restriction period; payable only if underlying award vests and becomes payable
Performance Units	Employee	No minimum applies	Minimum 1 year performance period	Dividend equivalents can be accrued; payable only if underlying award vests and becomes payable
	Director		Not allowed

*	Other Stock-Based Awards not otherwise described are allowed; however, directors may not receive performance vesting awards.

  84  |  Linde plc

Proposal 6: Approval of the 2021 Linde plc Long Term Incentive Plan

Options & SARs. An Option entitles the Participant to purchase ordinary shares from the Company at the option exercise price and upon such other terms and conditions that the Committee may specify.  SARs generally entitle the Participant to receive, as to each ordinary share subject to the SAR, the excess of the fair market value of an ordinary share on the exercise date over the exercise price of the SAR.

Options granted may be ISOs or nonqualified stock options.  The exercise price of a stock option or SAR will be fixed by the Committee at the time the option/SAR is granted, but the price cannot be less than the per share fair market value of an ordinary share on the date of grant, except with respect to awards assumed as a result of the Company’s acquisition of another company. Awards of ISOs may also be subject to other restrictions to the extent necessary to comply with the applicable provisions of the Code.

The Committee may determine that a SAR shall be automatically exercised on one or more specified dates. The amount payable upon the exercise of a SAR may, in the Committee’s discretion, be settled in cash, ordinary shares, or a combination of cash and ordinary shares or any other manner approved by the Compensation Committee.

Restricted Stock and Restricted Stock Units. During the restriction period, the Participant is not entitled to delivery of the shares or units, restrictions are placed on the transferability of the shares or units, and all or a portion of the shares or units will be forfeited if the Participant terminates employment or a director terminates service as a director for reasons other than as approved by the Committee.  Upon expiration of the applicable restriction period, restricted stock and restricted stock units shall be settled in cash, ordinary shares, or a combination of cash and ordinary shares or any other manner approved by the Committee.

Performance Units. Employees may be granted performance units representing the contingent right to receive payment based upon the attainment of one of more pre-established performance goals during a specified performance period as determined by the Compensation Committee. Directors may not receive performance units.  Upon expiration of the applicable performance period and the attainment of the applicable performance goal(s), performance units shall be settled in cash, ordinary shares, or a combination of cash and ordinary shares or any other manner approved by the Committee.

Other Stock-Based Awards. The 2021 Plan also allows the Committee to make other stock-based awards to Participants on such terms and conditions as the Committee prescribes.  To the extent that any other stock-based awards are granted, they may, in the Committee’s discretion, be settled in cash or ordinary shares.

Transferability. Awards under the 2021 Plan will not be transferable, assignable, alienable or pledgable, other than by will or the laws of descent and distribution; except that the Committee may permit the transfer of (a) specific non-qualified stock option and SAR grants by gift to the Participant’s spouse, children or grandchildren, or to a trust or partnership for the benefit of any one or more of them, or (b) any grant or award pursuant to a domestic relations order.

Performance Objectives. The Committee may prescribe that, for grants to employees only (1) an option or SAR is exercisable, (2) an award of restricted stock or restricted stock units is vested or transferable or both, (3) that performance units are earned, or (4) that payment under any other stock-based award is earned, only upon the attainment of certain performance objectives.

The performance measures upon which the payment or vesting of an Award granted under the 2021 Plan may be established by the Compensation Committee in its discretion.

Any applicable performance goals may be established on a corporate-wide basis or with respect to and in combination with one or more business units, divisions, subsidiaries or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.  At the same time as the performance goals are established, the Committee will prescribe a formula to determine the amount payable under the award based upon the level of attainment of the performance goals.  The Committee may adjust upward or downward the performance goals applicable to any performance based award.

Deferrals. The Committee may require the deferral of the payment of any Award, or permit

Linde plc  |  85

Proposal 6: Approval of the 2021 Linde plc Long Term Incentive Plan

Participants to defer their receipt of payment, for such period or periods and on such terms and conditions as the Committee may specify.

Change-in-Control Double Trigger Treatment for Officers. The Committee may specify in the applicable Award Agreement the effect, if any, of a Change-in-Control on any award held by a Participant, including the adjustment or other treatment of any performance goals.  However, an Award made to a Participant who is at the time an Officer shall specify that if (i) a Change-in-Control occurs and (ii) within two years thereafter (or such other period of time following the Change-in-Control specified in the applicable Award Agreement), the Officer’s employment with the Company (or an applicable Subsidiary) or any successor thereto is terminated without “cause” (as defined in the Award Agreement) or if the Officer terminates employment for “good reason” (as defined in the Award Agreement), then the Award will become partially or fully vested and, as applicable, exercisable as of the date of such termination of employment.

Notwithstanding the foregoing, in connection with a Change-in-Control, the Committee has the discretion to cancel and terminate all outstanding Awards, whether or not exercisable, in exchange for a payment in cash and/or shares of stock equal in value to the difference, if any, between the consideration received by the Company’s shareholders in respect of an ordinary share in connection with the Change-in-Control transaction and the purchase price per share, if any, under the Award, multiplied by the number of shares subject to such Award.

Forfeiture and Clawback of Awards. The Committee may specify that a Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but are not limited to, the Participant’s fraud resulting in the restatement of the Company’s published earnings, and termination of an Employee’s employment or a director’s service as a director for cause.

Right of Offset. The Company has the right to offset against its obligation to deliver ordinary shares (or cash or other property) under the 2021 Plan or any award agreement, any outstanding amounts the Participant then owes to the Company.  The Company’s right of offset is subject to the constraints of Section 409A of the Code.

U.S. Federal Income Tax Consequences

The following is a brief description of the current U.S. federal income tax treatment generally arising with respect to awards under the 2021 Plan for participants subject to taxation in the United States.  This summary is not intended to constitute tax advice, is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Grant of Options and SARs. An optionee will not recognize any taxable income at the time an option or SAR is granted and the Company will not be entitled to a federal income tax deduction at that time.

Exercise of ISOs. No ordinary income will be recognized by the holder of an ISO at the time of exercise.  The excess of the fair market value of the ordinary shares at the time of exercise over the aggregate option exercise price will be an adjustment to alternative minimum taxable income for purposes of the Federal “alternative minimum tax” at the date of exercise.  If the optionee holds the ordinary shares purchased for two years after the date the ISO was granted and one year after the acquisition of such shares, the difference between the aggregate option price and the amount realized upon disposition of the shares will constitute a long term capital gain or loss, as the case may be, and  the Company will not be entitled to a Federal income tax deduction.  If the ordinary shares are disposed of in a sale, exchange or other “disqualifying disposition” within two years after the date of grant or within one year after the date of exercise, the optionee will realize taxable ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the ordinary shares purchased at the time of exercise over the aggregate option exercise price and (b) the excess of the amount realized upon disposition of such shares over the option exercise price. The Company generally will be entitled to a

  86  |  Linde plc

Proposal 6: Approval of the 2021 Linde plc Long Term Incentive Plan

Federal income tax deduction equal to that amount (subject to the limitations of Code Section 162(m) described below).

Exercise of Nonqualified Stock Options. Taxable ordinary income will be recognized by the holder of a non-qualified stock option at the time of exercise in an amount equal to the excess of the fair market value of the ordinary shares purchased at the time of such exercise over the aggregate option exercise price.  The Company generally will be entitled to a Federal income tax deduction equal to that amount (subject to the limitations of Code Section 162(m)). On a subsequent sale of the shares, the optionee will generally recognize a taxable capital gain or loss based upon the difference between the per share fair market value at the time of exercise and the per share selling price at the time of sale.  The capital gain or loss will be short term or long term depending on the period of time the shares are held by the optionee following exercise.

Exercise of SARs. Upon the exercise of a SAR, the holder will realize taxable ordinary income on the amount of cash received and/or the then current fair market value of the ordinary shares acquired and the Company generally will be entitled to a Federal income tax deduction equal to that amount (subject to the limitations of Code Section 162(m)).  The holder’s basis in any ordinary shares acquired will be equal to the amount of ordinary income upon which he or she was taxed.  Upon any subsequent disposition, any gain or loss realized will be a capital gain or loss.

Restricted Stock. A Participant receiving a grant of restricted stock will not recognize income, and the Company will not be allowed a deduction, when restricted shares are granted, unless the Participant makes the election described below.  When the restrictions on the ordinary shares are removed or lapse or are fully satisfied, the excess of fair market value of such shares on the date the restrictions are removed or lapse over the amount paid by the Participant for the shares, if any, will be ordinary income to the Participant.  The Company generally will be entitled to a Federal income tax deduction equal to that amount (subject to the limitations of Code Section 162(m)).  Upon disposition of the ordinary shares, the gain or loss recognized by the Participant will be treated as a capital gain or loss.  The capital gain or loss will be short term or long term depending upon the period of time the shares are held by the Participant following the removal or lapse of the restrictions.

If a Section 83(b) election is filed by the Participant with the Internal Revenue Service within 30 days after the date of grant, then the Participant will recognize ordinary income and the holding period will commence as of the date of grant.  The amount of ordinary income recognized by the Participant will equal the excess of the fair market value of the shares as of the date of grant over the amount, if any, paid by the Participant for the ordinary shares.  The Company generally will be entitled to a deduction in a like amount (subject to the limitations of Code Section 162(m)).  If such election is made and a Participant thereafter forfeits the restricted shares, no refund or deduction will be allowed for the amount previously included in such Participant’s income.

Restricted Stock Units, Performance Units and Other Stock-Based Awards. A Participant receiving an award of restricted stock units, performance units, or other stock-based awards will not recognize income, and the Company will not be allowed a deduction, at the time the award is made.  When a Participant receives payment in settlement of such award, the amount of cash and the fair market value of the ordinary shares received will be ordinary income to the Participant and the Company generally will be entitled to a Federal income tax deduction equal to that amount (subject to the limitations of Code Section 162(m)).

Withholding Taxes. No withholding taxes are payable in connection with the grant of any stock option or SAR or the exercise of an ISO.  However, withholding taxes must be paid at the time of exercise of any non-qualified stock option or SAR.  Withholding taxes must also be paid in respect of any restricted stock when the restrictions thereon lapse.  In respect of all other awards, withholding taxes must be paid whenever the Participant recognizes income for tax purposes.

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a Federal income tax deduction from compensation in excess of $1 million per year per person paid to its “covered employees” (within the meaning of Section 162(m)).  The Committee may consider Section 162(m) when granting awards under the 2021 Plan.

Linde plc  |  87

Proposal 6: Approval of the 2021 Linde plc Long Term Incentive Plan

Section 409A. The terms of the 2021 Plan and each award granted under it are intended to comply with Section 409A of the Code, which imposes restrictions on nonqualified deferred compensation arrangements

New Plan Benefits

The amount of each Participant’s awards, if any, for 2021 under the 2021 Plan cannot currently be determined because any awards will be subject to the Committee’s discretion. The awards granted under the 2009 Plan for the 2020 year, which would not have changed if the 2021 Plan had been in place instead of the 2009 Plan, are set forth in the following table. These amounts do not reflect grants made under the 2009 Plan in 2021 for 2020 performance.

Name and Position	Grant Date Fair Value ($)(1)	Number of Shares (2)
Stephen F. Angel, Chief Executive Officer	10,830,649	215,695
Matthew J. White, Executive Vice President & Chief Financial Officer	2,791,322	55,585
Eduardo Menezes, Executive Vice President, EMEA	2,400,181	47,790
Sanjiv Lamba, Chief Operating Officer	2,400,181	47,790
Andreas Opfermann Executive Vice President, Americas	1,666,751	33,190
Executive Group (includes NEOs above (8)	23,783,078	473,575
Non-Executive Director Group (11)	1,607,970	7,637
Non-Executive Officer Employee Group (3,486)	63,049,171	1,045,211
(1)	The amounts in this column represent the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the relevant awards granted in 2020 pursuant to the 2009 Plan.
(2)	Assumes target performance was achieved for 2020 performance-based awards and includes stock options awarded in 2020.

  88  |  Linde plc

Proposal 6: Approval of the 2021 Linde plc Long Term Incentive Plan

Equity Compensation Plans Information

The table below provides information as of December 31, 2020 about ordinary shares that may be issued upon the exercise of options, warrants and rights granted to employees or directors under present and former equity compensation plans.  The table does not reflect grants made in 2021 for 2020 performance.

EQUITY COMPENSATION PLANS TABLE

			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)
Equity compensation plans approved by shareholders	9,192,326(1)	$136.05	5,394,996(2)
Equity compensation plans not approved by shareholders	—	—	—
Total	9,192,326	$136.05	5,394,996

(1)	This amount includes 688,170 restricted stock units and 437,110 performance share units.
(2)

This amount includes 5,117,443 shares available for future issuance pursuant to the 2009 Plan, and 277,553 shares available for future issuance pursuant to the Long Term Incentive Plan 2018 of Linde plc.  The Long Term Incentive Plan 2018 of Linde plc was adopted to provide equity awards to certain legacy Linde AG executives in replacement of certain Linde AG awards pursuant to the Business Combination Agreement between Praxair and Linde AG. No additional awards will be made under the plan.

Linde plc  |  89

Proposal 7: Determination of Price Range for Re-allotment of Treasury Shares

Proposal 7: Determination of Price Range for
Re-allotment of Treasury Shares

The Company’s open-market share repurchases and other share buyback activities result in some of its ordinary shares being returned and held as treasury shares.  These treasury shares are used, in part, to issue shares in connection with director and employee stock grants, such as stock options, performance share units, restricted stock and the like.

Under Irish law, the shareholders must authorise the price range at which Linde plc may re-allot any shares held in treasury as newly re-allotted shares of Linde plc.  In this proposal, that price range is expressed as a percentage of the minimum and maximum of the closing market price on the day preceding the day on which the relevant share is re-allotted.  Irish law requires that this authorisation be renewed by Linde’s shareholders every 18 months, and therefore this will continue to be proposed at subsequent annual general meetings.

The authority being sought from the shareholders provides that the minimum and maximum prices at which a treasury share may be re-allotted are 95% (or nominal value where the re-allotment of treasury shares is required to satisfy an obligation under any compensation program (including any share scheme or option scheme)) and 120%, respectively, of the closing market price of the ordinary shares on either the New York Stock Exchange or the Frankfurt Stock Exchange (whichever closing market price is the higher in the case of the maximum price and whichever closing market price is the lower in the case of the minimum price) the day preceding the day on which the relevant share is re-allotted, except as described below.  Any re-allotment of treasury shares will only be at price levels that the Company considers to be in the best interests of its shareholders.

As required under Irish law, the resolution in respect of Proposal 7 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.  The text of the resolution in respect of Proposal 7 is as follows:

“As a special resolution, that, for the purposes of section 1078 of the Irish Companies Act 2014 (the “Act”), the re-allotment price range at which any treasury shares (as defined by section 106 of the Act) (“treasury shares”) for the time being held by Linde plc may be re-allotted shall be as follows:

(a)

the maximum price at which a treasury share may be re-allotted shall not be more than 120% of the closing price on either the New York Stock Exchange or the Frankfurt Stock Exchange (whichever is the higher) for shares of that class on the day preceding the day on which the relevant share is re-allotted by Linde plc;

(b)

the minimum price at which a treasury share may be re-allotted shall be the nominal value of the share where such a share is required to satisfy an obligation under any compensation program (including any share scheme or option scheme) operated by Linde plc or, in all other cases, not less than 95% of the closing price on either the New York Stock Exchange or the Frankfurt Stock Exchange (whichever is the lower) for shares of that class on the day preceding the day on which the relevant share is re-allotted by Linde plc;

(c)

the re-allotment price range as determined by paragraphs (a) and (b) shall expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 109 and/or 1078 of the Irish Companies Act 2014.”

The Board recommends that you vote “FOR” the determination of the price range at which the Company can re-allot shares that it acquires as treasury shares under Irish law.

  90  |  Linde plc

Information on Share Ownership

Information on Share Ownership

Principal Holders

To the Company’s knowledge, the only beneficial owners of more than 5% of Linde’s Ordinary Shares are the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding(b)
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	42,775,562(a)	8.22%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	39,522,967(a)	7.60%

(a)

Holdings as of December 31, 2020 as reported in SEC Schedules 13G filed by the Vanguard Group, and Blackrock, Inc.  According to its Schedule 13G, Vanguard and certain of its affiliates had no sole voting power, shared voting power as to 856,833 shares, shared dispositive power as to 2,217,568 shares, and sole dispositive power as to 40,557,994 shares.  According to its Schedule 13G, BlackRock and certain of its subsidiaries had sole voting power as to 35,095,078 shares and sole dispositive power as to 39,522,967 shares.

(b)	Based on 520,342,663 total shares outstanding on April 1, 2021 excluding shares held for the account of Linde.

Executive Officers and Directors

The table below sets forth the beneficial ownership of Linde’s Ordinary Shares as of April 1, 2021 by each director and certain executive officers.  No director or executive officer of Linde beneficially owned more than 1% of Linde’s ordinary shares, and directors and executive officers of Linde as a group (19 persons) beneficially owned approximately 0.7% of the outstanding shares as of that date.

		Shares Beneficially Owned and Other Equity Interests
Name	Position	Ordinary Shares	Stock Units(1)	Total	Stock Options(2)
Stephen F. Angel	Chief Executive Officer	495,478	354,058	849,536	1,606,983
Sanjiv Lamba	Chief Operating Officer	26,223	11,261	37,484	42,553
Matthew J. White	Executive Vice President - Chief Financial Officer	37,421	12,118	49,539	309,441
Eduardo F. Menezes	Executive Vice President - EMEA	74,441	6,931	81,372	211,401
Andreas Opfermann	Executive Vice President - Americas	498	4,368	4,866	11,096
Prof. Dr. Wolfgang H. Reitzle	Chairman of the Board	17,493	2,834	20,327	0
Prof. DDr. Ann-Kristin Achleitner	Director	1,752	1,134	2,886	0
Prof. Dr. Clemens A. H. Börsig	Director	1,696	1,134	2,830	0
Dr. Nance K. Dicciani	Director	18,497	14,222	32,719	0
Dr. Thomas Enders	Director	10,578	1,134	11,712	0
Franz Fehrenbach	Director	3,606	1,134	4,740	0
Edward G. Galante	Director	14,541	21,938	36,479	0
Larry D. McVay	Director	12,190	5,956	18,146	0
Dr. Victoria E. Ossadnik	Director	1,276	511	1,787	0
Prof. Dr. Martin H. Richenhagen	Director	4,833	1,134	5,967	0
Robert L. Wood	Director	14,661	3,377	18,038	0
Total		735,184	443,244	1,178,428	2,181,474
Directors, Nominees and Executive Officers as a group	19 persons	759,081	452,277	1,211,358	2,255,163

(1)

Includes Deferred Stock Units and/or Restricted Stock Units held.  Deferred Stock Units are stock price-based units into which deferred compensation has been invested pursuant to the deferred compensation plans for management and for non-employee directors. Restricted Stock Units are stock price-based units granted as long term incentive awards to management and as equity compensation to non-employee directors.  Holders have no voting rights with respect to either Deferred Stock Units or Restricted Stock Units.  The value of Deferred Stock Units and Restricted Stock Units varies with the price of Linde’s ordinary shares and, at the end of the deferral period or the restriction period, the units are payable in Linde ordinary shares on a one-for-one basis.

(2)	Represent shares that may be acquired upon exercise of options exercisable within 60 days of April 1, 2021.

Linde plc.  I  91

Information About the Annual General Meeting and Voting

General Information

Information About the Annual General Meeting and Voting

This Proxy Statement is furnished to shareholders of Linde plc in connection with the solicitation of proxies for the Annual General Meeting (“AGM”) of Shareholders to be held on July 26, 2021, at 1:00 PM Irish time (8:00 AM Eastern Daylight Time in the U.S.) or any adjournment or postponement thereof. The AGM will be held by: (a) a VIRTUAL meeting format accessible at www.virtualshareholdermeeting.com/LIN2021 that all shareholders are urged to participate in to support the health and well-being of the Company’s shareholders, employees, directors and others considering the COVID-19 pandemic; and (b) an in-person meeting format, as required by Irish law, at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland.  However, as discussed below, this in-person meeting will be subject to COVID-19 safety concerns and legislation in effect in Ireland at the date of the AGM which may result in the cancellation of the in-person meeting format and/or significant attendance restrictions. Shareholders are therefore urged to not plan to attend in person but instead to participate in the virtual meeting format.

This Proxy Statement and a form of proxy are being distributed to shareholders on or about April 29, 2021.  Proxies are being solicited on behalf of the Board of Directors of Linde.

Potential Impact of the COVID-19 Pandemic on the Annual General Meeting

Linde is monitoring coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities in Ireland and the Irish legal requirements for holding an in-person meeting. The health and well-being of Linde’s shareholders is a high priority.  If the Company determines that it is not possible or advisable to hold the AGM in person, or if Irish law permits the AGM to be held in a virtual format only, Linde will announce any alternative arrangements for the in-person meeting format in Ireland, which may include a change in the meeting location and/or cancelling the in-person format meeting and holding the meeting solely by means of remote electronic communication.  Linde will announce any such change and the details on how to participate by press release, which will be available on Linde’s website at https://www.linde.com/news-media/press-releases and filed with the Securities and Exchange Commission as additional proxy materials.  If you are planning to attend the in-person meeting in Ireland, please check the website prior to the meeting date.

General Information

Availability of Annual Report and Proxy Statement On-Line

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on July 26, 2021:

This 2021 Notice of Annual General Meeting and Proxy Statement, the 2020 Form 10-K and Annual Report and the 2020 IFRS Annual Report, together with copies of any other documentation relating to the 2021 Annual General Meeting, including forms of proxy, are available on the Linde website, www.linde.com as set forth below:

2021 Notice of Annual General Meeting and Proxy Statement: https://investors.linde.com/proxystatement

2020 Form 10-K and Annual Report to Shareholders:

https://investors.linde.com/annual report

  92  |  Linde plc

Information About the Annual Meeting and Voting

General Information

2020 IFRS Annual Report: https://investors.linde.com/ifrsreport

As allowed by SEC and NYSE rules, Linde is sending to most shareholders by mail a notice informing them that they can access and download this 2021 Proxy Statement, the 2020 Form 10-K and Annual Report and the 2020 IFRS Annual Report on the internet at the websites noted above, rather than sending printed copies.  If you have received printed copies in the mail, rather than the notice of internet availability, it is likely that this occurred because either: (1) you have specifically requested printed copies this year or previously, or (2) Linde has voluntarily sent you printed copies.

If you are receiving printed copies, you can save Linde future postage and printing expense by consenting to receive future annual reports, meeting notices, and proxy statements on-line on the internet.  Most shareholders can elect to view future proxy statements and annual reports over the internet instead of receiving paper copies in the mail.  This will help with Linde’s overall sustainability efforts by reducing paper usage.  You will be given the opportunity to consent to future internet delivery when you vote your proxy.  For some shareholders, this option is only available if they vote by internet.  If you are not given an opportunity to consent to internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of that option for you.

If you consent, your account will be so noted and, when Linde’s 2021 Form 10-K and Annual Report, meeting notice, and the proxy statement for the 2022 annual general meeting of shareholders become available, you will be notified on how to access them on the internet.  Any prior consent you have given will remain in effect until specifically revoked by you in the manner specified by the bank or broker that manages your account.  If you do consent to receive your Linde materials via the internet, you can still request paper copies by contacting the bank or broker that manages your account or, if you are a shareholder of record, you may contact the Company through its stock transfer agent, Computershare Investor Services (“Computershare”) 462 South 4th Street, Suite 1600, Louisville, KY, 40202 USA.  Computershare can also be reached by telephone Toll Free at 1-866-201-5090 (U.S., Canada and Puerto Rico) or 1-781-575-2553 outside the United States or online at www.computershare.com/investor.

Shareholders Sharing an Address

If you share an address with another shareholder, you may receive only one notice of internet availability, or one set of printed proxy materials (including this Proxy Statement and the 2020 Form 10-K and Annual Report to shareholders) unless you have provided contrary instructions.  If you wish to receive a separate notice of internet availability or set of proxy materials now or in the future, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact Computershare at the address cited above.  Similarly, if you share an address with another shareholder and have received multiple copies of the notice of internet availability or proxy materials, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact Computershare at the above address to request delivery of only a single copy of these materials to your household.

Proxy and Voting Procedures

Who are the Shareholders Entitled to Vote at this Meeting?

Shareholders of record at 1:00 p.m. Irish time on July 24, 2021 will be entitled to attend, speak, ask questions and vote at the Annual General Meeting.  As of the close of business on April 28, 2021 (the record date for notice of the Annual General Meeting), a total of 520,029,705 Linde ordinary shares were outstanding and entitled to vote.  Each ordinary share entitles the holder to one vote.

How do I Submit My Vote by Means of a Proxy?

Your vote is important.  Because many shareholders cannot attend the Annual General Meeting in person, it is necessary that a large number be represented by proxy.  Most shareholders have a choice of voting over the

Linde plc  I  93

Information About the Annual General Meeting and Voting

General Information

internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction card, as described below.

Vote on the internet.  If you have internet access, you may access the Proxy Statement and 2020 Form 10-K and Annual Report and 2020 IFRS Annual Report and submit your proxy or voting instructions by following the instructions provided in the notice of internet availability, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.  If you vote on the internet, you can also request electronic delivery of future proxy materials.

Vote by telephone. You can also vote by telephone by following the instructions provided on the internet voting site, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.  Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote by Mail.  If you received printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided.  Alternatively, Shareholders may submit a form of proxy in writing that is compliant with the Irish Companies Act 2014 to Computershare Investor Services (Ireland) Limited, 3100 Lake Drive, Citywest Business Campus, Dublin 24, D24 AK82, Ireland (Ref: Linde plc 2020 AGM). To be valid, the form of proxy must be received by not later than 11:59 p.m. on July 24, 2021. Shareholders who wish to submit a form of proxy that is in compliance with the Irish Companies Act 2014 by electronic means may do so up to the same deadline by submitting to usservices@computershare.ie.

How are the Proxies Voted?

All shares entitled to vote and represented by a properly completed proxy (either by internet, telephone or mail) will be voted at the Annual General Meeting as indicated on the proxy unless earlier revoked by you.  If no instructions are indicated for a matter on an otherwise properly completed proxy from a shareholder of record, the shares represented by that proxy will be voted on that matter as recommended by the Board of Directors.  See also the vote counting rules below.  Execution of the proxy also confers discretionary authority on the proxy holders to vote your shares on other matters that may properly come before the Annual General Meeting.

How Can I Revoke my Proxy?

You may revoke your proxy at any time before it is voted by filing with Linde’s Corporate Secretary a written revocation, by timely delivery of a properly completed, later-dated proxy (including by internet or telephone), or by voting in person at the Annual General Meeting.

May I Still Vote at the Annual General Meeting Even if I Have Submitted a Proxy?

The method by which you vote will in no way limit your right to vote at the Annual General Meeting if you later decide to attend in person. You may vote during the AGM if you attend the Virtual Meeting Site. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual General Meeting in person.  See “Attending the Annual General Meeting” below for attendance requirements and directions to the Annual General Meeting.

What is the Necessary Quorum to Transact Business at the Annual General Meeting?

The presence, in person or by proxy, of the holders of a majority of the ordinary shares entitled to vote shall constitute a quorum.  The shares represented by abstentions and broker non-votes on filed proxies and ballots will be considered present for quorum purposes (for an explanation of “broker non-votes,” see the vote counting rules below).

How are the Votes Counted for Each Item of Business?

If you are a shareholder of record and submit a proxy (whether by internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual General Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter.

If you hold your shares in a brokerage account, then, under NYSE rules and Irish company law:

With respect to Proposal 1 (Re-appointment of Directors), your broker is not entitled to vote your shares on this matter if no instructions are received from you.  If your broker does not vote (a

  94  |  Linde plc

Information About the Annual General Meeting and Voting

General Information

“broker non-vote”), this is not considered a vote cast and, therefore, will have no effect on the election of directors.  Abstentions also will have no effect on the election of directors.

With respect to Proposals 2a and 2b (Non-Binding Ratification of Appointment of Independent Auditor and Authorization of the Board to Determine its Remuneration), your broker is entitled to vote your shares on this proposal if no instructions are received from you.  A vote to “abstain” will have the effect of a vote against this proposal for NYSE rule purposes.

With respect to Proposal 3 (Advisory and Non-Binding Vote on Named Executive Officer Compensation), your broker is not entitled to vote your shares on this proposal if no instructions are received from you.  Broker non-votes are not considered shares entitled to vote on this proposal and, therefore, will have no effect on the vote on this proposal.  However, a vote to “abstain” will have the effect of a vote against this proposal for NYSE rule purposes.

With respect to Proposal 4 (Advisory and Non-Binding Vote on the Directors’ Remuneration Policy), your broker is not entitled to vote your shares on this proposal if no instructions are received from you.  Broker non-votes are not considered shares entitled to vote on this proposal and, therefore, will have no effect on the vote on this proposal.  However, a vote to “abstain” will have the effect of a vote against this proposal for NYSE rule purposes.

With respect to Proposal 5 (Advisory and Non-Binding Vote on the Directors’ Remuneration

Report), your broker is not entitled to vote your shares on this proposal if no instructions are received from you.  Broker non-votes are not considered shares entitled to vote on this proposal and, therefore, will have no effect on the vote on this proposal.  However, a vote to “abstain” will have the effect of a vote against this proposal for NYSE rule purposes.

With respect to Proposal 6 (Approval of the 2021 Linde plc Long Term Incentive Plan), your broker is not entitled to vote your shares on this proposal if no instructions are received from you.  Broker non-votes are not considered shares entitled to vote on this proposal and, therefore, will have no effect on the vote on this proposal.  However, a vote to “abstain” will have the effect of a vote against this proposal for NYSE rule purposes.

With respect to Proposal 7 (Determination of Price Range for Re-allotment of Treasury Shares), your broker is entitled to vote your shares on this proposal if no instructions are received from you.  A vote to “abstain” will have the effect of a vote against this proposal for NYSE rule purposes.

If you hold your shares in the Linde Retirement Savings Plan or the Savings Program for Employees of Praxair Puerto Rico, and if the plan trustee receives no voting instructions from you, then, under the applicable plan trust agreement, the plan trustee will: (i) vote your shares in the same proportion on each matter as it votes the shares for which it has received instructions under the Linde Retirement Savings Plan, and (ii) not vote your shares under the Savings Program for Employees of Praxair Puerto Rico Plan.

Attending the Annual General Meeting

Participation through the Virtual Annual General Meeting Format

Your participation in the virtual format of the Annual General Meeting is urged and how you access the virtual meeting depends on how you own your Linde shares as described below. Participants may access the Virtual Meeting Site beginning at 12:45 PM Irish time (7:45 AM Eastern Daylight Time in the U.S.) to allow log-in prior to the start of the Annual General Meeting at 1:00 p.m. Irish time (8:00 AM Eastern Daylight Time in the U.S.).

Shareholders of Record and U.S.-Based Shareholder Accounts

You may own Linde shares of record (that is, directly in your own name or in the name of some entity but not through a brokerage, bank or similar account) and if so, your shares are held in account at our stock transfer agent, Computershare. You may also own your Linde shares through a broker, bank or other institution in an account maintained in the U.S. If so, you must visit www.virtualshareholdermeeting.com/LIN2021 (the “Virtual Meeting Site”) to access the virtual Annual General Meeting format.

Your 16-digit control number (“Control Number”) appears on the Notice of Internet Availability, the proxy card, or some other voting instruction form. You must enter this Control Number to attend the virtual Annual General Meeting, to vote or submit comments or questions on proposals, and exercise any other shareholder rights at the Annual General Meeting. However, if you have lost your Control Number, you may still enter as a “Guest”, but you will not be able to vote during the Annual General Meeting or to submit questions or comments. See the instructions below for obtaining a new Control Number before the Annual General Meeting that will allow you full shareholder participation. If you have already voted by proxy before the Annual General Meeting, you are not required to vote again at the virtual meeting unless you want to

Linde plc  |  95

Information About the Annual General Meeting and Voting

General Information

change your vote since submitting the proxy up to the day of the Annual General Meeting.

Shareholders with Accounts Outside of the U.S.

If you are not a shareholder of record and you do not own shares through some U.S.-based account, then you own your Linde shares through a broker, bank or other institution in an account maintained outside of the U.S., including through Clearstream in the European Union. If so, you can either:

•

Fully participate in the virtual meeting by accessing the internet service at the following website of ADEUS, Linde’s agent for non-U.S.-based accounts:  https://hv.adeus.de/hvs/linde.  This will allow you to participate in the Annual General Meeting, to vote during the meeting and to submit questions or comments in writing. However, to fully participate in the Annual General Meeting, you must first request a Proxy Card (if you have you have not already received one) which will include your access code to the internet service. Proxy Cards can be ordered through your custody bank and will be issued by ADEUS. For support, please contact the ADEUS telephone HOTLINE at +49(0)89 20 190 352 or by email at hv-service.linde@adeus.de If you do not have your Proxy Card with the access code or lose it, you may still enter the virtual meeting as a “Guest” but you will not be able to vote during the Annual General Meeting or to submit questions or comments. For support, please contact the ADEUS telephone HOTLINE at +49(0)89 20 190 352 or by email at hv-service.linde@adeus.de

•

Visit the Virtual Meeting Site at  www.virtualshareholdermeeting.com/LIN2021 to access the virtual Annual General Meeting format and enter as a “Guest.” This will allow you to listen to the Annual General Meeting, but you will not be able to vote during the Annual General Meeting or to submit questions or comments.

In-Person Meeting Admission Requirements

The Company will also conduct the Annual General Meeting in person at the the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland.  However, the Annual General Meeting will be conducted primarily through the virtual meeting format, and no members of the Board of directors or senior management will be present in Dublin, given the COVID-19 pandemic. This physical aspect of the Annual General Meeting is being conducted to meet Irish corporate law legal requirements, but given health and safety concerns, the Company urges shareholders not to attend in person and instead to participate by accessing the virtual format of the Annual General Meeting.

At this time, given the current COVID-19 Irish law restrictions on the size and type of permissible meetings and the capacity of the Arthur Cox office, we anticipate that the number of shareholders who can attend the meeting in person will be significantly restricted.

To attend the Annual General Meeting in person, you will need to register upon arrival. We may check for your name on our shareholders’ list and ask you to produce valid photo ID. If your shares are held in an account with your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Linde shares, and/or we have reached the meeting attendance capacity, it is possible that you will not be admitted. We may also impose additional screening measures for the health and safety of all participants. Please note that, as described above, if the Company determines that it is not possible or advisable to hold the Annual General Meeting in person in Ireland, Linde will announce alternative arrangements for the meeting, which may include a change in the meeting location and/or cancelling the in-person meeting format and holding the meeting solely by means of the virtual Annual General Meeting format.  Linde will announce any such change and the details on how to participate by press release, which will be available on Linde’s website at https://www.linde.com/news-media/press-releases and filed with the Securities and Exchange Commission as additional proxy materials.  If you are planning to attend the in-person meeting in Ireland, please check the website prior to the meeting date.

  96  |  Linde plc

Information About the Annual General Meeting and Voting

General Information

Rules of Conduct

The Annual General Meeting and Question Period Rules of Conduct (the “Rules”) will be available on the Virtual Meeting Site and will also apply to the in-person meeting format in Dublin. The Rules will address such matters as the number or types of questions the Company will address during the Annual General Meeting and during the Question Period, how the Company will respond to such questions, and the guidelines for submitting questions.

Technical Support and Obtaining New Control Numbers and Access Codes

Anyone who has technical difficulties accessing or using the Virtual Meeting Site during the Annual General Meeting should call the technical support number on the Virtual Meeting Site. If you are a shareholder of record and would like to request a new Control Number, please call:

Toll Free: 844-983-0876

International: 303-562-9303

If you hold your shares in a broker, bank or other U.S.-based account, you must contact the broker, bank or other institution where you have your account to obtain a new Control Number.

If you hold your shares in a broker, bank or other account based outside of the U.S., please contact ADEUS, our agent, through the ADEUS telephone HOTLINE at +49(0)89 20 190 352 or by email at hv-service.linde@adeus.de to obtain an access code.

The Virtual Meeting Site is supported on browsers (e.g., Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Each participant should ensure strong Wi-Fi or other internet connection

Directions

Directions to the location for the Annual General Meeting are available at www.linde.com in the Investors/Annual General Meeting section, or you may contact Linde as noted below.

Questions

For Questions Regarding:	Contact:
Annual General Meeting	Linde Investor Relations, (203) 837-2210 or 49-89-35757-1332
Stock Ownership for Shareholders of Record

Computershare

Email: web.queries@computershare.com

Website: www.computershare.com/investor

Call:

-     Toll Free 1-866-201-5090 (U.S., Canada and Puerto Rico)

-     Outside the U.S.: 1-781-575-2553

-     Investment Services Representatives are available Monday through Friday, from 8:00 a.m. to 6:00 p.m. Eastern Time

-     Interactive automated voice response system is available 24 hours a day, 7 days a week

Written Requests:

Computershare

462 South 4th Street, Suite 1600

Louisville, KY, 40202

Stock Ownership for Beneficial Holders	Your bank, broker or nominee

Other Business

Linde knows of no other business that will be considered for action at the Annual General Meeting.  If any other business calling for a vote of shareholders is properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

Linde plc  |  97

Information About the Annual General Meeting and Voting

Miscellaneous

Miscellaneous

Other Information for the 2021 Annual General Meeting

Irish Statutory Shareholder Proposal Deadline.  To be considered timely pursuant to section 1104 of the Irish Companies Act 2014, a request by a shareholder (or shareholders) holding 3% of the issued share capital of the Company (representing at least 3% of the total voting rights of all of the shareholders having a right to vote at the 2021 Annual General Meeting) to put an item on the agenda of the 2021 Annual General Meeting and/or to present a draft resolution to be adopted at the 2021 Annual General Meeting under Section 1104 of the Irish Companies Act 2014 must be received by the Company in written or electronic form no later than June 14, 2021.

Shareholder Questions; Pursuant to section 1107 of the Irish Companies Act 2014, shareholders have a right to ask questions related to items on the agenda of the 2021 Annual General Meeting and to have such questions answered by the Company subject to any reasonable measures that the Company may take to ensure the identification of shareholders.  An answer is not required if (a) an answer has already been given on the Company’s website in the form of a “Q&A”, (b) it would interfere unduly with the preparation for the meeting or the confidentiality and business interests of the Company or (c) it appears to the Chairman of the meeting that it is undesirable in the interests of good order of the meeting that the question be answered.

Shareholder Proposals, Director Nominations and Other Business for the 2022 Annual General Meeting

SEC Rule 14a-8:  In order to be included in Linde’s proxy statement and form of proxy for Linde’s 2022 Annual General Meeting of shareholders, a shareholder proposal must be received in writing at Linde’s principal executive offices on or before January 2, 2022, unless the date of the 2022 Annual General Meeting of shareholders has been changed by more than 30 calendar days from the anniversary of the 2021 Annual General Meeting.  In that case, Linde must include in the proxy statement for its 2022 Annual General Meeting any shareholder proposals pursuant to Rule 14a-8 under the Exchange Act that it receives a reasonable time before it beings to print and send its proxy materials.

Proxy Access:  Under Linde’s Constitution, a shareholder or a group of up to 20 shareholders owning shares representing at least 3% of Linde’s ordinary shares continuously for at least three years, is eligible to nominate and include in the Company’s Proxy Statement their own Director nominee(s) constituting up to 20% of the total number of Directors then serving on the Board (with a minimum of up to two Director nominees), provided that the shareholder(s) and the nominee(s) satisfy the Proxy Access requirements in Linde’s Constitution.

Notice of Director nominees must include the information required under Linde’s Constitution and must be received by the Company’s Corporate Secretary at its principal executive offices no earlier than the close of business on November 29, 2021 and no later than the close of business on December 29, 2021, unless the date of the 2022 Annual General Meeting of shareholders has been scheduled to be held more than 30 calendar days from the anniversary of the distribution date of this proxy statement. In that case, such notice must be received by Linde’s Corporate Secretary no earlier than the close of business on the 180th calendar day before the date of the 2022 Annual General Meeting of shareholders and no later than the close of business on the later of (i) the 150th calendar day before the date of the 2022 Annual General Meeting of shareholders and (ii) the 10th calendar day following the date on which public announcement of the date of the 2022 Annual General Meeting of shareholders is first made.

Irish Statutory Shareholder Proposal Deadline.  To be considered timely pursuant to section 1104 of the Irish Companies Act 2014, a request by a shareholder (or shareholders) holding 3% of the issued share capital of the Company (representing at least 3% of the total voting rights of all of the shareholders having a right to vote at the 2022 Annual General Meeting) to put an item on the agenda of the 2022 Annual General Meeting and/or to present a draft resolution to be adopted at the 2022 Annual General Meeting under section 1104 of the Irish Companies Act 2014 must be received by the Company in written or electronic form no later than the 42 calendar days before the 2022 Annual General Meeting of shareholders.

  98  |  Linde plc

Information About the Annual General Meeting and Voting

Miscellaneous

Advance Notice Provisions:  To be considered timely under the advance notice provisions of the Company’s Constitution, notice of any other shareholder proposal or nomination notice not submitted for inclusion in the Company’s proxy statement pursuant to the proxy access provisions of the Company’s Constitution or Rule 14a-8 under the Exchange Act, and not submitted pursuant to section 1104 of the Irish Companies Act 2014, must be given to the Company’s Secretary in writing at the principal executive offices of the Company and received no earlier than April 26, 2022 and no later than the close of business on May 26, 2022.  This applies unless the date of the 2022 Annual General Meeting of shareholders has been advanced by more than 30 calendar days or delayed by more than 60 calendar days from the anniversary of the 2021 Annual General Meeting.  In that case, such notice must be received by Linde’s Corporate Secretary no earlier than the close of business on the 90th calendar day before the date of the 2022 Annual General Meeting of shareholders and no later than the close of business on the later of (i) the 60th calendar day before the date of the 2022 Annual General Meeting of shareholders and (ii) the 10th calendar day following the date on which the notice of the meeting is sent or public disclosure of the date of the meeting is made by the Company, whichever event in this clause (ii) occurs first.

Shareholder proposals, director nominations or related written notices must be delivered to the Corporate Secretary, Linde plc, The Priestley Centre, 10 Priestley Road, Surrey Research Park, Guilford, Surrey, GU27XY, United Kingdom.

Annual Reports

Shareholders of record at close of business on April 28, 2021 should have received either (1) a notice that Linde’s 2020 Form 10-K and Annual Report to Shareholders and 2020 IFRS Annual Report are available on the internet or (2) a printed copy of this Proxy Statement and the 2020 Form 10-K and Annual Report to Shareholders.  If you have received a printed copy of this Proxy Statement without the 2020 Form 10-K and Annual Report to Shareholders, please contact Investor Relations at the address below and a copy will be sent to you.

A copy of Linde’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2020 is available to each holder or beneficial owner of Linde’s ordinary shares as of April 28, 2021.  This report will be furnished without charge upon written request to the Investor Relations Department, Linde plc, The Priestley Centre, 10 Priestley Road, Surrey Research Park, Guilford, Surrey GU2 7XY United Kingdom.  You may also call 001-203-837-2210 or 49-89-35757-1332.

Cost of Proxy Solicitation

The entire cost of soliciting proxies will be borne by Linde including the expense of preparing, printing and mailing this Proxy Statement.  Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of Linde’s stock and reimbursement of out-of-pocket costs incurred for any follow up mailings.  Linde also has engaged Morrow Sodali LLC to assist in the solicitation of proxies from shareholders at a fee of $8,000 plus reimbursement of out-of-pocket expenses.  In addition to use of the mail, proxies may be solicited personally or by telephone by employees of Linde without additional compensation, as well as by employees of Morrow Sodali LLC.

April 29, 2021

You are Urged to Promptly Complete and Submit Your Proxy

Linde plc  |  99

Appendix 1: Linde plc Directors’ Remuneration Policy

Appendix 1: Linde plc Directors’ Remuneration Policy

LINDE PLC – DIRECTORS’ REMUNERATION POLICY

INTRODUCTION

Linde plc (“Linde”, “we”, “our” or the “Company”) is subject to various corporate governance requirements in the United States and the European Union, particularly in Ireland where the Company is incorporated. While some of the requirements in these jurisdictions overlap or are otherwise similar, some differ and require separate compliance and disclosures.  This Irish statutory Directors’ Remuneration Policy (the “Remuneration Policy”) has been adopted by the Board of Directors (the “Board”) of Linde in order to comply with applicable European Union and Irish requirements.

This Remuneration Policy will first address our remuneration philosophy for executive directors, followed by our remuneration philosophy for non-executive directors. As used in this Remuneration Policy: (i) “executive director” means a member of Company’s Board who is also an employee of the Company or any of its subsidiaries and affiliates, and (2) a non-executive director means a member of Company’s Board who not also an employee of the Company or any of its subsidiaries and affiliates.  At the time of adopting this policy, the Company’s Chief Executive Officer is the only executive director.

The Company’s executive directors do not receive any separate compensation for their service on the Board in any capacity.  Rather, the compensation of the Company’s executive directors, as officers or employees of the Company, is determined by the Board’s Compensation Committee as part of its determination of executive compensation generally. Therefore, the amount and structure of executive compensation is separate from, and fundamentally different than, non-executive director compensation which is determined by the Board’s Nomination and Governance Committee.  As such, the policy provisions reflect these different compensation structures and determinations.

EXECUTIVE DIRECTORS

The Compensation Committee designs the executive compensation program in order to attract and retain executives, motivate them to achieve strong business results, build a performance-driven culture and to encourage them to earn and own Company stock so that their interests are aligned with those of the Company’s shareholders. The Compensation Committee seeks to achieve these executive compensation objectives by aligning the design of the Company’s executive compensation program with the Company’s business objectives, ensuring a balance between financial and strategic non-financial goals. Fixed compensation in the form of salary is the smallest proportion of compensation.  Variable compensation and equity rewards together are the largest proportion of compensation and both of these components are ‘at risk’, meaning these components only have value to the extent the Company performs well.  The material components of the executive compensation program in which the CEO’s compensation is determined are set forth below.

Linde plc  | Appendix 1-1

Appendix 1: Linde plc Directors’ Remuneration Policy

Component	Operation	Opportunity	Performance Measures
Fixed Compensation

The salary level for each executive director is established by the Compensation Committee after its consideration of multiple factors including benchmarking the executive position to market and advice from its compensation consultant.

Salaries are reviewed  annually and may be adjusted, but there is no guaranteed annual

increase. In setting and

reviewing salary levels, the

Compensation Committee considers the performance

of the executive, his/her

experience and pay levels

of benchmark compensation peer companies.

There is no maximum salary opportunity, but salary may be adjusted annually. In addition, in certain cases (for example in cases of promotion) the Compensation Committee may make more significant salary adjustments to reflect progression in the role and increased management responsibilities.

Not applicable.

Linde plc  | Appendix 1-2

Appendix 1: Linde plc Directors’ Remuneration Policy

Component	Operation	Opportunity	Performance Measures
Variable Compensation

The Compensation Committee establishes an annual performance-based variable compensation program that focuses executives on the key objectives that position Linde for sustained growth, and the creation of shareholder value, without compromising long-term business objectives or encouraging excessive risk-taking.

The Compensation Committee identifies the strategic financial performance and non-financial performance elements considered most important to long-term sustainable success and establishes annual goals with respect to those elements

This program is designed to deliver pay commensurate with performance wherein results that are greater than target goals are rewarded with above target payout levels, and performance not meeting minimum threshold expectations reduces the payout to zero.

Annual variable compensation payouts may be made and are based upon a target percentage of each executive’s salary, up to a maximum pay-out as determined by the Compensation Committee. Payouts will be determined by performance against previously set financial and non-financial goals, with the maximum percentage payout determined annually by the Compensation Committee.

Financial Goals:

The Compensation Committee sets challenging financial performance goals that must be met in order for awards to be paid. To establish the goals related to the financial component of the program, the Compensation Committee considers many factors including the degree of control executive directors may have over certain factors that affect financial performance.  Goals are established with the expectation that executive directors will be rewarded with higher payouts if actual performance exceeds targets.

The Compensation Committee will determine the financial goals annually,  which goals could include, for example, the Company’s sales, net income and cash flow.

Non-Financial Goals:

The Compensation Committee also sets certain non-financial goals that will also determine the amount of any annual variable compensation that may be awarded.  Selected key strategic and non-financial performance objectives are included to recognize these critical measures of the Company’s health and potential for future success.  Most of the strategic and non-financial goals are linked to quantitative and measurable objectives, although the Compensation Committee uses its judgment when determining the value awarded for goal achievement after a rigorous review of the results. The non-financial goals may include, for example, performance with respect to safety, environmental and sustainability matters; people development and diversity; legal compliance; strategic positioning of the Company; execution of capital projects and acquisitions; productivity and performance relative to peers.

Linde plc  | Appendix 1-3

Appendix 1: Linde plc Directors’ Remuneration Policy

Component	Operation	Opportunity	Performance Measures
Long Term Incentive Equity Awards	A significant component of executive director compensation is long term incentive equity awards. Please see further details below.	Please see further details below.	Please see further details below.
Pensions

Executive directors are eligible to participate in the pension programs similar to those provided to other employees in the location where the executive director is employed.  In some cases, where consistent with local practices, an executive director’s pension entitlements are provided pursuant to an individual pension agreement with the Company or its affiliates.

This will depend on the local market practices of the executive director’s country of employment.

For example in the case of   an executive director’s service as a U.S. employee,  pension  benefits may be calculated pursuant to “traditional design” which is a formula that considers an employee’s final average pay and years of service with the Company while for those  hired after May 1st 2002, the participant’s  benefit will be based on an “account-based design which is a “cash balance” pension design  where the Company makes an annual notional “contribution” for each participant equal to 4% of eligible pay.

For an executive director not serving as a U.S. employee, pension benefits may be determined based on the programs in place in the director’s country of employment or pursuant to the director’s contractual pension agreement.

Not applicable

Linde plc  | Appendix 1-4

Appendix 1: Linde plc Directors’ Remuneration Policy

Component	Operation	Opportunity	Performance Measures
Benefits

Competitive benefits are provided to attract executive talent, promote employee health and well-being, provide opportunity for retirement income accumulation, encourage long-term service, and where allowed, to include opportunities to “invest in” Company stock.

Generally, the Company makes available to executive directors benefits that are similar to those provided to other employees based upon the location of their employer and provides perquisites and personal benefits consistent with local market practices.

The cost of providing benefits can vary from year to year, depending on the nature of the benefit. As such, there is no maximum benefits opportunity, and benefits will be maintained at a level to ensure market competitiveness.

Not applicable.

Linde plc  | Appendix 1-5

Appendix 1: Linde plc Directors’ Remuneration Policy

Component	Operation	Opportunity	Performance Measures
Compensation Deferral

Executive directors employed as U.S. employees may elect to defer receipt of all or some portion of their annual variable compensation payments and/or base salaries, subject to limitations to ensure that sufficient un-deferred pay remains available to cover applicable withholding taxes and benefit premiums.

Deferrals are unfunded and unsecure. The executive director’s right to receive future payment of deferred compensation is no greater than that of a general creditor of the Company. Prior to payment, participants may invest their deferred compensation into either:

(1) the Linde plc stock-unit equivalent account whose value tracks the market value of Linde’s stock, including reinvestment of dividends into additional Linde stock-equivalent units, or

(2) a fixed income account whose interest rate is fixed annually and is equal to the 1-year U.S. Treasury Bond rate as of the end of the immediately preceding year, plus 50 basis points.

Not applicable

Long Term Incentive Equity Awards

Long term incentives are an essential component of Linde’s overall compensation plan for employees and executive directors.  Equity awards align employee and shareholder interests through share ownership, motivating executives to achieve business objectives established to promote the Company’s long term growth, profitability and success.  Equity awards are also critical to attracting and retaining leaders who are vital to the Company’s sustained financial success.

Equity awards are a substantial portion of each executive director’s aggregate target compensation.  This contributes to ensuring a strong alignment of executive directors’ and shareholders’ long-term interests.  Annual grants of equity awards are made to incent and reward sustained performance.

Various types of equity awards may be granted under the Company’s long-term incentive plans that may be in effect from time to time. However, equity awards are typically granted as a mix of stock options, performance share units (PSUs) and restricted stock units (RSUs).  The mix and type of equity awards granted to the executive directors is typically the same as those granted to all eligible executives of the Company.  Fully aligning the leadership team, from mid-management to officers, helps sustain the

Linde plc  | Appendix 1-6

Appendix 1: Linde plc Directors’ Remuneration Policy

Company’s pay for performance culture by incenting and rewarding all participants with the same goals and performance results.

Except upon a change- in-control (as defined in an applicable plan) and in certain other limited situations, including the participant’s death or disability, the following outlines in general terms the material terms of equity awards that are typically granted to executive directors:

Type*	Time Vesting	Performance Vesting
Stock Options / Stock Appreciation Rights (“SARs”)	May partial vest after 1 year; minimum 3 years full vesting; 10 year maximum term

Achievement of performance goals may be included in order for the Stock Options or SARs to vest, with a minimum 1 year performance period; however, performance goals are not required for vesting. 10 year term maximum

Restricted Stock & Restricted Stock Units (“RSUs”)	May vest in not less than 3 years, with pro rata vesting over 3 year period permitted.

Achievement of set performance goals may be included in order for the Restricted Stock or RSUs to vest, with a minimum 1 year performance period; however, unless included, performance goals are not required for vesting.

Performance Share Units (“PSUs”)	PSUs include a performance period during which performance goals must be achieved in order for vesting to occur.

Achievement of set performance goals must occur in order for the PSUs to vest, and such vesting will occur at,  above or below target in accordance with the achievement of the set performance goals.  Minimum 1 year performance period.

Stock Ownership and Anti-Hedging Policy

In order to align executive directors’ interests with shareholder interests, the Compensation Committee has established a stock ownership policy which applies to executive directors.   Under the Company’s Stock Ownership Policy, stock ownership as a multiple of base salary must be met, and unless the stock ownership level is met, an executive director may not sell any of his or her holdings of Company stock and must hold all shares acquired after tax upon vesting of PSUs, RSUs or other equity awards and shares acquired upon an option exercise net of shares used to pay taxes and/or the option exercise price.  An executive officer may not engage in hedging transactions related to Company stock that would have the effect of reducing or eliminating the economic risk of holding Company stock.  In addition, no executive officer may pledge or otherwise encumber any of his or her Company stock.

Recapture Clawback Policy

The Board of Directors of the Company has adopted a policy for the recapture of annual performance-based variable compensation payouts, equity grants and certain equity gains in the event of a later restatement of financial results.  Specifically, if the Board, or an appropriate committee thereof, has determined that any fraud by any executive director of the Company materially contributed to the Company

Linde plc  | Appendix 1-7

Appendix 1: Linde plc Directors’ Remuneration Policy

having to restate all or a portion of its financial statements, the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct.

In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity.  Among those remedies, to the extent permitted by applicable law and not withstanding anything to the contrary in any Company equity or other compensation plan, award agreement or contract, the Board or its committee may require cancellation, forfeiture or reimbursement of any performance-based cash, stock or equity-based award paid or granted to, or gains realized by (such as through the exercise of stock options, payment or settlement of awards or sale of equity securities), by, any executive director of the Company, if and to the extent that:

•

the amount of such cash, stock or equity-based award was calculated based upon, or realized gain can reasonably be attributed to, certain financial results that were subsequently reduced due to a restatement, and

•	the amount of the cash, stock or equity-based award, or gain that would have been paid or granted or realized, would have been lower than the amount actually paid or granted or realized.

Severance Benefits

Generally, the Company makes available to executive directors severance benefits that are similar to those provided to other employees based upon the location of their employer.  In some cases, an executive director’s severance entitlements may be provided pursuant to an individual employment or severance agreement between the executive director and the Company or its affiliate. For example, for U.S. based executive directors, the following terms will apply:

•	No severance pay-out and a forfeiture of unvested equity are required upon a for-cause termination.
•	Upon a without-cause termination, maximum payment is generally limited to 26 weeks of base pay, calculated based upon length of service and salary rate at time of termination.
•	The Company retains discretion to pay additional severance in limited cases.

Contract of employment

At the date adoption of this policy, no executive director has a contract of employment with the Company or is subject to any notice period.

NON- EXECUTIVE DIRECTOR COMPENSATION

Each director serves for a one-year term concluding at the later of (i) the annual general meeting of shareholders after such director was last appointed or reappointed, and (ii) until his successor is elected and qualified.

The compensation paid to non-executive directors is determined by the Board of Directors from time-to-time, and includes a portion of cash compensation and an element of equity-based compensation, designed to provide greater alignment of interests between non-executive directors and the Company's shareholders. This equity-based compensation is not subject to the achievement of performance metrics given the nature of the role performed by the non-executive directors. Executive directors do not receive any separate compensation for their service on the Board.

Cash Compensation

Cash compensation is determined by the Nomination & Governance Committee and ordinarily comprises a majority of compensation.  At the date of adoption of this Remuneration Policy, cash compensation is set at 60% of the entire annual Board compensation, as follows:

•	an annual retainer paid quarterly to the Chairman of the Board.
•	an annual retainer paid quarterly to all other directors.
•	an additional annual retainer paid quarterly to the Chairman of the Audit Committee.
•	an additional annual retainer paid quarterly to each chairman of the Compensation Committee and the Nomination and Governance Committee.

Linde plc  | Appendix 1-8

Appendix 1: Linde plc Directors’ Remuneration Policy

Retainers will be prorated to reflect actual service for directors joining the Board or terminating Board service during any given quarter.

Equity Compensation

In addition to the cash compensation set forth above, each non-executive Director receives an annual equity stock compensation grant at a level determined annually by the Nomination & Governance Committee, which, at the date of adoption of this Renumeration Policy is set at 40% of the value of the entire annual Board compensation.

The equity stock compensation grants are in the form of restricted stock units that will fully vest and will be non-forfeitable after one-year from the date of grant, but a prorated portion will be paid out if a director’s service on the Board terminates before the one year anniversary of the grant unless the director is removed by the shareholders or is removed for cause, in which case the grant will be forfeited.  Restricted stock units will be paid out as soon as practicable after the vesting in Linde plc ordinary shares on a one-for-one basis.

Stock Ownership and Anti-Hedging Policy

In order to align directors’ interests with shareholder interests, the Board has established a stock ownership policy which applies to non-executive directors.   Under this Stock Ownership Policy, each non-executive director must acquire and hold Company stock equal in value to at least five times the base annual compensation retainer awarded in the form of equity awards. Non-executive directors have five years from their initial election to the Board to meet this requirement.  Unless the stock ownership level is met, a non-executive director may not sell any of his or her holdings of Company stock and must hold all shares acquired after tax upon vesting of RSUs net of shares used to pay taxes. A non- executive director may not engage in hedging transactions related to Company stock that would have the effect of reducing or eliminating the economic risk of holding Company stock.  In addition, a non-executive director may not pledge or otherwise encumber any of his or her Company stock.

Preparation of the Remuneration Policy

The Compensation Committee and the Nomination and Governance Committee receive independent advice from each of their compensation consultants, which also provide the Compensation Committee and the Nomination and Governance Committee with independently sourced data to assist the committees in setting the Remuneration Policy.  The Chief Executive Officer does not attend meetings of the Compensation Committee unless expressly invited to do so by the Chair of the Compensation Committee.  The Compensation Committee was mindful of managing any conflicts of interest in preparing this Remuneration Policy during the process and no individual was involved in determining his/her own arrangements.

The Board reserves the discretion to increase or decrease total compensation in appropriate circumstances such as where: the nature or scope of a director’s role or responsibilities changes or in order to be competitive at the median level of peer companies; the compensation is not deemed to reflect appropriately the individual’s contribution or the overall business performance; or the compensation does not appropriately take into account the scope of responsibilities attendant with service on the board of a public limited company that is incorporated under the laws of Ireland and whose stock is  listed on the New York Stock Exchange and the Frankfurt Stock Exchange and therefore subject to dual public company regulation in the U.S. and the European Union.  Any discretionary adjustments will be detailed in the following year’s annual report on compensation.

Linde Employees

The Compensation Committee considers the general basic salary, compensation arrangements and employment conditions for the broader employee population when determining the remuneration policy for executive directors.

Linde plc  | Appendix 1-9

Appendix 1: Linde plc Directors’ Remuneration Policy

Shareholder Views

The Board values shareholders’ input on the design of the Company’s compensation programs. The Company has a robust shareholder outreach program that allows the Board and management to remain responsive to shareholder concerns and opinions, including on compensation matters. The outreach program includes ongoing interaction between the Investor Relations group and investors, and an annual investor outreach effort.

The Board believes that these programs are structured to deliver realised pay that is commensurate with performance and that they reflect a pay for performance approach to executive director pay that holds management accountable for producing profitable growth.   Based upon the Board’s views on the current approach to director compensation, the Board has not made any significant structural or philosophical changes to our policy as a result of any comments or feedback expressed by shareholders on any aspects of compensation.

References in this Remuneration Policy to the Board include the Board as well as any other relevant committees of the Board.

Linde plc  | Appendix 1-10

Appendix 2: Linde plc Directors’ Remuneration Report

Appendix 2: Linde plc Directors’ Remuneration Report

DIRECTORS' REMUNERATION REPORT FOR LINDE PLC

The company is subject to disclosure regimes in the United States, Germany and Ireland. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you will find our Irish Statutory Directors' Remuneration Report (the "Remuneration Report") within this section of the Annual Report. The company paid the directors in accordance with the remuneration policy on which the company's shareholders will be asked to vote, on an advisory and non-binding basis, at the 2021 Annual General Meeting of Shareholders.

Introduction

Linde's Board of Directors (the “Board”) believes that our current program is competitive and appropriate within the market where we primarily compete for directors and executive talent.  We are sensitive to the compensation governance practices prevalent in our peer group.

2020 compensation highlights

The company continued to deliver strong financial results and significant shareholder value in 2020 despite the macroeconomic impact of the COVID-19 pandemic.  Through continued cost and price actions coupled with high reliability, Linde realized 12% growth in EPS and 21% growth in operating cash flow.  Furthermore, the company announced new sustainability goals, including the reduction of greenhouse gas emissions intensity of 35% by 2028.  In a year dominated by COVID-19, Linde’s medical gases and homecare services played a critical role in the battle against this pandemic.  Additionally, the company increased its dividend for the 27th consecutive year in 2020, by 10%, and repurchased $2.4 billion of shares.

As a result of the Company’s strong performance, the annual variable compensation program’s 2020 Corporate payout factor was 127.3% of target.  No adjustments were made during the year to the original 2020 variable compensation financial goals that were established by the Compensation Committee in February 2020. Additionally, the CEO did not receive a base salary increase in 2020 due to the Company’s decision to forego salary increases in response to the pandemic’s impact on the macroeconomic environment.

How Compensation Decisions are Made

Shareholder Engagement

The company maintains a robust outreach program whereby management regularly discusses executive compensation design and other relevant matters with shareholders.  When making compensation program decisions, the Compensation Committee considered shareholder feedback received during outreach sessions.

Role of the Compensation Consultant

The Compensation Committee engages a third-party compensation consultant to assist in analysis to inform and support the Compensation Committee’s decisions on executive compensation.  For its consideration of 2020 executive compensation, the Compensation Committee engaged Deloitte Consulting LLP (“Deloitte Consulting”).  Subsequently, effective 1 September 2020, the Committee engaged Pearl Meyer LLC (“Pearl Meyer”) as its new compensation consultant following the termination of its contract with Deloitte Consulting.

Before engaging Pearl Meyer, and as part of the Committee’s standard practice to conduct such a review prior to selecting a new consultant and once annually thereafter, the Committee assessed the independence of the compensation consultant. After considering the six independence factors specified in the NYSE listing standards, the Committee determined that Pearl Meyer met the criteria for independence.

The scope of Pearl Meyer’s engagement includes:

a.	Review of compensation programs and preparation and presentation to the Compensation Committee of reports on executive compensation trends and other various materials
b.	Review of the peer group analysis and compensation benchmarking studies prepared by management and review of other independent compensation data

Linde plc  | Appendix 2-1

Appendix 2: Linde plc Directors’ Remuneration Report

c.	Input on the CEO’s compensation
d.	Review of and advice on compensation program design proposals presented by management for the Compensation Committee’s consideration.

Compensation Peer Group

The Compensation Committee established a Compensation Peer Group to be used to assess competitive market compensation ranges for its top officers.  Elements considered by the Committee when choosing companies for peers included market capitalization, revenue, net income, industry, global operations, location of headquarters and stock markets where publicly traded.  The Committee intends to review the peer group on an annual basis, though will only make changes when appropriate as it values year-over-year consistency going forward.  Below are the companies comprising the Compensation Peer Group that was used for making pay decisions for calendar year 2020.

Compensation Peer Group
3M	Gilead Sciences	Merck & Co.
Abbvie	Halliburton Company	Mondelez Intl
Abbott	Honeywell Intl	PPG Industries
Caterpillar	InBev	Raytheon
Coca-Cola	Johnson Controls	Roche
Cummins	Kraft Heinz	SAP
Danaher	LyondellBasell	Sherwin-Williams
Deere	Medtronic	Thermo Fisher
Eaton	Micron Technology	United Technologies

CEO Pay Design and Decisions

In establishing the 2020 compensation for the CEO, the Compensation Committee considered whether the value of the aggregate compensation package was consistent with its objectives for Linde’s executive compensation program, the material components of which are set forth in the company's Remuneration Policy. It evaluated the following factors when determining the compensation level for the CEO:

•	market median data of international companies traded on the U.S. stock exchanges
•	expected contribution to results, and exhibition of values, competencies and behaviors critical to the success of the Company
•	internal equity: respective role, responsibilities and reporting relationships
•	experience and time in similar roles
•	retention objectives

The Compensation Committee did not have a set formula for determining target compensation opportunity; however, it referred to the median benchmark data during its review.  Additionally, the Compensation Committee acknowledged that its general practice will be to establish compensation levels toward the lower end of a competitive market range for an executive officer who is newer to his or her role.  Conversely, a longer tenured executive officer with a history of strong performance will have target compensation levels set higher in the competitive range.

For 2020, 76% of the CEO’s target total direct compensation opportunity was in the form of performance-based variable compensation and equity grants, motivating him to deliver strong business performance and drive shareholder value.

The performance-based compensation is “at risk” and dependent upon the Company’s achievement of pre-established financial and other business goals set by the Compensation Committee and, for equity incentives, also the Company’s stock price performance.  The annual variable compensation payout and the ultimate value of the performance-based equity compensation awards could be zero if the company does not perform.

Direct Compensation for CEO

Salary

While in January 2020 the Compensation Committee did approve, based on consideration of multiple factors including positioning to market, a salary increase to be made effective 1 April 2020, due to the COVID-19 pandemic, it was

Linde plc  | Appendix 2-2

Appendix 2: Linde plc Directors’ Remuneration Report

subsequently decided to forgo any salary increases before they took effect.  Therefore, the CEO annual salary rate that was established by the Committee in 2019 continued to remain in effect throughout 2020.

Annual Performance-Based Variable Compensation

The Compensation Committee established an annual performance-based variable compensation program for the 2020 calendar year that focuses the CEO and executives on the key objectives that position Linde for sustained growth, and the creation of shareholder value, without compromising long-term business objectives or encouraging excessive risk-taking. The Committee decided not to make any changes to the general design of the annual variable compensation program for the 2020 calendar year compared to 2019.

The annual variable compensation program is comprised of three main components: financial performance, strategic and non-financial performance and individual performance.  This program is designed to deliver pay commensurate with performance wherein results that are greater than target goals are rewarded with above target payout levels, and performance not meeting minimum threshold expectations reduces the payout to zero.

Financial Performance Goals

Awards under the annual variable compensation program are determined based on company  performance against challenging, pre-established financial goals.  This component is weighted 75% of the total financial and non-financial payout, and payouts related to this component can range from zero to 200% of target variable compensation (for up to 150 percentage points).  Top line sales growth is important to the company and 25% of the financial performance goal is based on sales.  Recognizing the importance of profitability and cash flow to the Company, 50% of the financial performance goal is based on net income and the remaining 25% on operating cash flow.

To establish the goals related to the financial component of the program, the Compensation Committee considers many factors including the degree of control senior management may have over certain factors that affect financial performance.  Goals are established with the expectation that the CEO and executives will be rewarded with higher payouts if actual performance exceeds targets.  Factors considered in setting the threshold, target and maximum financial performance goals for each financial measure include:

•	synergy goals and expectations,
•	management’s operating plan, including expected year-over-year challenges in performance,
•	macro-economic trends and outlooks in each of the countries in which the company operates,
•	foreign exchange rate trends and outlook,
•	expected industrial gases industry peer performance and that of the broader S&P 500 and leading European companies,
•	shifts in key customer markets, and
•	expected contribution from contracts already awarded and decisions or actions already made or taken.

Strategic and Non-Financial Performance Goals

In alignment with the Company’s compensation philosophy and policy, the design of the annual variable compensation program balances the need for management to deliver annual results with the desire to meet multi-year growth expectations.  Selected key strategic and non-financial performance objectives are included to recognize these critical measures of the Company’s health and potential for future success.

When establishing the 2020 program design, the Compensation Committee identified the strategic and non-financial elements that were considered most important to long-term sustainable success and established annual goals with respect to those elements.  Most of the strategic and non-financial goals are linked to quantitative and measurable objectives, although the Compensation Committee uses its judgment when determining the value awarded for goal achievement after a rigorous review of the results.  This component is weighted 25% of the total financial and non-financial payout, and payouts

Linde plc  | Appendix 2-3

Appendix 2: Linde plc Directors’ Remuneration Report

related to this component can range from zero to 200% of target variable compensation (for up to 50 percentage points). The 2020 strategic and non-financial performance goals are as follows:

GOAL	ADDITIONAL DETAIL
Values: Safety, Compliance, Sustainability and Inclusion
• Zero fatalities with fatality potential event reduction	• Providing employees with a safe operating environment through investing in state of the art technology and by driving a culture in which safety is a top priority
• No significant process safety or environmental events

•    Rigorous processes and procedures to ensure compliance with all applicable environmental regulations, to meet sustainable development performance targets and to continuously reduce the environmental impact of the Company’s operations in the communities in which it operates

• Best in class recordable injury, lost workday case and vehicle accident rates	• Create and maintain a strong ethical culture in every country where Linde operates
• Achieve world class performance in sustainability and continue progress toward greenhouse gas intensity reduction goals	• All employees accountable for ensuring that business results are achieved in compliance with local laws and regulations and the Company’s Code of Business Integrity
• A strong global compliance program and culture focusing on policies, procedures, training, reporting, accountability and verification via audit	• Attraction, retention and development of a diverse and engaged workforce through a robust succession planning process
• Strengthen leadership pipeline, including globally diverse talent, through a single succession planning and performance management approach across the enterprise

•    Employee value proposition includes providing strong, dynamic leadership, a challenging work environment, industry-leading performance, competitive pay and benefits, and rewards and recognition for outstanding performance

Strategy:
• Position the business for long-term performance	• Deliver excellent results in the short-term and over a longer, sustainable period of time
• Continue with value capture from integration: cost and capex efficiencies, growth synergies and adoption of best practices	• Rigorously assess the quality and future impact of actions taken, as benefits may not be recognized for several years

•     Maintain focus on operational excellence while ensuring growth by leveraging applications technology, optimizing product line portfolio, executing backlog, positioning for large projects, and capitalizing on decarbonization opportunities including green hydrogen

• Monitor the “health” of the organization through pulse surveys
• Enhance organizational capabilities in productivity tools, processes and practices	• Focus on meeting schedules and cost estimates, starting-up plants reliably and efficiently, and supporting plant availability
• Deliver value through continuous innovation to help Linde’s customers enhance their product quality, service, reliability, productivity, safety, and environmental performance

•    Work across disciplines, industries and sectors, with employees, customers, suppliers and a range of other stakeholders to get more output utilizing fewer resources and with less environmental impact

Relative Performance:
• Strong performance relative to peer companies	• Continue to be the best performing industrial gases company in the world
• Determine if management’s actions appear more or less effective than those of Linde’s peers
• Assess how well we anticipate and manage adversity to optimize results
• Appropriately respond to macroeconomic or other external factors unknown at the time financial goals were established

Annual Performance-Based Variable Compensation Opportunity for 2020

The Compensation Committee established the 2020 variable compensation target for the CEO (expressed as a percent of salary that would be earned for 100% achievement of the performance goals).  The target level for the CEO was 175% of base salary.

2020 Annual Performance-Based Variable Compensation Results and Payout

Financial Business Results

As noted above, financial goals are set considering multiple factors with the recognition that there are some items that cannot be easily predicted, and over which management has less control, such as foreign exchange rates and certain raw materials price changes.  As part of the variable compensation plan design, certain pre-determined adjustments may be

Linde plc  | Appendix 2-4

Appendix 2: Linde plc Directors’ Remuneration Report

made by the Compensation Committee to actual financial results in order to account for these elements.  The Compensation Committee may also conclude that additional adjustments are appropriate based upon unforeseen factors it deems extraordinary, non-recurring or otherwise material.

The chart below shows for each financial performance measure, the 2020 Corporate financial targets set by the Compensation Committee and the actual performance achieved. The overall Corporate payout factor for financial performance was 116.5% of target variable compensation. The payout for the CEO is based on Linde plc Corporate results.

Financial Measure	2019 Actual ($ millions)	2020 Target ($ millions)	2020 Actual ($ millions)	Weight	Achievement	Payout
Sales*	28,473	28,070	27,297	25%	71%	17.9%
Net Income*	4,045	4,372	4,382	50%	103%	51.2%
Operating Cash Flow	6,119	6,833	7,429	25%	189%	47.4%

*For the annual variable compensation program, sales and net income are measured in accordance with GAAP subject to certain adjustments that the Compensation Committee approves.

Strategic Non-Financial Business Results

Coupled with its assessment of performance related to financial goals, the Compensation Committee reviewed the strategic actions taken by management that focused on long term sustainable success.  After the end of the year, management presented to the Compensation Committee the degree of achievement in meeting each goal, and for each element, provided its view of the relative degree of importance to long term success.

Based on the results, the Compensation Committee determined that the Company’s performance with respect to the strategic and non-financial goals was favorable and set the Corporate strategic and non-financial payout factor at 160% of target variable compensation (relative to a 200% maximum).  The Compensation Committee noted the following as examples of actions that support the Company’s strategic objectives in determining 2020 variable compensation payouts:

•	Maintained world class safety performance with a 10% reduction in commercial vehicle incidents
•	Managed COVID-19 pandemic through the following actions:
◦	Maintained operations: no disruptions, no internally generated spreader events, and managed transition to remote work (IT, Technology tools)
◦	Established Global Advisory Team in January to provide a global and consistent response:
▪	Interfaced with local pandemic coordinators
▪	Key Policies established: COVID-19 Safety Behaviors, Return to Work (four stage phased approach), and Testing & Quarantine Guidelines
◦	Significant number of heroic actions:
▪	Lincare caring for 40,000 COVID-19 patients
▪	Ramping up Oxygen supply, installing new Oxygen systems for COVID hospital surge
▪	Drivers delivering to customers into “Hot/Red” zones
▪	Plant operators living at plants to maintain operations
•	Delivered productivity of $860 million, 24% above plan target
•	Created over $150 million impact from digitalization, including new technologies and best practices adoption
•	Completed first annual training and certification of Company’s new Code of Business Integrity with 100% of targeted employees
•	Trained approximately 1,200 leaders of the company on Unconscious Bias
•	Capitalized on decarbonization opportunities by developing over $100 million of projects in EMEA that relate to decarbonization
•	Received Public Recognition:
◦	Dow Jones Sustainability World Index: only chemical company recognized for 18 consecutive years
◦	MSCI ESG Rating upgraded to “A”
◦

Consistently listed on major Diversity and Inclusion indices: Bloomberg’s Gender Equality Index, Forbes Best Employer for Diversity, Financial Times Diversity Leaders and Human Rights Campaign Corporate Equality Index

◦	Recognized as Top Noteworthy company by DiversityInc.

Linde plc  | Appendix 2-5

Appendix 2: Linde plc Directors’ Remuneration Report

Set forth below is the calculation of the CEO’s 2020 variable compensation payout determined in accordance with the criteria described above.  The variable compensation paid to the CEO in 2020 accounted for 19% of the CEO’s total compensation with fixed compensation accounting for 27% of the CEO’s total compensation for the year.

CEO Actual VC Calculation	2019 Actual VC Amount	2020 Target VC Amount	2020 Corporate VC Payout Factor	2020 Actual VC Amount
	$3,726,422	$2,703,750	127.3%	$3,441,874

2020 Equity Awards Design

Equity awards are the largest portion of the CEO’s target compensation.  This weighting helps ensure a strong alignment of the CEOs’ and shareholders’ long-term interests.  Annual grants of equity awards are made to incent and reward sustained performance. Equity awards are granted as a mix of stock options, performance share units (PSUs) and restricted stock units (RSUs).  The mix and type of equity awards granted to the CEO is the same as those granted to all eligible executives of the Company.  Fully aligning the leadership team, from mid-management to officers, helps sustain the Company’s pay for performance culture by incenting and rewarding all participants with the same goals and performance results.

Performance Share Units (50% of award target value)

The Compensation Committee includes PSUs in its award mix as this vehicle focuses executives on the Company’s mid-term performance objectives.  A three-year performance period is believed to be an appropriate balance between the one-year performance-based variable compensation goals and the longer-term stock option share price growth goals.  Additionally, the overlapping three-year performance periods that result from regular annual grants promote retention and encourage management to focus on sustainable growth and shareholder returns.  Key features of the PSUs include:

•	Vest if pre-established multi-year performance goals are attained and forfeited if threshold goals are not met.
•	Pay no dividends nor accrue dividend equivalents prior to vesting.
•	Require executives to hold all after-tax shares derived from vested awards until their respective stock ownership requirement is met.

The Committee determined that using a Return on Capital (ROC) performance goal would be appropriate as it encourages and rewards the executive team for focusing decisions and taking actions that drive long term ROC performance. A relative Total Shareholder Return (TSR) goal was also considered appropriate as this portion of the equity award will further strengthen alignment of management payouts with shareholder returns.  In order to align with the Company’s global shareholder base, it was determined that TSR performance would be measured against a blended group of companies that is comprised of those that are listed on the S&P 500, excluding the Financial sector, plus those that are designated as Eurofirst 300 at 1 January 2020.

Stock Options (30% of award target value)

The Compensation Committee believes that stock options present an appropriate balance of risk and reward in that the options have no value unless the Company’s stock price increases above the option exercise price and that the opportunity to realize value from growth in shareholder value over the ten-year grant term encourages long term decision-making.  The Compensation Committee notes that the Company’s executives place a high value on stock options as a compensation vehicle.  Key features of the stock options include:

•	Exercise price is fixed at 100% of the closing market price on date of grant.
•	Vest in equal annual tranches over three years and expire after ten years.
•	No repricing without shareholder approval.
•	Require executives to hold all shares obtained from exercise, net of taxes and exercise price, until their respective stock ownership requirement is met

Restricted Stock Units (20% of award target value)

The Compensation Committee recognizes that RSUs can provide appropriate rewards to executives through alignment with the Company’s stock price.  The RSUs are the smallest component of the equity award mix, and cliff vest three years after

Linde plc  | Appendix 2-6

Appendix 2: Linde plc Directors’ Remuneration Report

their grant date to aid NEO retention.  RSUs can also mitigate some of the impact of an economic downturn on the PSU and stock option components of the annual awards.  Key features of the RSUs include:

•	Pay no dividends nor accrue dividend equivalents prior to vesting.
•	Require executives to hold all after-tax shares derived from vested awards until their respective stock ownership requirement is met

2020 Equity Award Grants

The Compensation Committee established the target dollar value of 2020 equity awards for the CEO (and each NEO).  The Compensation Committee examined relative responsibility of the executive officers and the CEO’s position to market with consideration of how long he or she had been in the current role. Particular emphasis was placed on the importance of providing the CEO with incentive and appropriate reward for taking high quality actions to support sustainable long-term growth.

ROC-measured performance share units

The ROC goal for the PSU awards covering fiscal years 2020 - 2022 was determined after the Compensation Committee examined prior-year ROC results, industry ROC averages, capital expenditure projections and the Company’s weighted average cost of capital. The payout schedule was set with the intent of encouraging and rewarding the executive team for taking actions that result in industry-leading ROC performance. The March 2020 awards are measured against the following ROC goals:

2020-2022	Average Annual ROC	Payout*
Below Threshold	<11.7%	0%
Threshold	11.7%	50%
Target	13.0%	100%
Maximum	≥14.0%	200%

*Interpolated for results between threshold and maximum.

ROC is the Company's after-tax return on capital as reported in its quarterly and annual Consolidated Financial Statements, adjusted to eliminate the after-tax effect of any acquisition occurring during the Performance Period that was not known at the time the goals were set.

Relative TSR-measured performance share units

The March 2020 Relative TSR awards are measured against a blended group of companies that is comprised of those that are listed on the S&P 500, excluding the Financial sector, plus those that are designated as Eurofirst 300 at 1 January 2020, and payouts will be determined based on the following schedule:

2020-2022	TSR Rank	Payout*
Below Threshold	<25%ile	0%
Threshold	25%ile	25%
Target	50%ile	100%
Maximum	≥75%ile	200%

*Interpolated for results between threshold and maximum.

Legacy Praxair 2020 Equity Award Payouts

As detailed in the Business Combination Agreement, at the time of merger, each outstanding Praxair PSU was converted into a company RSU with the number of shares subject to the replacement award equal to the greater of (i) the target number of shares subject to the Praxair PSU or (ii) the number of shares determined based upon the achievement of the performance goals immediately prior to the effective time of the merger, as determined by the Praxair Compensation Committee.  In February 2020, the replacement RSUs from the 2017 Praxair PSU grants vested. Below are the

Linde plc  | Appendix 2-7

Appendix 2: Linde plc Directors’ Remuneration Report

conversion rates for those awards that were directed by the Praxair Compensation Committee at the time of merger and applied to the 2017 Praxair PSU grants to determine the number of company RSUs that vested in February 2020.

Legacy Praxair PSU Awards	Target	Actual Performance at Merger	Conversion Rate
2017 through 2019 relative TSR	50%ile	75.5%ile	200%
2017 to 2019 average annual ROC	12.5%	13.1%	160%

CEO Compensation Table

The table below presents compensation information for the CEO and includes footnotes and other narrative explanations important for understanding of the compensation information in the table.  The Summary Compensation Table summarizes key components of the CEO compensation for 2019 and 2020.  The tables following the Summary Compensation Table provide more detailed information about the various types of CEO compensation for 2020, some of which are included in the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen F. Angel,	2020	1,545,000	7,880,305	2,950,344	3,441,874	2,474,000	265,378	18,556,901
Chief Executive Officer	2019	1,520,833	9,121,847	4,152,405	3,726,422	3,596,000	358,371	22,475,878

(1) Amounts reported are actual salaries paid for the calendar year and include adjustments to base salary rates if applicable.

(2) These amounts were not paid in the respective year but rather are the full grant date fair value of equity awards made for each year as determined under accounting standards related to share-based compensation. The Stock Awards amounts are the value for the PSU grants made in 2019 and 2020 to the CEO valued at the target number of shares granted and the values of RSU grants made to the CEO in each year. The Option Awards amounts are the values for options granted in each year. The assumptions used in computing the Options Awards and Stock Awards amounts are included in Note 15 to the Company's 2020 financial statements in the 2020 Form 10-K and Annual Report. The amounts shown in the Stock Awards and Option Awards columns are subject to vesting conditions that may or may not result in actual payouts in future years. In addition, a stock option has value only if the Company's stock price increases above the option exercise price (an "in-the-money" option). If the CEO exercises an in-the-money option, he would then realize an actual gain. Any gain realized for options exercised in 2020 and the value realized in connection with RSUs that vested in 2020, are reported in the "2020 Option Exercises and Stock Vested" table.

(3) The CEO was paid a performance-based variable compensation payment in 2021 based upon the Company's 2020 performance, and in 2020 based upon the Company's 2019 performance. These amounts are reported as "Non-equity Incentive Plan Compensation".

(4) Amounts in this column are the annual increase in actuarial present value of retirement benefits payable under the Company's Pension Program. These amounts were not actually paid to the CEO. The total pension present value accrued for the CEO through 2020 is disclosed in the 2020 Pension Benefits Table.

(5) This column includes any perquisites or personal benefits that exceeded $10,000 for the CEO during 2020, value at incremental costs. The CEO was not reimbursed for any taxes due based on the imputed value of Company-provided perquisites or personal benefits not generally available to all employees. Such perquisites or personal benefits were:

Year	Matching Contribution	Personal Use of Company Aircraft	Financial Planning	Other
2020	57,038	193,816	13,525	1,000
2019	53,375	290,336	13,660	1,000

Linde plc  | Appendix 2-8

Appendix 2: Linde plc Directors’ Remuneration Report

Matching Contribution includes Company contributions to the Company's U.S. 401(k) Plan and Company contributions to the U.S. Compensation Deferral Program described under the "2020 Nonqualified Deferred Compensation" table below. For reasons of security and time management, the Board requires the CEO to use the Company's corporate aircraft for personal use as well as business travel. The aircraft is available for the Company's use through a time-share arrangement with a fixed time-share charge for the right to use the aircraft and a per-trip charge. The Company calculates the incremental aircraft costs for Mr. Angel's personal use as the full amount of those per-trip charges attributable to his personal use. The fixed time-share charge is not included as an incremental cost, as the Company must pay this amount even if Mr. Angel does not use the aircraft for personal travel. Other perquisites include U.S Health Savings Account Contributions.

2020 Grants of Plan-Based Awards

Below is information regarding the 2020 Non-Equity Incentive Plan Compensation, Stock Awards and the Option Awards reported in the Summary Compensation Table above.  The 2020 option grants, performance share unit (PSU) and restricted stock unit (RSU) awards reported in the table below were made under the Amended and Restated 2009 Linde Long Term Incentive Plan. The awards granted to the CEO were made on substantially the same terms as the 2020 grants that were made to all other eligible employees.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date (1)	Com-pensation Commitee Approval Date (1)	Thre-shold ($)	Target ($)	Maxi-mum ($)	Thre-shold (#)	Target (#)	Maxi-mum (#)	All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exer-cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
2020
Variable Cash (2)			0	2,703,750	5,407,500
Stock Options (3)	3/9/2020	2/24/2020								169,560	173.13	2,950,344
RSUs (4)	3/9/2020	2/24/2020							13,935			2,253,708
ROC PSUs (5)	3/9/2020	2/24/2020				0	20,900	41,800				3,380,157
TSR PSUs (5)	3/9/2020	2/24/2020				0	11,300	22,600				2,246,440
2019
Variable Cash			0	2,509,375	5,018,750
Stock Options	3/20/2019	2/25/2019								177,605	176.63	4,152,405
RSUs	3/20/2019	2/25/2019							15,755			2,628,407
ROC PSUs	5/1/2019	2/25/2019				0	23,630	47,260				3,980,946
TSR PSUs	5/1/2019	2/25/2019				0	11,640	23,280				2,512,494

(1) On February 24, 2020, the Company's Compensation Committee approved the stock options, PSUs and RSUs to be granted to NEOs. It set March 9, 2020 as the actual grant date for all award types.

(2) The actual amount of performance-based variable compensation payable in March 2021 for 2020 performance is shown in the "Summary Compensation Table" under "Non-Equity Incentive Plan Compensation". The amounts shown in these columns in the table above are the range of potential 2020 payments that could have been made.

(3) These are the number of shares underlying stock option grants made in March 2020.

(4) This is the number of restricted stock units granted in March 2020.

Linde plc  | Appendix 2-9

Appendix 2: Linde plc Directors’ Remuneration Report

(5) These are the threshold, target and maximum number of shares that may be earned under PSU awards made in March 2020.

(6) The amounts are the full grant date fair values of the RSU awards, PSU awards, and the stock option grants made in 2020, calculated in accordance with accounting standards related to share-based compensation. The values for the PSU awards are based on the target number of shares granted. These amounts are neither paid to any NEO nor equal to the amounts recognized by the Company as compensation expense in 2020.

2020 Outstanding Equity Awards at Fiscal Year-End

The table below shows the CEO’s outstanding equity awards at the end of 2020.  The material terms of the awards are described under the caption “2020 Equity Award Grants” above and in the footnotes to the table below.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)
At 31st December 2020	261,075	0	128.38	2/24/2015	2/24/2025	67,960	17,908,140	67,470	17,779,020
	416,355	0	102.22	2/23/2016	2/23/2026
	435,850	0	118.71	2/28/2017	2/26/2027
	212,520	106,260	154.00	2/27/2018	2/25/2028
	59,201	118,404	176.63	3/20/2019	3/20/2029
	0	169,560	173.13	3/9/2020	3/8/2030
At 31st December 2019	187,015	0	110.58	2/26/2013	2/24/2023	134,237	28,579,057	35,270	7,508,983
	203,930	0	128.80	2/25/2014	2/23/2024
	261,075	0	128.38	2/24/2015	2/24/2025
	416,355	0	102.22	2/23/2016	2/23/2026
	290,566	145,284	118.71	2/28/2017	2/26/2027
	106,260	212,520	154.00	2/27/2018	2/25/2028
	0	177,605	176.63	3/20/2019	3/20/2029

(1) Each stock option vests in three consecutive equal annual installments beginning on the first anniversary of the grant date.

(2) The exercise price for all stock options is the closing price on the NYSE on the date of grant.

(3) This column includes the number of shares underlying the RSU awards granted to the CEO on March 20, 2019 and March 9, 2020. Also, included are the Company RSU awards that were provided in place of outstanding Praxair 2018 RSU awards upon the merger. The portion of awards that replaced the 2018 RSUs vested on February 27, 2021.

(4) The market value reported in this column is the number of unvested restricted stock units multiplied by the $263.51 December 31, 2020 closing price of the Company's common stock as reported on the NYSE.

(5) Where applicable under U.S. tax law, the Company collects from NEOs and pays Federal Insurance Contributions Act (FICA) taxes on awards.

(6) This column includes the target number of PSUs granted in May 2019 and March 2020.

Linde plc  | Appendix 2-10

Appendix 2: Linde plc Directors’ Remuneration Report

2020 Option Exercises and Stock Vested

This table provides information about any stock options that were exercised by the CEO and restricted stock units that vested during 2020.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
2020	390,945	52,942,148	80,212 (3)	15,321,294 (3)
2019	454,685	39,821,790	59,795 (3)	10,374,433 (3)

(1) The option exercise value realized for 2020 equals the (i) NYSE market price of the Company's common stock at the time of the option exercise minus the option exercise price, multiplied by (ii) the option shares exercised. All amounts reported are before taxes.

(2) The values represent shares acquired pursuant to the vesting and payout in February 2020 of the Company RSU awards that replaced the Praxair 2017 PSU awards outstanding at the time of the business combination.

In all cases, the value of the shares is before taxes and equals the number of shares paid out multiplied by the NYSE closing price of the Company's common stock on the applicable vesting dates.

(3) The amounts reported for Mr. Angel were not paid to him in 2020 because he previously made a voluntary election to defer payment of shares in settlement of his vested RSU award until a future date. See the "2020 Nonqualified Deferred Compensation" table for more information.

2020 Pension Benefits

The table below shows certain retirement benefit information of the CEO under the Company’s Pension Programs and agreements.

	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
2020 (3)	Linde U.S. Pension Plan	20	1,181,000	0
	Supplemental Retirement Income Plan	41	8,192,000	0
2019	Linde U.S. Pension Plan	19	1,050,000	0
	Supplemental Retirement Income Plan	40	5,849,000	0

(1) Mr. Angel participates in the Linde U.S. Pension Program's Traditional Design component.

(2) See the narrative after the table for a description of the Present Value of Accumulated Benefit. The values for each plan listed above are additive.

(3) The Linde U.S. Pension Plan credited years of service for Mr. Angel represent his actual years of service with the Company.The Supplemental Retirement Income Plan credited years of service adds the recognition of Mr. Angel's 21.64 years of prior General Electric service. In connection with Mr. Angel's recruitment to the Company in 2001 and in order to provide him with a retention incentive, the Company agreed to provide Mr. Angel with credit under the Linde Inc. Supplemental Retirement Income Plans (collectively referred to as the "SRIP") to recognize his years of service with his prior employer, General Electric. The receipt of this additional credited service was subject to time-based vesting requirements which were satisfied in 2016. The Company has recognized as an accrued pension liability, the additional years of service credit that Mr. Angel received under the SRIP over the course of his anticipated years of service, and no future accruals are expected as the liability has been fully accrued and the years of service credit fully vested. When Mr. Angel retires, he will receive retirement benefits under the Pension Program based on his Company service plus the additional years of recognized General Electric service, less offsets for the benefits paid pursuant to the SRIP in connection with the business combination (see Note 6 to the "Summary Compensation Table" above and the detailed description of the Pension Program below) and the benefits he receives under the General Electric retirement plans. The values shown above include the effect of these offsets. If Mr. Angel is terminated for cause (as defined in the service credit agreement) he will forfeit recognition of his prior General Electric service and value attributed to this service to the extent previously paid may be recouped by the Company.

Linde plc  | Appendix 2-11

Appendix 2: Linde plc Directors’ Remuneration Report

Present Value of Accumulated Benefit

The 2020 Pension Benefits table includes a “Present Value of Accumulated Benefit.”  This is the value in today’s dollars of the total expected future retirement benefits that the CEO may receive under the Pension Program, and these are accrued amounts as of the end of 2020.  For any given year, there will be a change in the accumulated benefit.  For example, from one year to the next, the accumulated benefit may increase because the CEO has worked for an additional year and received credit for that or his pensionable earnings have increased.  The accumulated benefit may also increase or decrease based on the interest rate used to calculate the present value of the CEO’s retirement payments compared to the prior year.  The annual change in accumulated benefit is disclosed in the “CEO Compensation Table” in the “Change in Pension Value” column.

The company recognizes these amounts as a future pension liability on its financial statements.  The company calculates these amounts using complex actuarial valuations and assumptions.  These assumptions are described in Note 16 to the Company’s 2020 financial statements in the 2020 Form 10-K and Annual Report.  However, as required by SEC rules, the 2020 Pension Benefits table assumes that the CEO will retire at the earliest retirement age that would provide full (unreduced) benefits.  The value in today’s dollars of the total retirement benefits that the CEO eventually receives may be more or less than the amount shown in the 2020 Pension Benefits table.

2020 Nonqualified Deferred Compensation

This table shows information regarding compensation amounts that (i) the CEO decided not to receive in cash but elected to defer to a later date under the U.S. Linde Compensation Deferral Program, (ii) are company contributions to the Compensation Deferral Program; or (iii) shares payable in settlement of a vested PSU or RSU award that the CEO elected to defer to a later date pursuant to the terms of the Amended and Restated 2009 Linde Long Term Incentive Plan and the applicable award agreements.

	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
2020	19,047,716	47,250	16,686,605	0	71,679,932
2019	15,344,855	46,531	8,671,440	0	35,899,080

(1) These amounts are voluntary deferrals elected by Mr. Angel under Linde's U.S. Compensation Deferral Program of the variable compensation for the 2020 plan year paid in March 2021 under the Company's Variable Compensation Plan. These amounts are included in the "Non-equity Incentive Plan Compensation" in the "CEO Compensation Table" above. The amount shown also includes the value of the Company shares that would have been paid to Mr. Angel in settlement of the RSU award that vested in February 2020 in the absence of his prior election to defer the payment of these shares until a later date.

(2) These amounts are the Company contributions for the CEO made in 2021 for 2020. These amounts are included in "All Other Compensation" in the "CEO Compensation Table".

(3) Balances are net of prior payouts and otherwise are the total of (i) all compensation that the CEO previously elected to defer (ii) Company contributions made to the U.S. Compensation Deferral Program on behalf of the CEO, and (iii) any notional investment earnings on these amounts. The balances are not amounts paid in 2020.

Remuneration of Non-Executive Directors

The compensation paid to our non-executive directors for the fiscal years ended 31 December 2020 and 2019 is reported in the tables below. The compensation paid to non-executive directors includes an element of equity-based compensation, designed to provide greater alignment of interests between non-executive directors and the Company's shareholders. This equity-based compensation is not subject to the achievement of performance metrics given the nature of the role performed by the non-executive directors, but is subject to a one-year time vesting requirement from the date of grant. Stephen F. Angel is the only executive director currently on the Board.  While serving as executive director, Mr Angel receives no

Linde plc  | Appendix 2-12

Appendix 2: Linde plc Directors’ Remuneration Report

additional compensation for his service as director and accordingly is not included in the following tables or discussion.  All other members of the Board are non-executive directors.

Name	2020 Fees Earned or Paid in Cash ($)	2020 Stock Awards ($)(1)	2020 Other Compensation ($)(2)	2020 Total ($)
Prof. Dr. Wolfgang H. Reitzle	450,000	321,510	5,000	776,510
Prof. DDr. Ann-Kristin Achleitner	180,000	128,646	5,000	313,646
Prof. Dr. Clemens A. H. Borsig	280,000	128,646	5,000	413,646
Dr. Nance K. Dicciani	180,000	128,646	15,000	323,646
Dr. Thomas Enders	180,000	128,646	5,000	313,646
Franz Fehrenbach	180,000	128,646	5,000	313,646
Edward G. Galante	230,000	128,646	5,000	363,646
Larry D. McVay	180,000	128,646	6,000	314,646
Dr. Victoria E. Ossadnik	180,000	128,646	5,000	313,646
Prof. Dr. Martin H. Richenhagen	180,000	128,646	5,000	313,646
Robert L. Wood	230,000	128,646	5,000	363,646
TOTAL:	2,450,000	1,607,970	66,000	4,123,970

(1) Full grant date fair value of restricted stock units granted to each director on February 24, 2020 as determined under U.S GAAP accounting standards related to share-based compensation.

(2) Amounts in this column do not represent cash or stock compensation paid to the directors. These amounts are the value of the following benefits provided to the directors by the Company: (a) $15,000 for Ms. Dicciani and $1,000 for Mr. McVay as 2020 matching contributions for their eligible personal charitable contributions pursuant to the Company's charitable matching gift program that matches personal donations to eligible charitable institutions up to a $15,000 maximum per year per donor, and (b) $5,000 for each director except Ms. Dicciani for fees paid by the Company for the preparation and filing of director's personal tax returns in the United Kingdom with respect to the taxation of directors' compensation in the United Kingdom.

Name	2019 Fees Earned or Paid in Cash ($)	2019 Stock Awards ($)(1)	2019 Other Compensation ($)(2)	2019 Total ($)
Prof. Dr. Wolfgang H. Reitzle	420,000	307,821	—	727,821
Prof. DDr. Ann-Kristin Achleitner	180,000	131,998	—	311,998
Prof. Dr. Clemens A. H. Borsig	280,000	131,998	—	411,998
Dr. Nance K. Dicciani	180,000	131,998	15,000	326,998
Dr. Thomas Enders	180,000	131,998	—	311,998
Franz Fehrenbach	180,000	131,998	—	311,998
Edward G. Galante	230,000	131,998	—	361,998
Larry D. McVay	180,000	131,998	1,000	312,998
Dr. Victoria E. Ossadnik	180,000	131,998	—	311,998
Prof. Dr. Martin H. Richenhagen	180,000	131,998	—	311,998
Robert L. Wood	230,000	131,998	—	361,998
TOTAL:	2,420,000	1,627,801	16,000	4,063,801

(1) Full grant date fair value of restricted stock units granted to each director on February 26, 2019 as determined under U.S. GAAP accounting standards related to share-based compensation.

(2) Amounts in this column do not represent compensation paid to the directors. These amounts are the Company's 2019 matching contributions for the directors' eligible charitable donations. In 2019, Linde matched personal donations to

Linde plc  | Appendix 2-13

Appendix 2: Linde plc Directors’ Remuneration Report

eligible charitable institutions up to a  $15,000 maximum per year per donor. This matching gift program is available to Company employees and non-management directors on the same basis.

Director Expenses

Directors are entitled to reimbursement for travel and other expenses incurred on behalf of the company in accordance with the Linde plc Directors Travel and Expenses Policy or pursuant to other Board-approved policies.

Time-vested restricted shares

The following table sets forth information regarding the number and amount of restricted share awards outstanding at the beginning and end of the fiscal year ended 31 December 2020 for each director serving on the Board during 2020:

Name	Date of Grant	End of Period Over Which Qualifying Conditions Must be Fulfilled for Each Award	Restricted Units Outstanding at Beginning of FY 2020 (#)(1)	Restricted Units Granted During FY 2020 (#)(2)	Restricted Units Vested During FY 2020 (#)	Market Price Per Share on Date of Grant (3)	Market Price Per Share on Vesting of Award (4)	Income realized Upon Vesting (5)	Restricted Units Outstanding at End of FY 2020 (#)(1)
Prof. Dr. Wolfgang H. Reitzle	2/26/2019	2/26/2020	1,770	1,527	1,802	$173.91	$203.41	$366,641.85	1,556
Prof. DDr. Ann-Kristin Achleitner	2/26/2019	2/26/2020	759	611	773	$173.91	$203.41	$157,221.08	622
Prof. Dr. Clemens A. H. Borsig	2/26/2019	2/26/2020	759	611	773	$173.91	$203.41	$157,221.08	622
Dr. Nance K. Dicciani	2/26/2019	2/26/2020	6,778	611	773	$173.91	$203.41	$157,221.08	6,755
Dr. Thomas Enders	2/26/2019	2/26/2020	759	611	773	$173.91	$203.41	$157,221.08	622
Franz Fehrenbach	2/26/2019	2/26/2020	759	611	773	$173.91	$203.41	$157,221.08	622
Edward G. Galante	2/26/2019	2/26/2020	8,677	611	773	$173.91	$203.41	$157,221.08	8,689
Larry D. McVay	2/26/2019	2/26/2020	5,472	611	773	$173.91	$203.41	$157,221.08	5,424
Dr. Victoria E. Ossadnik	2/26/2019	2/26/2020	759	611	773	$173.91	$203.41	$157,221.08	622
Prof. Dr. Martin H. Richenhagen	2/26/2019	2/26/2020	759	611	773	$173.91	$203.41	$157,221.08	622
Robert L. Wood	2/26/2019	2/26/2020	2,950	611	773	$173.91	$203.41	$157,221.08	2,855

(1) Includes all other RSU awards granted to directors Dicciani, Galante, McVay and Wood during their service as directors of Praxair, Inc. prior to the business combination, that have fully vested but whose payment in Linde plc Ordinary Shares has been deferred by the director until termination of service as a director or a specific future date.

(2) Restricted stock units were granted on February 24, 2020 and vesting one year later.

(3) Closing price per share of Linde plc ordinary shares on the February 26, 2019 grant date with respect to the 2019 RSU grant.

(4) Closing price per share of Linde plc ordinary shares on the February 26, 2020 vesting date with respect to the 2019 RSU grant.

(5) Income realized equals the number of RSUs vested and paid out multiplied by the closing price per share of Linde ordinary shares on the February 26, 2020 vesting date.

Linde plc  | Appendix 2-14

Appendix 2: Linde plc Directors’ Remuneration Report

Statement of change in pay of employees

The table below summarizes the percentage change in average remuneration of our employees (on a full time equivalent basis and excluding our directors) for fiscal years 2019 and 2020.

Employees Other than Executive Directors	2020 Average Total Remuneration ($)	2019 Average Total Remuneration ($)	Percentage Change in 2020 Compared with 2019
	48,701	48,556	0.3%

Linde plc  | Appendix 2-15

Appendix 3: 2021 Linde plc Long Term Incentive Plan

Appendix 3: 2021 Linde plc Long Term Incentive Plan

2021 Linde plc Long Term Incentive Plan Effective as of July 26, 2021

Linde plc  | Appendix 3-1

Appendix 3: 2021 Linde plc Long Term Incentive Plan

Table of Contents

Article 1.	Establishment, Purpose, and Duration
Article 2.	Definitions
Article 3.	Administration
Article 4.	Shares Subject to this Plan and Maximum Awards
Article 5.	Eligibility and Participation
Article 6.	Stock Options
Article 7.	Stock Appreciation Rights
Article 8.	Restricted Stock Grants
Article 9.	Performance Units
Article 10.	Other Stock-Based Awards
Article 11.	Transferability of Awards
Article 12.	Performance Measures
Article 13.	Dividend Equivalents
Article 14.	Termination of Employment or Service as a Director
Article 15.	Rights of Participants
Article 16.	Change in Control
Article 17.	Amendment, Modification, Suspension, and Termination
Article 18.	Tax Withholding; No Liability with Respect to Tax Qualification or Adverse Tax Treatment
Article 19.	Successors
Article 20.	General Provisions

Linde plc  | Appendix 3-2

Appendix 3: 2021 Linde plc Long Term Incentive Plan

2021 Linde plc
Long Term Incentive Plan

(Effective as of July 26, 2021)

Article 1.	Establishment, Purpose, and Duration

1.1Establishment. Linde plc, an Irish public limited company (hereinafter referred to as the “Company”), hereby adopts its 2021 Linde plc Long Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (“SARs”), Restricted Stock, Restricted Stock Units, Performance Units, and Other Stock-Based Awards.  This Plan was adopted by the Board on April 26, 2021 and shall become effective upon shareholder approval on July 26, 2021 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.  As of the Effective Date, no new awards shall be granted or awarded under the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan (the “Legacy Plan”) and any authorized Shares that remain available for grant under new awards thereunder shall be cancelled.  Any awards granted under the Legacy Plan (whether vested or unvested) prior to the Effective Date shall remain outstanding under such plan in accordance with their terms and this Plan shall not affect the terms or conditions of any such award.

1.2Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees develop personal involvement in the financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract and retain able Employees and to provide a means whereby those individuals can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company. This Plan also provides a means of compensating Directors in the form of equity as a complement to other elements of the Directors’ overall compensation program and to align their interests with those of the Company’s shareholders.

1.3Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate July 25, 2031. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2.	Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1“Acquisition Awards” has the meaning set forth in Section 4.2.

2.2“Administrator” has the meaning set forth in Section 3.5.

2.3“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4“Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide

Linde plc  | Appendix 3-3

Appendix 3: 2021 Linde plc Long Term Incentive Plan

for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6“Board” means the Board of Directors of the Company.

2.7“Change in Control” means the occurrence of any one of the following events with respect to the Company:

(a)

individuals who, on January 1, 2021, constitute the Board (the “Incumbent Directors”) cease, for any reason, to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2021, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company proxy statement in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed an Incumbent Director;

(b)

any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Linde Voting Securities”); provided, however, that the event described in this Subsection 2.7(b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by the Company or any of its subsidiaries; (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; or (D) pursuant to a Non-Qualifying Transaction (as defined in Subsection 2.7(c));

(c)

the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Linde Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, shares into which such Linde Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Linde Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the Beneficial Owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is

Linde plc  | Appendix 3-4

Appendix 3: 2021 Linde plc Long Term Incentive Plan

no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale or disposition of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, to the extent an Award is subject to Code Section 409A, the Committee shall have the discretion to define Change in Control for such Award in a manner which complies with such Code Section.

2.8“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.9“Committee” means, with respect to Awards granted to (a) Employees, the Compensation Committee of the Board, and (b) Directors, the Nominations and Governance Committee of the Board, and in each case, any other committee designated by the Board to administer this Plan with respect to Employee or Director Awards. The Committee shall consist of not less than two directors. However, if a member of the Committee is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, the Committee may, from time to time, delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term “Committee” includes any such committee or subcommittee, to the extent of the Compensation Committee’s delegation, or the Nominations and Governance Committee’s delegation, as the case may be. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, other than any actions required to be  carried out by a committee of at least two “non-employee directors”.

2.10“Company” means Linde plc, an Irish public limited company, and any successor thereto as provided in Article 19 herein.

2.11 “Director” means any director of the Company who is not an Employee.

2.12“Effective Date” has the meaning set forth in Section 1.1.

2.13“Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company or its Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company or its Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or its Subsidiary during such period.

2.14“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.15“Fair Market Value” or “FMV” means, in respect of any date on or as of which a determination thereof is being or to be made, the closing market price of a Share reported on the New York Stock Exchange Composite Transactions tape on such date, or, if no Shares were traded on such date, on

Linde plc  | Appendix 3-5

Appendix 3: 2021 Linde plc Long Term Incentive Plan

the next preceding day on which sales of Shares were reported on the New York Stock Exchange Composite Transactions tape.

2.16“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.17“Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.18“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.19“Insider” shall mean an individual who is, on the relevant date, an executive officer of the Company or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.20“Market Price” means, in respect of any date on or as of which a determination thereof is being or to be made, the average of the high and low prices of a Share reported on the New York Stock Exchange Composite Transactions tape on such date, or, if no Shares were traded on such date, on the next preceding day on which sales of Shares were reported on the New York Stock Exchange Composite Transactions tape.

2.21“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.22“Officer” means an Employee who is either (a) an “executive officer” (within the meaning of Rule 3b-7 of the Exchange Act), or (b) an “officer” elected by the Board and holding a position with a Linde Global Grade of 30 or higher (or the future equivalent thereof).

2.23“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.24“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.25“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.26“Participant” means any Employee or a Director to whom an Award is granted.

2.27“Performance Goal” means, with respect to any applicable Award to an Employee, the one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measures during the specified Performance Period, as set forth in the related Award Agreement.

2.28“Performance Measure” means with respect to any Award granted under Article 12 below, any performance measure or measures as determined by the Committee in its discretion and set forth in the applicable Award Agreement for purposes of determining the applicable Performance Goal.

2.29“Performance Period” means the period of time during which the Performance Goals must be met in order to determine the degree of payout and/or vesting with respect to an Award granted to an Employee.

Linde plc  | Appendix 3-6

Appendix 3: 2021 Linde plc Long Term Incentive Plan

2.30“Performance Unit” means an Award to an Employee under Article 9 herein and subject to the terms of this Plan, denominated in Units, the value of which at the time it is payable is determined as a function of the extent to which corresponding Performance Goal(s) has been achieved during the applicable Performance Period.

2.31“Plan” means this 2021 Linde plc Long Term Incentive Plan.

2.32“Restricted Stock” means Shares issued pursuant to a Restricted Stock Grant under Article 8, so long as the Shares remain subject to the restrictions and conditions specified in the Award Agreement pursuant to which such Restricted Stock Grant is made.

2.33“Restricted Stock Grant” means an Award of Restricted Stock or Restricted Stock Units made pursuant to the provisions of Article 8.

2.34“Restricted Stock Unit” means a Unit issued pursuant to a Restricted Stock Grant under Article 8 so long as the Units remain subject to the restrictions and conditions specified in the Award Agreement.

2.35“Restriction Period” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.36“Share” means an ordinary share of EUR0.001 in the capital of the Company or any security issued by the Company in substitution or exchange therefor or in lieu thereof.

2.37“Share Equivalent” means a Unit (or fraction thereof, if authorized by the Committee) substantially equivalent to a hypothetical Share, credited to the Participant and having a value at any time equal to the FMV of a Share (or fraction thereof) at such time.

2.38“Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

2.39“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of fifty percent (50%) or greater by reason of stock ownership or otherwise; provided, however, that (a) for purposes of determining whether any Employee can be a Participant with respect to any Award of Incentive Stock Option, the term “Subsidiary” has the meaning given to such term in Code Section 424, as interpreted by the regulations thereunder and applicable law; and (b) for purposes of determining whether any individual may be a Participant with respect to any Award of Options or SARs that are intended to be exempt from Code Section 409A, the term “Subsidiary” means any corporation or other entity to which the Company is an “eligible issuer of service recipient stock” within the meaning of Code Section 409A.

2.40“Unit” means a bookkeeping entry used by the Company to record and account for the grant or settlement of an Award until such time as the Award is paid, canceled, forfeited or terminated, as the case may be, which, except as otherwise specified by the Committee, shall be equal to one Share Equivalent.

Article 3.	Administration

3.1General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of

Linde plc  | Appendix 3-7

Appendix 3: 2021 Linde plc Long Term Incentive Plan

any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2Authority of the Committee. The Committee shall have sole and absolute discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to, or in connection with, this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper and references herein to the Committee’s discretion shall refer to such sole and absolute discretion. Such authority shall include, but not be limited to, (a) selecting Participants, (b) establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, (c) granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, (d) construing any ambiguous provision of the Plan or any Award Agreement, (e) determining whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, Shares, other securities, other Awards or other property, (B) exercised or (C) canceled, forfeited or suspended, (2) Shares, other securities, other Awards or other property, and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant thereof or of the Committee, and (3) Awards may be settled by the Company or any of its designees, and (f) subject to Article 17 adopting modifications and amendments to this Plan or any Award Agreement, including, without limitation, any that are necessary to comply with the laws, rules or regulations of the countries and other jurisdictions in which the Company and/or its Subsidiaries operate or to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised. Such provisions shall be determined in the discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all such Awards, and may reflect distinctions based on the reasons for termination.

3.3Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize the Chief Executive Officer of the Company (the “CEO”) or any other officer of the Company, to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities for any Awards to be granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards the CEO or officer may grant; and (iii) the CEO or officer, as applicable, shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

3.4Non-Uniform Determinations. The Board’s and the Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Board and the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether an Award holder’s employment or other service has been terminated for purposes of the Plan.

3.5Indemnification. No member of the Committee or any person to whom administrative duties or powers have been delegated in accordance with Section 3.3 (each, an “Administrator”) will have any liability to any person (including any Participant) for any action taken or omitted or any determination made in good faith with respect to the Plan or any Award. Each Administrator will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Administrator in connection with or resulting from any action, suit or proceeding to which such Administrator may be a party or in which such Administrator may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such

Linde plc  | Appendix 3-8

Appendix 3: 2021 Linde plc Long Term Incentive Plan

Administrator, with the Company’s approval, in settlement thereof, or paid by such Administrator in satisfaction of any judgment in any such action, suit or proceeding against such Administrator, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. To the extent any taxable expense reimbursement under this paragraph is subject to Section 409A of the Code, (a) the amount thereof eligible in one taxable year shall not affect the amount eligible in any other taxable year; (b) in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which the Administrator incurred such expenses; and (c) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit. The foregoing right of indemnification will not be available to an Administrator to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Administrator giving rise to the indemnification claim resulted from such Administrator’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which an Administrator may be entitled under the Company’s articles of association or constitution, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

Article 4.	Shares Subject to this Plan and Maximum Awards

4.1Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.5, the maximum number of Shares which may be issued pursuant to Awards under this Plan on or after the Effective Date shall be 9,000,000 Shares (the “Share Authorization”). The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares. The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be 9,000,000 Shares. The maximum number of Shares of the Share Authorization that may be issued under this Plan pursuant to Awards other than Options or SARs shall be 3,000,000 Shares.  For the avoidance of doubt, as of the Effective Date, no new awards shall be granted or awarded under the Legacy Plan and any authorized Shares that remain available for grant under new awards under the Legacy Plan shall be cancelled.  Any awards granted under the Legacy Plan (whether vested or unvested) prior to the Effective Date shall remain outstanding under such plan in accordance with their terms and this Plan shall not affect the terms or conditions of any such award.

4.2Share Usage. Shares subject to an Award that expires according to its terms or is forfeited, terminated, canceled or surrendered, in each case, without having been exercised or settled, or can be paid only in cash, will be available again for grant under the Plan, without reducing the number of Shares that are available for Awards under the Plan. In no event shall (a) any Shares subject to an Option that is cancelled upon the exercise of a tandem SAR, (b) any Shares subject to an Award that are surrendered in payment of the exercise price of an Option or in payment of the taxes associated with an Award, (c) any Shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon exercise thereof, or (d) any Shares repurchased by the Company using Option proceeds, become available for grant under the Plan pursuant to this Section 4.2. Shares subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) (“Acquisition Awards”) will not count against the Share Authorization. Available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the Share Authorization, subject to applicable stock exchange requirements.

4.3Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 4.5, shall apply to grants of Awards to Employees under this Plan:

(a)	Options and SARS: The maximum aggregate number of Shares subject to Options, SARs or any combination thereof granted in any one calendar year to any

Linde plc  | Appendix 3-9

Appendix 3: 2021 Linde plc Long Term Incentive Plan

one Participant shall be 2,000,000 (with tandem Options and SARs being counted only once with respect to this limit).
(b)

Other Awards: The maximum aggregate number of Shares subject to Awards of Restricted Stock, Restricted Stock Units, Performance Units or Other Stock-Based Compensation granted in any one calendar year to any one Participant shall be 300,000 Shares or, in the event such Award is payable in cash, the equivalent cash value thereof on the first day of the performance period to which such Award relates, as determined by the Committee.

4.4Director Awards. In order to retain and compensate Directors for their services, and to strengthen the alignment of their interests with those of the shareholders of the Company, the Plan permits the grant of Awards to Directors.

4.5Adjustments in Authorized Shares. In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, share dividend (bonus issue), other distribution of cash or property (other than normal cash dividends) to shareholders of the Company, share split, reverse share split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure affecting the number or type of outstanding Shares, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards (including, without limitation, the substitution of other securities, cash or property in lieu thereof), the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

To further reflect any of the foregoing events, transactions or adjustments, the Committee, in its discretion, may also make adjustments in the terms of any Awards under this Plan and may modify any other terms of outstanding Awards, including modifications of Performance Goals and changes in the length of Performance Periods, as it deems necessary or appropriate. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 16 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with FASB ASC Topic 718).

Article 5.	Eligibility and Participation

Only Employees and Directors shall be eligible to participate in this Plan. Subject to the provisions of this Plan, the Committee may, from time to time, select those Employees or Directors to whom Awards shall be granted and shall determine, in its discretion, the nature of, any and all terms permissible by law, and the amount of each Award; provided, however, that no Award made to a Director shall be subject to or conditioned upon the attainment of any Performance Goal.

Article 6.	Stock Options

6.1Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its discretion. Options may be granted in addition to, or in tandem with or independent of, SARs or any other Awards under the Plan.

Linde plc  | Appendix 3-10

Appendix 3: 2021 Linde plc Long Term Incentive Plan

6.2Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the term of the Option, the number of Shares to which the Option pertains, the conditions, including any Performance Goals, upon which an Option shall become vested and exercisable, and such other terms and conditions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. To the extent that an Award Agreement does not specify whether the Option is intended to be an ISO or an NQSO, such Option shall be an NQSO.

6.3Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its discretion and shall be specified in the Award Agreement; provided, however, the Option Price (other than the Option Price of Acquisition Awards) must be at least equal to 100% of the FMV of the Shares as determined on the Grant Date.

6.4Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary of its Grant Date.

6.5Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant): (a) Awards of Options subject solely to the continued service of the Participant shall become exercisable no earlier than three (3) years after the Grant Date, provided that such Option may partially vest after no less than one (1) year following such Grant Date; and (b) any other Award of Options shall become exercisable no earlier than one (1) year after the Grant Date.

6.6Payment. Options shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Market Price at the time of exercise equal to the Option Price (provided that the Shares that are tendered may be subject to a minimum holding period, as determined by the Committee in its discretion, prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by having the Company withhold Shares that otherwise would be delivered to the exerciser pursuant to the exercise of the Option having a value equaling the aggregate Option Price due; (d) by a cashless (broker-assisted) exercise; (e) by a combination of (a), (b), (c) and/or (d); or (f) any other method approved or accepted by the Committee in its discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Linde plc  | Appendix 3-11

Appendix 3: 2021 Linde plc Long Term Incentive Plan

Article 7.	Stock Appreciation Rights

7.1Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee, in its discretion. Subject to the terms and conditions of this Plan, the Committee shall have discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs. SARs may be granted under the Plan alone, in tandem with, in addition to or independent of, Options or any other Awards under the Plan.

7.2SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, the number of Shares to which the SAR pertains, the conditions, including any Performance Goals, upon which the SAR shall become vested and exercisable, and such other terms and conditions as the Committee shall determine, which are not inconsistent with the terms of this Plan.

7.3Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its discretion, and specified in the SAR Award Agreement; provided, however, no SAR shall be exercisable later than the tenth (10th) anniversary of its Grant Date.

7.4Grant Price. The Grant Price for each Award of a SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to 100% of the FMV of the Shares as determined on the Grant Date (other than the Grant Price of Acquisition Awards).

7.5Exercise of SARs. SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant): (a) Awards of SARs subject solely to the continued service of the Participant shall become exercisable no earlier than three (3) years after the Grant Date provided that such SAR may partially vest after no less than one (1) year following such Grant Date; and (b) any other Award of SARs shall become exercisable no earlier than one (1) year after the Grant Date. The Committee may provide that a SAR shall be automatically exercised on one or more specified dates.

7.6Payment of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the FMV of a Share on the date of exercise over the Grant Price; by
(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

Article 8.	Restricted Stock Grants

8.1Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Restricted Stock Grants to Participants in such amounts as the Committee shall determine. A Restricted Stock Grant is the issue of Shares or Units in the name of a Participant subject to such terms and conditions as the Committee shall deem appropriate, including, without limitation, restrictions on the sale, assignment, transfer or other disposition of such Shares or Units and the requirement that the Participant forfeit such Shares or Units back to the Company (a) upon termination of employment of an Employee or termination of service as a

Linde plc  | Appendix 3-12

Appendix 3: 2021 Linde plc Long Term Incentive Plan

Director for specified reasons within a specified period of time; (b) if any specified Performance Goals are not achieved during a specified Performance Period; or (c) if such other conditions as the Committee may specify are not satisfied.

8.2Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock Grant shall be evidenced by an Award Agreement that shall specify the Restriction Period(s), the number of Shares of Restricted Stock and/or Restricted Stock Units granted, the conditions and restrictions imposed upon the Restricted Stock Grant, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

8.3Restriction Period. Each Restricted Stock Grant shall provide that in order for a Participant to receive unrestricted Shares or payment in settlement of a Restricted Stock Unit, the Participant must remain an Employee or a Director, as the case may be, for a period of time specified by the Committee in the Award Agreement. The Committee may also establish one or more Performance Goals that are required to be achieved during one or more Performance Periods within the Restriction Period as a condition to the lapse of restrictions of Awards to Employees. Except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant): (a) Awards of Restricted Stock and/or Restricted Stock Units subject solely to the continued service of the Participant shall have a Restriction Period of not less than three (3) years from the Grant Date; provided, however, that up to an aggregate of five percent (5%) of the 3,000,000 Share Authorization under Section 4.1 of this Plan applicable to Awards other than Options or SARs, as may be adjusted from time to time pursuant to the provisions of this Plan, may be granted to Participants with a vesting period of less than three (3) years; and (b) Awards to Employees of Restricted Stock and/or Restricted Stock Units subject to the achievement of one or more Performance Goals shall have a minimum Restriction Period of one (1) year. The Committee may provide for the lapse of restrictions in installments during the Restriction Period.

8.4Restrictions. During the Restriction Period, the Participant may not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of or realize on the Shares or Units subject to the Restricted Stock Grant. Unless otherwise directed by the Committee, (i) all certificates representing Shares of Restricted Stock will be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all uncertificated Shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. The Committee may, in its discretion, include such other restrictions and conditions as it may deem appropriate.

8.5Payment. Subject to Section 12.4 below, if applicable, upon expiration of the Restriction Period and if all conditions have been satisfied and any applicable Performance Goals attained, the Shares of Restricted Stock will be made available to the Participant or the Restricted Stock Units will be vested in the account of the Participant, free of all restrictions, provided that the Committee may, in its discretion, require (a) the further deferral of any Restricted Stock Grant beyond the initially specified Restriction Period; (b) that the Restricted Stock or Restricted Stock Units be retained by the Company; and (c) that the Participant receive a cash payment in lieu of unrestricted Shares or Units.

8.6Rights as a Shareholder. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, the Participant shall have, with respect to shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and receive any dividends paid thereon. Any such dividends shall be reinvested on the dividend payment date in additional Shares of Restricted Stock under the Restricted Stock Grant and shall be subject to the restrictions and other terms and conditions set forth therein. A Participant shall not have, with respect to Restricted Stock Units, any voting or other rights of a shareholder of the Company; provided, however, that if determined by the Committee and set forth in the Participant’s Award Agreement, the Participant shall have the right to receive Dividend Equivalents in accordance with the provisions of Article 13.

8.7Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election

Linde plc  | Appendix 3-13

Appendix 3: 2021 Linde plc Long Term Incentive Plan

with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

8.8Restricted Stock Grants Subject to Performance-Based Vesting. Restricted Stock Grant that are subject to performance-based vesting shall also be subject to the terms and conditions of Article 12 below.

Article 9.	Performance Units

9.1Grant of Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units to Employees in such amounts and upon such terms as the Committee shall determine. Each Performance Unit shall represent the prospective contingent right to receive payment based upon Company and/or Subsidiary performance over a specified Performance Period. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant and need not be equivalent to the value of a Share Equivalent. At the time of grant, the Committee, in its discretion, shall establish the Performance Period, Performance Measures, Performance Goals and such other terms and conditions applicable to such Award. The number of Shares and/or the amount of cash or other consideration earned in settlement of a Performance Unit shall be determined at the end of the Performance Period.

9.2Earning of Performance Units. Each Performance Unit Award Agreement shall provide that in order for an Employee to receive a payment in settlement of the Award, the Company must achieve certain Performance Goals over a designated Performance Period, with attainment of one or more Performance Goals determined using one or more specific Performance Measures. The Performance Goals and the Performance Period shall be established by the Committee in its discretion; provided, however, that except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant),  the Performance Period must have a minimum duration of one (1) year. The Committee shall establish one or more Performance Measures for each Performance Period for determining the portion of the Performance Unit Award, which will be earned or forfeited, based on the extent to which the Performance Goals are achieved or exceeded. Such Performance Goals may include minimum, maximum and target levels of performance, with the size of the payment payable in settlement of the Performance Unit Award based on the level attained.

9.3Form of Performance Unit Award. Performance Unit Awards shall be made on such terms and conditions not inconsistent with the Plan, and in such form or forms, as the Committee may, from time to time, approve. Performance Units may be awarded alone, in addition to, or independent of other Awards under the Plan. Subject to the terms of the Plan, the Committee shall, in its discretion, determine the number of Units subject to each Performance Unit Award made to an Employee and may impose different terms and conditions on any particular Performance Unit Award made to any Employee. The Performance Goals, Performance Period or Periods, Performance Measures and other terms and conditions applicable to any Performance Unit Award shall be set forth in the relevant Award Agreement.

9.4Payment of Performance Units. Subject to the terms of this Plan and the applicable Award Agreement, after the later of the date the applicable Performance Period has ended or the date on which any other terms and conditions applicable to such Performance Unit Award have been satisfied, the holder of Performance Units shall be entitled to receive payout of the value and number of Performance Units earned by the Employee over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Subject to Section 12.4 below, if applicable, such payment shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its discretion, may pay earned Performance Units in the form of Shares, cash, any combination thereof, or any other form as designated by the Committee in its discretion, equal to the value of the earned Performance Units at the close of the applicable Performance Period, or at such other time as specified in the Award Agreement. Any Shares paid in settlement of such Performance Units may be granted subject to any restrictions deemed appropriate by

Linde plc  | Appendix 3-14

Appendix 3: 2021 Linde plc Long Term Incentive Plan

the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the applicable Award Agreement.

Article 10.	Other Stock-Based Awards

10.1Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including, subject to the limitations below, the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Notwithstanding any provision in this Plan to the contrary, Awards of unrestricted Shares shall only be made in lieu of salary and/or cash bonuses/variable compensation paid to Employees or cash fees paid to Directors.

10.2Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or Units, as determined by the Committee. The Committee may, in its discretion, establish Performance Goals with respect to any Other Stock-Based Awards. If the Committee exercises its discretion to establish Performance Goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant may depend on the extent to which the Performance Goals are met.

10.3Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.4Other Stock-Based Awards Subject to Performance-Based Vesting. Any Other Stock-Based Award that is subject to performance-based vesting shall also be subject to the terms and conditions of Article 12 below.

Article 11.	Transferability of Awards

No Award under the Plan, and no right or interest therein, shall be (a) assignable, alienable, pledgable or transferable by a Participant, except by will or the laws of descent and distribution, or (b) subject to any obligation, or the lien or claims of any creditor, of any Participant, or (c) subject to any lien, encumbrance or claim of any party made in respect of or through any Participant, however arising. During the lifetime of a Participant, Options and SARs are exercisable only by, Shares issued upon the exercise of Options and SARs or in settlement of other Awards will be issued only to, and other payments in settlement of any Award will be payable only to, the Participant or his or her legal representative. Notwithstanding the foregoing, the Committee may, in its discretion and on and subject to such terms and conditions as it shall deem appropriate, which terms and conditions shall be set forth in the related Award Agreement: (i) authorize a Participant to transfer all or a portion of any Nonqualified Stock Option or SAR, as the case may be, granted to such Participant, provided that in no event shall any transfer be made to any person or persons other than such Participant’s spouse, children or grandchildren, or a trust or partnership for the exclusive benefit of one or more such persons, which transfer must be made as a gift and without any consideration; and (ii) provide for the transferability of a particular grant or Award pursuant to a domestic relations order. All other transfers and any retransfer by any permitted transferee are prohibited and any such purported transfer shall be null and void. Each Nonqualified Stock Option or SAR which becomes the subject of a permitted transfer (and the Participant to whom it was granted by the Company) shall continue to be subject to the same terms and conditions as were in effect immediately prior to such permitted transfer. The Participant shall remain responsible to the Company for the payment of all withholding taxes incurred as a result of any exercise of such Option or SAR. In no event shall any permitted transfer of an Option, SAR or other grant or Award create any right in any party in respect of any Option, SAR or other grant or Award, other than the rights of the qualified transferee in respect of such Option, SAR or other Award specified in the related Award Agreement.

Linde plc  | Appendix 3-15

Appendix 3: 2021 Linde plc Long Term Incentive Plan

Article 12.	Performance Measures

12.1Performance Measures. The Performance Goals upon which the payment or vesting of an Award granted pursuant to this Article 12 may be one or more of the Performance Measures determined by the Committee in its discretion.

Any Performance Measure or Measures may be used to measure the performance of the Company and/or its Subsidiary as a whole or any business unit of the Company and/or its Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its discretion, deems appropriate, or the Committee may select Share price as a Performance Measure as compared to various stock market indices. The Committee also has the authority to provide in an Award Agreement for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the applicable Performance Measures.

Except as otherwise expressly provided in the Plan or an Award Agreement, all financial terms are used as defined under Generally Accepted Accounting Principles or such other objective accounting principles, as may be designated by the Committee.

12.2Establishment of the Performance Period, Performance Goals and Formula. Except as otherwise required under applicable law, rule or regulation or the applicable Award Agreement, a Participant’s Award that is granted pursuant to this Article 12 shall be determined based on the attainment of the applicable Performance Goals approved by the Committee for a Performance Period established by the Committee.

12.3Evaluation of Performance. The Committee may determine in its discretion whether any evaluation of performance should include or exclude the effect of (a) any transaction, occurrence or other event impacting an applicable Performance Goal or Performance Measure or (b) any unforeseen market conditions beyond the control of the Company and its Subsidiaries, Employees, officers and directors.

12.4Adjustment of Performance-Based Awards. Performance Goals and/or the Performance Measures applicable to Awards that are granted pursuant to this Article 12 may be adjusted upward or downward as determined by the Committee in its discretion. The Committee shall retain the discretion to adjust such Awards either on a formula or discretionary basis or any combination, as the Committee determines.

Article 13.	Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares or Share Equivalents that are subject to any Award (other than Options and SARs), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, settled or expires, as determined by the Committee (“Dividend Equivalents”). Except as otherwise provided in the Plan or the applicable Award Agreement, such Dividend Equivalents shall be converted to cash or additional Shares or Share Equivalents by such formula, at such time and subject to such limitations as may be determined by the Committee; provided, however, that in no event shall any Dividend Equivalents become payable earlier than the date on which the underlying Award becomes vested and payable.

Article 14.	Termination of Employment or Service as a Director

14.1Stock Options and SARs. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise an Option or SAR following termination of, as the case may be, (a) an Employee’s employment with the Company and/or its Subsidiaries or (b) a Director’s service as a director of the Company. Such provisions shall be determined in the discretion of the Committee, shall be

Linde plc  | Appendix 3-16

Appendix 3: 2021 Linde plc Long Term Incentive Plan

included in the Award Agreement entered into with each Participant, need not be uniform among all Options and SARs issued under this Plan, and may reflect distinctions based on the reasons for termination.

14.2Restricted Stock Grant, Performance Units and Other Stock-Based Awards. The Award Agreement for each Restricted Stock Grant, Performance Unit and Other Stock-Based Award shall set forth the extent to which such Award shall vest and/or may be forfeited upon termination of, as the case may be, (a) the Employee’s employment with the Company and/or its Subsidiaries or (b) Director’s service as a director of the Company. Such provisions shall be determined in the discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all such Awards, and may reflect distinctions based on the reasons for termination.

Article 15.	Rights of Participants

15.1Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company and/or its Subsidiaries, to terminate any Employee’s employment at any time or for any reason not prohibited by law, nor confer upon any Employee any right to continue his employment, or upon any Director a right to continue to serve as a Director, for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company and/or its Subsidiaries for an Employee or a contract for service as a director with the Company for a Director and, accordingly, subject to Article 17, this Plan and the benefits hereunder may be terminated at any time in the discretion of the Committee without giving rise to any liability on the part of the Company and/or its Subsidiaries.

15.2Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

15.3Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 16.	Change in Control

The Committee, in its discretion, may specify in the applicable Award Agreement the effect, if any, of a Change in Control on any Award held by a Participant, including the adjustment or other treatment of Performance Goals; provided, however, that any such provision included in an Award Agreement granted to a Participant who is at the time an Officer shall specify that if (i) a Change in Control occurs and (ii) within two (2) years thereafter (or such other period of time following the Change in Control specified in the applicable Award Agreement), such Officer’s employment with the Company (or an applicable Subsidiary) or any successor thereto is terminated without “cause” (as defined in the applicable Award Agreement) or if the Officer terminates employment for “good reason” (as defined in the applicable Award Agreement), then such Award shall become partially or fully vested (including the lapsing of restrictions and conditions) and, as applicable, exercisable as of the date of such termination of employment.

Notwithstanding the foregoing, the Committee may, in its discretion, determine in connection with a Change in Control that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination, the holder of such Award may receive for each Share subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share in connection with such transaction and the purchase price per share, if any, under the Award, multiplied by the number of Shares subject to such Award; provided that if such product is zero or less, the Award will be canceled and terminated without payment therefor.

Linde plc  | Appendix 3-17

Appendix 3: 2021 Linde plc Long Term Incentive Plan

Article 17.	Amendment, Modification, Suspension, and Termination

17.1Amendment, Modification, Suspension, and Termination. Subject to Section 17.2, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part without approval of the Company’s shareholders, unless such approval is necessary to comply with applicable laws, including the Exchange Act and the Code, or the rules and regulations of any securities exchange on which the Shares are listed. In no event may the Board amend the Plan without the prior approval of the Company’s shareholders to (a) increase the maximum number of Shares which may be issued pursuant to the Plan; (b) increase any limitation set forth in the Plan on the number of Shares which may be issued, or the aggregate value of Awards which may be made, in respect of any type of Award to any single Participant during any specified period; (c) change the class of individuals eligible to participate in the Plan; (d) reduce the minimum Option Price or the minimum SAR Grant Price as set forth in Sections 6.3 and 7.4; or (e) reduce the minimum vesting period, Restriction Period or Performance Period requirements applicable to Awards under the Plan. Furthermore, except as provided in Section 4.5 and Article 16, in no event may the terms of a previously granted Option or SAR be amended to reduce its Option Price or Grant Price, as applicable, or to cancel the Award (including following a Participant’s voluntary surrender of an “underwater” Option or SAR) in exchange for cash or an Option, SAR, or other Award with an Option Price, Grant Price or other exercise price that is less than the Option Price or Grant Price, as applicable, of the original Option or SAR, without obtaining approval of the Company’s shareholders.

17.2Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 17.3), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

17.3Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 17.3 to any Award granted under the Plan without further consideration or action.

Article 18.	Tax Withholding; No Liability with Respect to Tax Qualification or Adverse Tax Treatment

All Awards under the Plan will be made subject to any applicable withholding for taxes of any kind. The Company shall have the right to deduct from any amount payable under the Plan, including delivery of Shares to be made under the Plan, all federal, state, city, local or foreign taxes of any kind required by law to be withheld with respect to such payment and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company shall have the right to require a Participant to pay cash to satisfy withholding taxes as a condition to the payment of any amount (whether in cash or Shares) under the Plan.

Notwithstanding anything to the contrary contained herein, in no event shall the Company be liable to a Participant on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A of the Code.

Article 19.	Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Linde plc  | Appendix 3-18

Appendix 3: 2021 Linde plc Long Term Incentive Plan

Article 20.	General Provisions

20.1Forfeiture Events and Clawback. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, any Participant’s fraud resulting in the restatement of the Company’s published earnings, termination of an Employee’s employment or a Director’s service as a director for cause, termination of the Participant’s provision of services to the Company and/or its Subsidiary, violation of material Company and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. In addition, Awards shall be subject to the clawback or recapture policy, if any, that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed or paid to the Participant.

20.2Legend; Restrictions on Share Transferability; Stock Ownership Policy. The certificates or book entry for Shares may include any legend or notation, which the Committee deems appropriate to reflect any restrictions on transfer of such Shares. The Committee may impose such restrictions on any Shares acquired pursuant to an Award as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state or other securities laws applicable to such Shares. In addition, as applicable, each Participant shall at all times be subject to compliance with the Company’s executive stock ownership policy, as in effect from time to time, with respect to each Award.

20.3Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.4Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

20.5Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)

Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

20.6Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.7Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

20.8Employees or Directors Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the

Linde plc  | Appendix 3-19

Appendix 3: 2021 Linde plc Long Term Incentive Plan

Company and/or its Subsidiaries operate or have Employees or in which Directors may reside, the Committee, in its discretion, shall have the power and authority to:

(a)	Determine which Subsidiaries shall be covered by this Plan;
(b)	Determine which Employees or Directors outside the United States are eligible to participate in this Plan;
(c)	Modify the terms and conditions of any Award granted to Employees or Directors outside the United States to comply with applicable foreign laws;
(d)

Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.8 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

20.9Uncertificated Shares. The transfer of Shares in connection with the exercise or settlement of an Award granted hereunder may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

20.10Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company and/or its Subsidiaries under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or a Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or a Subsidiary, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

20.11No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. To the extent settlement or payout of an Award would result in a fractional Share being issuable, the number of Shares subject to settlement or payout under such Award shall be rounded down to the nearest whole Share and any rights to any fractional Shares (or payment therefor) shall be forfeited.

20.12Section 409A of the Code; Deferrals. The Committee shall have full authority to give effect to any statement in an Award Agreement to the effect that an Award is intended to be “deferred compensation” subject to Section 409A, to be exempt from Section 409A or to have other intended treatment under Section 409A and/or other provision of the Code. To the extent necessary to give effect to this authority, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to the subject matter of this Section 20.12, the Plan shall govern. With respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A: (a) references to termination of the Participant’s employment will mean the Participant’s “separation from service” with the Company or any applicable Subsidiary within the meaning of Section 409A; (b) any payment to be made with respect to such Award in connection with the Participant’s separation from service with the Company or any applicable Subsidiary that would be subject to the

Linde plc  | Appendix 3-20

Appendix 3: 2021 Linde plc Long Term Incentive Plan

limitations in Section 409A(a)(2)(b) of the Code shall be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A; (c) to the extent necessary to comply with Section 409A, any cash, other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award shall not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A); (d) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the regulations promulgated under the Code), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment; and (e) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the regulations promulgated under the Code), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award.

To the extent permitted by Code Section 409A, the Committee may, whether at the time of grant or at any time thereafter prior to payment or settlement, require a Participant to defer, or permit (subject to such conditions as the Committee may from time to time establish) a Participant to elect to defer, receipt of all or any portion of any payment of cash or Shares that would otherwise be due to such Participant in payment or settlement of any Award under the Plan. If any such deferral is required by the Committee (or is elected by the Participant with the permission of the Committee), the Committee shall establish rules and procedures for payment of such deferrals. The Committee may provide for the payment or crediting of interest, at such rate or rates as it shall in its discretion deem appropriate, on such deferred amounts credited in cash and the payment or crediting of Dividend Equivalents in respect of deferred amounts credited in Share Equivalents or Restricted Stock Units. Deferred amounts may be paid in a lump sum or in installments in the manner and to the extent permitted, and in accordance with rules and procedures established by the Committee. This Section 20.12 shall not apply to any grant of Options or SARs that are intended to be exempt from Code Section 409A.

20.13Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant or Participants.

20.14No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

20.15Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Connecticut, excluding any conflict of laws or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts in Fairfield County, Connecticut, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

20.16Right of Offset. Except with respect to Awards that are intended to be “deferred compensation” subject to Section 409A, the Company will have the right to offset against its obligation to deliver Shares (or cash, other securities or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, relocation, automobile or other employee programs) that the Participant then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

20.17Irish Conditions of Issuance. Notwithstanding any other provision of this Plan or any Award Agreement, (a) the Company shall not be obliged to issue any Shares pursuant to an Award unless

Linde plc  | Appendix 3-21

Appendix 3: 2021 Linde plc Long Term Incentive Plan

at least the par (nominal) value of such newly issued Share has been fully paid in advance in accordance with applicable law (which requirement may mean the holder of an Award is obliged to make such payment), (b) no adjustments may be made to an Award which reduce the price payable for a Share subject to such Award below the par (nominal) value of a Share and (c) the Company shall not be obliged to issue or deliver any Shares in satisfaction of Awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.

20.18No Third Party Beneficiaries. Except as expressly provided therein, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Participant of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 3.5 will inure to the benefit of an Administrator’s estate and beneficiaries and legatees.

20.19Plan Headings. The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

Linde plc  | Appendix 3-22

N_2
O_2
H_2
Ar
N_2
O_2
He
He
H_2
Kr
H_2
Kr
He
Ar
N_2
O_2

Linde plc
The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom, www.linde.com

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D53236-P55695-Z80062 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain ! ! ! ! ! ! 1c. Prof. DDr. Ann-Kristin Achleitner 1d. Prof. Dr. Clemens Börsig 1e. Dr. Nance K. Dicciani 1f. Dr. Thomas Enders 1k. Prof. Dr. Martin H. Richenhagen 1j. Dr. Victoria Ossadnik 1i. Larry D. McVay 1h. Edward G. Galante 1l. Robert L. Wood 1g. Franz Fehrenbach The Board of Directors recommends that you vote "FOR" PROPOSALS 2a and 2b, 3, 4, 5, 6, and 7. 3. To approve, on an advisory and non-binding basis, the compensation of Linde plc's Named Executive Officers, as disclosed in the 2021 Proxy Statement. 2b. To authorize the Board, acting through the Audit Committee, to determine PWC's remuneration. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title. 2a. To ratify, on an advisory and non-binding basis, the appointment of PricewaterhouseCoopers ("PWC") as the independent auditor. 4. To approve, on an advisory and non-binding basis, a Directors' Remuneration Policy for the Company's Directors as required under Irish law. 5. To approve, on an advisory and non-binding basis, the Directors' Remuneration Report for the financial year ended December 31, 2020 as required under Irish law. 6. To approve the 2021 Linde plc Long Term Incentive Plan. 7. To determine the price range at which the Company can re-allot shares that it acquires as treasury shares under Irish law. 1b. Stephen F. Angel 1a. Prof. Dr. Wolfgang Reitzle Nominees: LINDE PLC 1. Election of Directors. The Board of Directors recommends a vote "FOR" the nominees listed below. BY MARKING THIS CARD, YOU ARE VOTING ALL OF THE LINDE PLC ORDINARY SHARES HELD OF RECORD AND THOSE HELD IN THE SAVINGS PLAN(S). For Against Abstain LINDE PLC THE PRIESTLEY CENTRE 10 PRIESTLEY ROAD, SURREY RESEARCH PARK GUILDFORD, SURREY GU2 7XY UNITED KINGDOM ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 25, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LIN2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 25, 2021. Have your proxy card in hand when you call and then follow the instructions VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

ANNUAL GENERAL MEETING OF SHAREHOLDERS — JULY 26, 2021 AT 1:00 P.M., IRISH TIME VIRTUAL MEETING FORMAT ACCESSIBLE AT www.virtualshareholdermeeting.com/LIN2021 AND AT THE OFFICES OF ARTHUR COX LLP, TEN EARLSFORT TERRACE, DUBLIN 2, D02 T380, IRELAND IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE NOTE: * Only shareholders, and the invited guests of Linde plc, will be granted admission to the Annual General Meeting. * To assure admittance: – If you hold Linde plc ordinary shares through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Linde plc ordinary shares as of 1:00 P.M., Irish Time on the July 24, 2021 voting record date – Please bring a photo ID, if you hold shares of record as of 1:00 P.M., Irish Time on July 24, 2021, including shares in certificate or book form or in the Linde plc Dividend Reinvestment and Stock Purchase Plan (“DRISP”) – Please bring your employee ID if you are an employee shareholder * The Annual General Meeting will start promptly at 1:00 P.M., Irish Time, on Monday, July 26, 2021. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON JULY 26, 2021: THE PROXY STATEMENT, 2020 FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS AND 2020 IFRS ANNUAL REPORT ARE NOW AVAILABLE FOR VIEWING AND DOWNLOADING AT: 2021 Notice of Annual General Meeting and Proxy Statement: https://investors.linde.com/proxystatement 2020 Form 10-K and Annual Report to Shareholders: https://investors.linde.com/annualreport 2020 IFRS Annual Report: https://investors.linde.com/ifrsreport D53237-P55695-Z80062 PROXY/VOTING INSTRUCTION CARD This proxy is solicited on behalf of the Board of Directors of Linde plc for the Annual General Meeting of Shareholders on July 26, 2021 I (we) hereby authorize Matthew J. White and Guillermo Bichara, or either of them, and each with the power to appoint his substitute, to vote as Proxy for me (us) at the Annual General Meeting of Shareholders of Linde plc to be held by: (a) a VIRTUAL meeting format accessible at www.virtualshareholdermeeting.com/LIN2021; and (b) through an in-person meeting, as required by Irish law, at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, on July 26, 2021 at 1:00 P.M., Irish Time, or any adjournment or postponement thereof, the number of ordinary shares of Linde plc which I (we) would be entitled to vote if personally present. The proxies shall vote such shares as directed on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual General Meeting and any adjournments or postponements thereof. I (we) revoke all proxies heretofore given to vote at the Annual General Meeting. Please see the notice in the 2021 Linde plc Proxy Statement regarding possible changes to the in-person meeting in Ireland as a result of the COVID-19 pandemic. If I (we) properly sign and return this proxy card, the shares will be voted as I (we) specify on each Proposal. If I (we) do not specify a choice on one or more Proposals, the proxies will vote the shares as the Board of Directors recommends on each such Proposal. For Participants in the Linde Retirement Savings Plan and the Savings Program for Employees of Praxair Puerto Rico BV and its Participating Subsidiary Companies: As to those Linde plc ordinary shares, if any, that are held for me in the aforementioned Savings Plans, I instruct the Trustee of the applicable Savings Plan to vote my shares as I have directed on the reverse side of this proxy card. Where I do not specify a choice, the shares will be voted in the same proportion as the trustee votes the shares for which it receives instructions. THIS PROXY CARD IS ONLY VALID WHEN SIGNED AND DATED. (Continued, and to be marked, dated and signed, on the other side)